     FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 11, 2000



                                                      REGISTRATION NO. 333-91853

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------
                            INTERNET.COM CORPORATION
             (Exact name of registrant as specified in its charter)

            DELAWARE                            7319                           06-1542480
(State or other jurisdiction of     (Primary Standard Industrial             (IRS Employer
 incorporation or organization)     Classification Code Number)           Identification No.)

                           --------------------------

                           23 OLD KINGS HIGHWAY SOUTH
                           DARIEN, CONNECTICUT 06820
                                 (203) 662-2800
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                           --------------------------

                                ALAN M. MECKLER
                       CHAIRMAN & CHIEF EXECUTIVE OFFICER
                            INTERNET.COM CORPORATION
                           23 OLD KINGS HIGHWAY SOUTH
                           DARIEN, CONNECTICUT 06820
                                 (203) 662-2800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

             JEFFREY R. POSS, ESQ.                             GREGG J. BERMAN, ESQ.
            WILLKIE FARR & GALLAGHER                        FULBRIGHT & JAWORSKI L.L.P.
               787 SEVENTH AVENUE                           666 FIFTH AVENUE, 31ST FLOOR
            NEW YORK, NEW YORK 10019                          NEW YORK, NEW YORK 10103
                (212) 728-8000                                    (212) 318-3000

                           --------------------------

AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.
       (Approximate date of commencement of proposed sale to the public)
                           --------------------------

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. / /

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /


If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           --------------------------


                        CALCULATION OF REGISTRATION FEE



            TITLE OF EACH CLASS OF SECURITIES               PROPOSED MAXIMUM AGGREGATE            AMOUNT OF
                    TO BE REGISTERED                            OFFERING PRICE(1)              REGISTRATION FEE
Common stock, $.01 par value per share...................          $228,562,500                 $60,340.50(2)



(1) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the amount of the registration fee.



(2) $51,374.82 of this amount was previously paid on December 1, 1999.

                           --------------------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL
FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE SECURITIES AND EXCHANGE COMMISSION DECLARES OUR REGISTRATION STATEMENT EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                 SUBJECT TO COMPLETION, DATED JANUARY 11, 2000


PROSPECTUS

                                3,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK


    internet.com Corporation is selling 1,750,000 shares of common stock. Penton Media, Inc., one of our stockholders, is selling 2,000,000 shares of common stock. We will not receive any proceeds from the sale of shares by Penton Media. Our common stock is traded on the Nasdaq National Market under the symbol "INTM." On January 10, 2000 the last reported sales price for our common stock on the Nasdaq National Market was $55.625 per share.


                            ------------------------

                                                              PER SHARE     TOTAL
                                                              ---------   ----------
Public offering price.......................................   $          $
Underwriting discounts......................................   $          $
Proceeds to internet.com Corporation before expenses........   $          $
Proceeds to selling stockholder.............................   $          $

    The selling stockholder has granted the underwriters an option for a period of 30 days to purchase up to 562,500 additional shares of common stock.

                            ------------------------

         INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" BEGINNING ON PAGE 5.

                             ---------------------

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


CHASE H&Q                                                     ROBERTSON STEPHENS


                           U.S. BANCORP PIPER JAFFRAY


                                                         WILLIAM BLAIR & COMPANY



         , 2000

Inside Front Cover

[Artwork for prospectus inside front cover page consists of the internet.com logo and tag line]


[Artwork for prospectus outside front cover foldout page shows screen photos of the internet.com home page and the home pages for each of internet.com's twelve vertical content channels.]

                               TABLE OF CONTENTS


                                                                PAGE
                                                              --------
PROSPECTUS SUMMARY..........................................      1

RISK FACTORS................................................      5

USE OF PROCEEDS.............................................     13

DIVIDEND POLICY.............................................     13

PRICE RANGE OF OUR COMMON STOCK.............................     13

CAPITALIZATION..............................................     14

DILUTION....................................................     15

SELECTED FINANCIAL DATA.....................................     16

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
  AND RESULTS OF OPERATIONS.................................     17

BUSINESS....................................................     28

MANAGEMENT..................................................     48

CERTAIN TRANSACTIONS........................................     54

PRINCIPAL AND SELLING STOCKHOLDERS..........................     57

DESCRIPTION OF CAPITAL STOCK................................     58

SHARES ELIGIBLE FOR FUTURE SALE.............................     61

UNDERWRITING................................................     62

LEGAL MATTERS...............................................     63

EXPERTS.....................................................     63

WHERE YOU CAN FIND MORE INFORMATION.........................     63

INDEX TO FINANCIAL STATEMENTS...............................    F-1


                            ------------------------

    You should rely only on the information contained in this prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state where the offer or sale is not permitted. The information in this prospectus is complete and accurate as of the date on the front cover, but the information may have changed since that date.

                               PROSPECTUS SUMMARY

    THE ITEMS IN THE FOLLOWING SUMMARY ARE DESCRIBED IN MORE DETAIL LATER IN THIS PROSPECTUS. THIS SUMMARY PROVIDES AN OVERVIEW OF SELECTED INFORMATION AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION SET OUT IN THIS PROSPECTUS, THE FINANCIAL STATEMENTS AND THE OTHER INFORMATION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, ALL REFERENCES IN THIS PROSPECTUS TO "INTERNET.COM," "WE," "US" OR "OUR" ARE TO INTERNET.COM CORPORATION OR INTERNET.COM LLC, OUR PREDECESSOR ENTITY.

                                  INTERNET.COM


    internet.com owns and operates a network of 89 Web sites and related Internet media properties focused solely on the Internet industry. In addition to our 89 Web sites, our network includes 71 e-mail newsletters, which are periodical publications delivered by electronic mail; 101 online discussion forums, which are electronic message centers where members of specific interest groups review messages left by others and leave their own messages; and 75 moderated e-mail discussion lists, which are similar to online discussion forums, except that members' messages are transmitted and received by e-mail broadcast. Our network is organized into twelve subject areas, or vertical content channels. These vertical content channels serve our Internet users, which include Internet industry and Internet technology professionals, Web developers and experienced Internet users. We provide our audience, or community of Internet users, with the following resources:


    - real-time Internet industry news

    - tutorials, training and skills development

    - Internet market research

    - buyer's guides and products reviews

    - archives of definitive industry publications

    - discussion forums

    - software downloads

    - expert advice

    The Internet has emerged as a global distribution network for real-time news and information, an environment for online communities and a marketplace in which commerce is conducted. International Data Corporation, or IDC, estimates that the number of Uniform Resource Locators, the addresses of documents on the World Wide Web, will grow from approximately 925 million in 1998 to
13.1 billion in 2003. This growth has created a rapidly expanding group of Internet professionals with a critical need for news and information resources to assist them in their daily work and purchasing decisions. Our network provides a comprehensive source of the latest Internet news and information for our community of Internet users. It also provides the ability to share information and evaluate, compare and purchase Internet-related products and services.

    We also provide advertisers and vendors with a means through which they can reach our community of Internet industry and Internet technology professionals, many of whom either make or influence Internet technology purchasing decisions. We have had over 850 advertisers on our network, including International Business Machines Corporation, Sun Microsystems, Hewlett-Packard Company, Lucent Technologies Inc., Microsoft Corporation, EarthLink Network, Inc., Compaq Computer Corporation, Inktomi Corporation, GoTo.com, Inc. and uBid, Inc., which were our 10 largest advertisers based on revenues during the nine months ended September 30, 1999.


    We have rapidly built a network of Internet media properties through internal development and acquisitions. We have experience identifying, evaluating, acquiring and integrating Internet media properties which are complementary to our content offerings and services. Since July 1995, we have made 42 acquisitions of Internet media properties, consisting of 55 Web sites, 40 e-mail newsletters, 74 online discussion forums and 61 moderated e-mail discussion lists. Our size and recent growth are illustrated by the following statistics for the months of November 1998 and November 1999:



                                                        NOVEMBER     NOVEMBER
                                                          1998         1999
                                                       ----------   ----------
Web site page views..................................  23,200,000   84,500,000
Unique Web site visitors.............................   1,168,000    1,880,000
E-mail newsletters distributed.......................   1,777,000   19,100,000
E-mail newsletter subscribers........................     218,000    2,030,000
E-mail discussion list postings......................   5,010,000   41,100,000
E-mail discussion list subscribers...................      18,000       80,000


    Our objective is to maintain and strengthen our position as a provider of business information focused solely on the Internet industry. We intend to achieve this objective by continuing to execute the following strategies:

    - increase our proprietary content offerings and services;

    - grow through targeted acquisitions;

    - enhance worldwide brand recognition;

    - expand revenue opportunities; and

    - increase our international presence.

    In part due to our rapid and recent growth, we have a history of significant losses. Since inception, internet.com and its predecessor business have a cumulative loss of approximately $26.1 million, of which $18.1 million was incurred during the nine months ended September 30, 1999. Our plans for continued acquisitions of Internet media properties, as well as our operating in highly competitive markets, will contribute to our anticipated continued losses for the foreseeable future.


    Prior to the acquisition of Mecklermedia Corporation by Penton Media, Inc. in November 1998, we operated since December 1994 as one of three divisions which comprised Mecklermedia. We have a limited operating history. Our predecessor Web sites, MECKLERWEB.COM and IWORLD.COM, were also dedicated to covering the Internet industry. In connection with this acquisition, Penton Media determined that Mecklermedia's Internet business was not consistent with its planned strategic direction. To address this issue, Alan M. Meckler, Mecklermedia's Chairman and Chief Executive Officer, purchased an 80.1% interest in internet.com LLC, a business formed by Penton Media to hold the Internet business acquired from Mecklermedia. See "Certain Transactions--Formation Transactions." As of December 31, 1999, Mr. Meckler beneficially owned approximately 51.7% of our outstanding common stock, after giving effect to this offering.


    internet.com Corporation was incorporated on April 5, 1999 in the State of Delaware. internet.com LLC was merged with and into internet.com Corporation upon consummation of our initial public offering in June 1999. Our principal executive offices are located at 23 Old Kings Highway South, Darien, Connecticut 06820 and our telephone number is (203) 662-2800.

    The information on our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists is not a part of this prospectus. "internet.com" and the internet.com logo are two of our trademarks and service marks. We have numerous other trademarks and service marks as well. See "Business--Intellectual Property." This prospectus also references trademarks and trade names of other companies.

                                  THE OFFERING


Common stock offered by internet.com.........  1,750,000 shares

Common stock offered by the selling
  stockholder................................  2,000,000 shares

Common stock outstanding after the
  offering...................................  25,084,520 shares(1)

Use of proceeds..............................  Potential strategic acquisitions, venture capital investments and general corporate
                                               purposes, including working capital and
                                               expansion of editorial, information
                                               technology, marketing and sales activities.
                                               See "Use of Proceeds."

Nasdaq National Market symbol................  INTM


------------------------


(1) Based on shares outstanding as of December 31, 1999, excluding 1,090,730 shares of common stock that are reserved for issuance upon exercise of stock options issued under our stock incentive plan. There are 899,750 additional shares available for issuance under our stock incentive plan.


    UNLESS OTHERWISE SPECIFICALLY STATED, INFORMATION CONTAINED IN THIS PROSPECTUS DOES NOT TAKE INTO ACCOUNT THE EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION TO PURCHASE UP TO 562,500 SHARES OF OUR COMMON STOCK FROM THE SELLING STOCKHOLDER.

                             SUMMARY FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

    The following table summarizes the financial data for internet.com and its predecessor business, the iWorld division of Mecklermedia. The share information reflects the conversion upon consummation of our initial public offering of internet.com from a limited liability company into a corporation as if such conversion had occurred at the beginning of each period indicated. Effective with the formation of internet.com LLC in November 1998, our fiscal year end was changed to December 31. The following summary financial data should be read in conjunction with the internet.com and iWorld audited financial statements and accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                     INCEPTION                FISCAL YEAR ENDED            OCT. 1    NOV. 24
                                   (DEC. 7, 1994)     ---------------------------------   THROUGH    THROUGH
                                 THROUGH SEPT. 30,    SEPT. 30,   SEPT. 30,   SEPT. 30,   NOV. 23,   DEC. 31,
                                      1995(1)          1996(1)     1997(1)     1998(1)    1998(1)    1998(2)
                                 ------------------   ---------   ---------   ---------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenues.......................         $ 123          $   498     $ 1,479     $ 3,544     $ 778      $ 772
Gross profit...................            84              (38)        308       1,373       322        369
Amortization...................            --              109         505         920        86        632
Non-cash compensation charge...            --               --          --          --        --         --
Operating loss.................          (404)          (1,244)     (2,155)     (2,731)     (467)      (966)
Net loss.......................          (404)          (1,244)     (2,155)     (2,731)     (467)      (974)
Basic and diluted net loss per
  share........................
Common shares used to compute
  basic and diluted net loss
  per share....................

                                                            PRO
                                                           FORMA
                                      NINE MONTHS           NINE
                                         ENDED             MONTHS
                                 ---------------------     ENDED
                                 SEPT. 30,   SEPT. 30,   SEPT. 30,
                                  1998(1)     1999(2)     1999(3)
                                 ---------   ---------   ----------
STATEMENT OF OPERATIONS DATA:
Revenues.......................   $ 2,775    $  8,598     $  9,941
Gross profit...................       947       3,660        4,484
Amortization...................       712       6,372        9,632
Non-cash compensation charge...        --       7,975        7,975
Operating loss.................    (2,287)    (18,491)     (21,326)
Net loss.......................    (2,287)    (18,110)     (20,946)
Basic and diluted net loss per
  share........................              $  (0.94)    $  (1.03)
Common shares used to compute
  basic and diluted net loss
  per share....................                19,326       20,258


------------------------------

(1) Represents the financial data of the iWorld division of Mecklermedia Corporation.

(2) Represents the financial data of internet.com.


(3) Gives effect to the acquisitions described in unaudited condensed combined financial information. See pages F-59 through F-62.



    The following table summarizes our balance sheet as of September 30, 1999 on an historical basis, on a pro forma basis to give effect to certain acquisitions described in unaudited condensed combined financial information, included elsewhere herein, and pro forma as adjusted to reflect the sale of the 1,750,000 shares of common stock offered by us hereby at the assumed public offering price of $55.625 per share, after deducting underwriting discounts and estimated offering expenses. See "Use of Proceeds" and "Capitalization."



                                                                     SEPTEMBER 30, 1999
                                                              ---------------------------------
                                                                           PRO       PRO FORMA
                                                               ACTUAL     FORMA     AS ADJUSTED
                                                              --------   --------   -----------
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $30,211    $23,417     $114,220
Working capital.............................................   28,903     22,205      113,008
Total assets................................................   65,442     65,496      156,299
Total stockholders' equity..................................   59,867     59,867      150,670

                                  RISK FACTORS

    YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES FACING OUR COMPANY. OUR BUSINESS, FINANCIAL CONDITION OR RESULTS OF OPERATIONS COULD BE HARMED BY ANY OF THE FOLLOWING RISKS. THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE DUE TO ANY OF THE FOLLOWING RISKS, AND YOU MIGHT LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

    WE HAVE A LIMITED OPERATING HISTORY. Although our predecessor business, iWorld, began operating in December 1994, internet.com was only formed in November 1998. Thus, we have a limited operating history upon which you can evaluate our business. We are subject to the risks, expenses and uncertainties frequently encountered by companies in the new and rapidly evolving markets for Internet products and services. For example:

    - we might fail to continue to develop and extend our Internet-based content offerings and services;

    - our services may be rejected by Internet users, vendors or advertisers;

    - we might be unable to maintain and increase the levels of traffic on our network;

    - our competitors may develop or may already have developed similar or superior services or products;

    - the market might fail to continue to accept the Internet as an advertising medium;

    - we might not be able to successfully sell Internet advertising;

    - market prices for Internet advertising may drop as a result of competition or other factors;

    - we might not effectively integrate the technology and operations of any acquired businesses or technologies with our operations;

    - the technologies we use in our operations might fail or operate poorly;
      and

    - we might be unable to identify, attract, retain and motivate qualified personnel.

    We might not be successful in addressing these risks or other risks we may face. If we are unable to adequately address these risks, our business, results of operations and financial condition would suffer.

    WE ANTICIPATE CONTINUED LOSSES.  We had net losses of approximately
$1.2 million for the year ended September 30, 1996, $2.2 million for the year ended September 30, 1997, $2.7 million for the year ended September 30, 1998 and $18.1 million for the nine months ended September 30, 1999. As of September 30, 1999, we had an accumulated deficit of approximately $19.1 million. We cannot assure you that our revenues will continue at their current level or increase in the future. We have not achieved profitability on a quarterly or annual basis to date and we anticipate that we will continue to incur net losses for the foreseeable future. Our failure to achieve profitability could deplete our current capital resources and reduce our ability to raise additional capital. We expect to increase our operating expenses significantly, expand our sales and marketing operations and continue to develop and expand our content offerings and services. If these expenses are not accompanied by increased revenues, our business, results of operations and financial condition would suffer.

    OUR QUARTERLY OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT
FLUCTUATIONS. Our quarterly operating results may fluctuate significantly in the future because of a variety of factors, many of which are outside our control. These factors include:

    - the level of Internet usage;

    - traffic levels on our network;

    - the demand for advertising on our network, as well as on the Internet in general;

    - changes in rates paid for Internet advertising resulting from competition or other factors;

    - our ability to enter into or renew key agreements with our advertisers and vendors;

    - the amount and timing of costs related to marketing efforts or other initiatives;

    - costs incurred as we expand operations;

    - our ability to successfully introduce new content offerings and services;

    - new services introduced by us or our competitors;

    - technical difficulties or system downtime affecting the Internet generally or the operation of our network; and

    - economic conditions specific to the Internet as well as general economic conditions.

    Therefore, operating results for any particular quarter might not be indicative of future operating results. We expect to depend primarily on advertising revenues for the foreseeable future. As a result, the level of advertising revenues in each quarter is likely to significantly affect our quarterly revenues and operating results. Our advertising, promotion and selling and general and administrative expenses are based on expectations of future revenues and are relatively fixed in the short term. These expenses totaled approximately $3.2 million during the three months ended September 30, 1999. If our advertising and other revenues are lower than expected, we might not be able to quickly reduce spending. In addition, we intend to significantly increase operating expenses to expand our business. Any shortfall in revenues would have a direct impact on operating results for a particular quarter and these fluctuations could affect the market price of our common stock.

    THERE ARE RISKS ASSOCIATED WITH OUR BUSINESS, WHICH IS DEPENDENT ON INTERNET ADVERTISING. We have derived approximately 99% of our revenues from impression-based advertising for each of the three years ended September 30, 1996, 1997 and 1998. For the nine months ended September 30, 1999, we derived approximately 81% of our revenues from advertising. No standards have been widely accepted to measure the effectiveness of Internet advertising. If such standards do not develop, existing advertisers might not continue their current levels of Internet advertising. Furthermore, advertisers that have traditionally relied upon other advertising media may be reluctant to advertise on the Internet. In addition, advertisers that have already invested substantial resources in other advertising methods may be reluctant to adopt a new strategy. Our business would suffer if the market for Internet advertising fails to continue to develop or develops more slowly than expected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Our Business Strategy" and "--Marketing and Sales."

    It is difficult to predict which, if any, of the pricing models currently used to sell advertising on the Internet will emerge as the industry standard, which makes it difficult to project future advertising rates and revenues. For example, insistence by advertisers that advertising rates be based on the number of click throughs, or user requests for additional information made by clicking on the advertisement, instead of rates based solely on the number of advertising impressions, or the number of times an advertisement is displayed, could adversely affect revenues. Advertising revenues would suffer if we cannot adapt to new Internet advertising pricing models. Moreover, filtering software programs that limit or prevent advertising from being delivered to an Internet user's computer are available. Widespread adoption of this filtering software by Internet users could adversely affect the commercial viability of Internet advertising, which would harm our business.

    It is important to advertisers that we accurately measure the size and demographics of our user base and accurately verify the number of advertising impressions we deliver. We depend on third parties to provide these measurement services. If they cannot provide these services in the future, we will be required to perform them ourselves or obtain them from another provider. This could cause us to incur additional costs or cause interruptions in business during the time we are replacing these services.

    WE DEPEND ON A LIMITED NUMBER OF ADVERTISERS. Our largest advertiser, International Business Machines Corporation, accounted for 9% of our total revenues for the nine months ended September 30, 1999. Our top 20 advertisers together accounted for 35% of our total revenues during the same period. We expect that a limited number of advertisers will continue to account for a significant portion of our revenues. Moreover, we typically sell advertisements under purchase order agreements. These agreements are subject to cancellation by our advertisers with no minimum notice requirement. If we lose one or more of the advertisers that represent a material portion of the revenues we have generated to date, our business, results of operations and financial condition would suffer. In addition, if a significant advertiser fails to pay amounts it owes us, or does not pay those amounts on time, our business, results of operations and financial condition would suffer. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

    WE DEPEND ON AN EFFECTIVE DIRECT SALES FORCE. We depend on our direct sales force to sell advertising on our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists. We also depend on our sales force to enter into e-commerce agreements. This dependence involves a number of risks, including:

    - the need to increase the size of our direct sales force;

    - the need to hire, retain, integrate and motivate additional sales and sales support personnel;

    - lack of experience at internet.com of our new sales personnel; and

    - competition from other companies in hiring and retaining sales personnel.

    Our business may suffer if we do not maintain an effective direct sales force.

    WE FACE INTENSE COMPETITION. The market for Internet-based content offerings and services is relatively new, intensely competitive and rapidly changing. Since the advent of commercial services on the Internet, the number of online services competing for users' attention and spending has proliferated. We expect that competition will continue to intensify. We compete with other companies that direct some of their overall Web content and services at the Internet professional community, such as Ziff-Davis Inc.'s ZDNet, CNET, Inc., CMP Media Inc., EarthWeb Inc. and Wired Digital Inc. We also compete for circulation and advertising impressions with general interest portal and destination Web sites as well as traditional media.

    An important part of our strategy is to develop and increase the reputation of our brand names. If we are unable to do so, or if our competitors develop their brand names more successfully than we do, our future growth, and our business, results of operations and financial condition would suffer.

    Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products and services than we can. We might not be able to compete successfully against our current or future competitors. See "Business--Competition."

    WE MIGHT NOT BE ABLE TO ADEQUATELY MANAGE OUR GROWTH. Our recent growth has placed, and will continue to place, a significant strain on our managerial, operational and financial resources. We must continue to implement and improve our operational and financial systems and to expand, train and manage our employee base to manage this future growth. We also intend to establish or acquire additional Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists which will create additional operational and management complexities. In addition, we expect that our operational and management systems will face increased strain as a result of the expansion of our content offerings and services. We might not be able to manage effectively the expansion of our operations and systems, and our procedures and controls might not be adequate to support our operations. In addition, our management might not be able to make and execute decisions rapidly enough to exploit market opportunities for the expansion of our content offerings and services. If we are unable to manage growth effectively, our business, results of operations and financial condition would suffer.

    WE MIGHT BE UNABLE TO SUCCESSFULLY IMPLEMENT OUR ACQUISITION STRATEGY. We have acquired and intend to continue to acquire complementary Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists, companies, technologies, services or products as appropriate opportunities arise. If we identify an appropriate acquisition opportunity, we might not be able to negotiate the terms of that acquisition successfully, finance it, or integrate its personnel and operations. We may also have difficulty continuing to acquire Web sites and other Internet media properties at the prices historically paid due to the escalation of Internet media valuations. If we make acquisitions outside of our core business, assimilating the acquired technology, services or products into our operations could be difficult. This may cause a disruption in our ongoing business, distract management and make it difficult to maintain standards, controls and procedures. In addition, we might be required to incur debt or issue equity securities to pay for any future acquisitions. If the market price for acquisition targets increases substantially, our future growth could be harmed.

    WE HAVE A SIGNIFICANT AMOUNT OF NET INTANGIBLE ASSETS. We had approximately $28.1 million of net intangible assets as of September 30, 1999. Of these intangible assets, $15.4 million relates to the goodwill associated with the formation of internet.com LLC in November 1998. If we are unable to recover the recorded amounts of our intangible assets, our business, results of operations and financial condition would suffer.


    OUR SYSTEMS ARE SUBJECT TO DAMAGE FROM NATURAL DISASTERS, TELECOMMUNICATION FAILURES, ELECTRONIC BREAK-INS AND SIMILAR PROBLEMS. Most of our communications and other computer hardware operations are located at our facilities in Westport and Darien, Connecticut. These systems could be damaged by fire, floods, earthquakes, power loss, telecommunication failures, electronic break-ins and similar events. Our network could also be affected by computer viruses, electronic break-ins or other similar disruptive problems. Any of these occurrences could harm our business. Our insurance policies have limited coverage levels and therefore insurance may not adequately compensate us for any losses that may occur due to any failures or interruptions in our systems. See "--The failure of computer systems and software products to be Year 2000 compliant would hurt our business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."


    OUR SYSTEMS MAY FAIL OR EXPERIENCE A SLOWDOWN AND OUR USERS DEPEND ON OTHERS FOR ACCESS TO OUR NETWORK. Our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists must accommodate a high volume of traffic and deliver frequently updated information. Our network has in the past, and may in the future, experience slower response times or decreased traffic for a variety of reasons. There have been three instances where internet.com as a whole has been inaccessible, the longest instance lasting approximately 60 minutes. Slower response times, which have occurred more frequently, can result from general Internet problems, routing and equipment problems by third-party Internet access providers, problems with third-party advertising servers and increased traffic to our servers. We also depend on information providers to provide information and data feeds on a timely basis. Some of the services in our network, but not our whole network, could experience interruptions in service due to the failure or delay in the transmission or receipt of this information. In addition, our community of Internet users depends on Internet service providers, online service providers and other Web sites' operators for access to our network. Those providers have experienced outages in the past, and may experience outages or delays in the future. Moreover, our Internet infrastructure might not be able to support continued growth of our network. Any of these problems could harm our business.


    THE FAILURE OF COMPUTER SYSTEMS AND SOFTWARE PRODUCTS TO BE YEAR 2000 COMPLIANT WOULD HURT OUR BUSINESS. Our business will suffer if the computer systems we use, as well as the computer systems used by our Internet users, advertisers and vendors, do not correctly process the change in year from "99" to "00" on or after January 1, 2000. We have worked to avoid such problems and have obtained assurances from our vendors and other service providers that they have taken similar steps. We believe that our computer systems will successfully handle the Year 2000 issue, but there may be parts of our computer systems and aspects of the Year 2000 issue, including the potential cost of addressing the Year 2000 issue, that we have failed to consider. If our efforts and the efforts of our users, advertisers, vendors and other service providers to address the Year 2000 issue are not successful, our business will be harmed. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Year 2000 Compliance."


    WE DEPEND ON THE CONTINUED SERVICE OF OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER, AND OUR PRESIDENT AND CHIEF OPERATING OFFICER, AND WE FACE INTENSE COMPETITION FOR PERSONNEL. We depend on the continued service of Alan M. Meckler, our Chairman and Chief Executive Officer, and Christopher S. Cardell, our President and Chief Operating Officer. While we maintain key person life insurance for Messrs. Meckler and Cardell, our business would suffer if we were to lose their services.

    We expect that we will need to hire additional personnel in all areas. The competition for personnel in the Internet industry is intense. Any of our personnel may terminate their employment at any time for any reason. If we do not succeed in attracting new personnel or retaining and motivating our current personnel, our business would be harmed.

    WE HAVE LIMITED PROTECTION OF OUR INTELLECTUAL PROPERTY. Trademarks, copyrights and other proprietary rights are important to our success and competitive position. We seek protection of our editorial content, logos, brands, domain names and software relating to our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists, but our actions may be inadequate to protect our trademarks, copyrights and other proprietary rights or to prevent others from claiming violations of their trademarks and other proprietary rights. In seeking to protect our trademarks, copyrights and other proprietary rights, or defending ourselves against claims of infringement brought by others, with or without merit, we could face costly litigation and the diversion of our management's attention and resources. This could harm our business.

    THERE ARE A NUMBER OF RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS THAT COULD HARM OUR BUSINESS. One component of our growth strategy is to further expand into international markets. We have launched Web sites for Canada, the United Kingdom, Israel, Australia, South Africa, France, Japan, Germany and Asia. We have also licensed our content for internet.com brand Web sites in certain other Middle Eastern countries and China. Our international operations are at an early stage of development and have an extremely limited operating history. In addition, the markets in which we have undertaken international expansion have technology and online industries that are less developed than in the United States.

    There are risks inherent in doing business in international markets, such as the following:

    - uncertainty of product acceptance by different cultures;

    - unforeseen changes in regulatory requirements;

    - difficulties in staffing and managing multinational operations;

    - government-imposed restrictions on the repatriation of funds;

    - currency fluctuations;

    - difficulties in finding appropriate foreign licensees or joint venture partners; and

    - potentially adverse tax consequences.

    These factors could harm our ability to successfully operate internationally and could harm our business.

RISKS RELATED TO THE INTERNET INDUSTRY

    OUR FUTURE RESULTS DEPEND ON CONTINUED GROWTH IN THE USE OF THE
INTERNET. Our market is new and rapidly evolving. Our business could suffer if Internet usage does not continue to grow. Internet usage may be inhibited for a number of reasons, including:

    - inadequate network infrastructure;

    - security concerns;

    - inconsistent quality of service;

    - lack of availability of cost-effective and high-speed service; and

    - changes in government regulation of the Internet.

    If Internet usage grows, the Internet infrastructure might not be able to support the demands placed on it by this growth or its performance and reliability may decline. In addition, future outages and other interruptions occurring throughout the Internet could lead to decreased use of our network and would therefore harm our business.

    WE COULD BE SUED FOR INFORMATION RETRIEVED FROM THE INTERNET. We may face liability for defamation, negligence, copyright or trademark infringement, personal injury, or other claims due to the nature of content on our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists, including content placed on our network by others. Such claims may also include, among others, claims that by providing hypertext links to Web sites operated by third parties, we are liable for wrongful actions by those third parties through such Web sites. Similar claims have been brought, and sometimes successfully asserted, against online services. It is also possible that users could make claims against us for losses incurred in reliance on information provided on our network. Although we carry general liability insurance, and set forth our terms and conditions of use on our network, our insurance might not cover potential claims of this type or might not be adequate to fully protect us. Also, the legal effectiveness of our terms and conditions of use is uncertain. Any liability or legal defense expenses that are not covered by insurance would harm our business, results of operations and financial condition.

    GOVERNMENT REGULATION AND LEGAL UNCERTAINTIES COULD ADD ADDITIONAL COSTS AND RISKS TO DOING BUSINESS ON THE INTERNET. There are currently few laws or regulations that specifically regulate communications or commerce on the Internet. However, laws and regulations may be adopted in the future that address issues such as user privacy, pricing and the characteristics and quality of products and services. For example, although it was held unconstitutional, the Telecommunications Act of 1996 prohibited certain types of information and content from being transmitted over the Internet. Several other nations have taken actions to restrict the free flow of material deemed to be objectionable on the Internet. In addition, local telephone carriers have argued before the Federal Communications Commission, or FCC, that Internet service providers and online service providers should be required to pay fees for access to local telephone networks in a manner similar to long distance telephone carriers. If these efforts are successful, costs for Internet access could increase sharply. Moreover, it may take years to determine the extent to which existing laws relating to issues such as property ownership, libel and personal privacy are applicable to the Internet. Any new laws or regulations relating to the Internet could harm our business.

    REGULATION COULD REDUCE THE VALUE OF OUR DOMAIN NAMES. We own the Internet domain name "internet.com," as well as numerous other domain names both in the United States and internationally. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we might not acquire or maintain the "internet.com" or comparable domain names in all the countries in which we conduct business, which could harm our business. Furthermore, the relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear and still evolving. Therefore, we might be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. If this occurred, our business would suffer.

    THE INTERNET INDUSTRY IS CHARACTERIZED BY RAPID TECHNOLOGICAL CHANGE. Rapid technological developments, evolving industry standards and user demands, and frequent new product introductions and enhancements characterize the market for Internet products and services. These market characteristics are exacerbated by the emerging nature of the market and the fact that many companies are expected to introduce new Internet products and services in the near future. Our future success will depend on our ability to continually improve our content offerings and services. In addition, the widespread adoption of developing multimedia-enabling technologies could require fundamental and costly changes in our technology and could fundamentally affect the nature, viability and measurability of Internet-based advertising, which could harm our business.

RISKS RELATED TO THIS OFFERING


    OUR STOCK PRICE COULD CONTINUE TO BE EXTREMELY VOLATILE. The market price of our common stock has fluctuated in the past and is likely to continue to be highly volatile. For example, the market price of our common stock has ranged from $9.1875 per share to $72.25 per share since our initial public offering in June 1999. The stock market has experienced extreme price and volume fluctuations and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. Investors might not be able to resell their shares at or above the public offering price. In the past, following periods of volatility in the market price of a company's securities, securities class action litigation has often been instituted against such a company. Such litigation could result in substantial costs and a diversion of our management's attention and resources.



    OUR STOCK OWNERSHIP IS HEAVILY CONCENTRATED IN ALAN M. MECKLER, OUR CHAIRMAN AND CHIEF EXECUTIVE OFFICER. As of December 31, 1999, the present directors, executive officers, greater than 5% stockholders and their affiliates beneficially owned approximately 63.4% of our outstanding common stock, after giving effect to this offering and assuming the full exercise of the underwriters' over-allotment option. As of December 31, 1999, Alan M. Meckler beneficially owned approximately 51.7% of our outstanding common stock, after giving effect to this offering. As a result of his beneficial ownership, Mr. Meckler, acting alone or with others, is able to control all matters requiring stockholder approval, including the election of directors and approval of significant transactions. This concentration of ownership may also have the effect of delaying or preventing a change in control of internet.com. See "Principal and Selling Stockholders."


    OUR CHARTER DOCUMENTS AND THE DELAWARE GENERAL CORPORATION LAW MAY INHIBIT A TAKEOVER. Our Amended and Restated Certificate of Incorporation, bylaws and the Delaware General Corporation Law could make it more difficult for a third party to acquire us, even if a change in control would be beneficial to our stockholders. Our Amended and Restated Certificate of Incorporation allows our board of directors to issue preferred stock which may have rights and preferences that are superior to those of our common stock, thereby deterring a potential acquiror. Our bylaws provide that a special meeting of stockholders may only be called by our Board, Chairman of the Board, Chief Executive Officer or President or at the request of the holders of a majority of the outstanding shares of our common stock. See "Description of Capital Stock--Delaware Anti-takeover Law and Certain Charter and Bylaw Provisions."


    SHARES ELIGIBLE FOR PUBLIC SALE AFTER THIS OFFERING WOULD HURT OUR STOCK PRICE. After this offering there will be outstanding 25,084,520 shares of our common stock. Of these shares, the 3,910,000 shares sold in our initial public offering are, and the shares sold in this offering will be, freely tradable except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933, as amended. The remaining shares outstanding upon completion of this offering will be "restricted securities" as that term is defined in Rule 144. Sales of a large number of shares would hurt the market price for our common stock. See "Certain Transactions" and "Shares Eligible for Future Sale."


    None of our directors, officers or greater than 5% stockholders has any restrictions on selling any of our securities held by him or her, other than as provided in lock-up agreements with the underwriters and under applicable securities laws. In addition, Internet World Media Inc., a wholly-owned subsidiary of Penton Media and the selling stockholder in this offering, can require us to register its shares of our common stock for public sale if we register any more of our equity securities after this offering (with some exceptions, such as if we register securities issuable under our stock incentive plan). Any sales by Internet World Media following this offering could hurt the trading price of our common stock. See "Certain Transactions--Registration Rights Agreement" and "Shares Eligible for Future Sale."


    YOU WILL INCUR IMMEDIATE DILUTION IN THIS OFFERING. The public offering price of our common stock is substantially higher than the net tangible book value per share of the outstanding common stock immediately after this offering. Therefore, if you purchase our common stock in this offering at the assumed public offering price of $55.625 per share, you will incur immediate dilution of $50.74 in the net tangible book value per share of common stock from the price you pay for such common stock. See "Dilution."

                                USE OF PROCEEDS


    The net proceeds from the sale of the 1,750,000 shares of our common stock offered by internet.com are estimated to be $90.8 million. This is based on the assumed public offering price of $55.625 per share and also reflects a deduction for the underwriting discounts and estimated offering expenses. We will not receive any proceeds from the sale of common stock by the selling stockholder.


    We expect to use the net proceeds for potential strategic acquisitions, venture capital investments and general corporate purposes, including working capital and expansion of editorial, information technology, marketing and sales activities. From time to time we engage in discussions with potential acquisition candidates. However, we have no current plans, commitments or agreements with respect to any acquisitions, and we may not make any acquisitions. The amounts actually expended for working capital purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and the other factors described under "Risk Factors." Accordingly, our management will retain broad discretion in the allocation of the net proceeds of this offering. Pending such uses, the net proceeds of this offering will be invested in short-term, interest-bearing, government securities.

                                DIVIDEND POLICY

    We have not in the past paid any dividends on our equity securities and anticipate that we will retain any future earnings for use in the expansion and operation of our business. We do not anticipate paying any cash dividends in the foreseeable future. Any determination to pay dividends in the future will be at the discretion of our board of directors and will depend upon our financial condition, results of operations and capital requirements.

                        PRICE RANGE OF OUR COMMON STOCK

    Our common stock began trading on the Nasdaq National Market under the symbol "INTM" on June 25, 1999. Prior to that date, there was no established public trading market for our common stock. The following table sets forth the high and low prices of our common stock for the periods indicated as quoted on the Nasdaq National Market.


PERIOD                                                        HIGH       LOW
------                                                      --------   --------
Year ending December 31, 2000
  First quarter (through January 10, 2000)................  $62.375    $48.00
Year ended December 31, 1999
  Second quarter (June 25, 1999 through June 30, 1999)....  $16.344    $11.000
  Third quarter...........................................  $26.875    $ 9.188
  Fourth quarter..........................................  $71.250    $13.750



    On January 10, 2000, the last reported sales price on the Nasdaq National Market for our common stock was $55.625 per share. As of December 29, 1999, there were approximately 5,000 holders of our common stock.

                                 CAPITALIZATION


    The following table sets forth our capitalization as of September 30, 1999, on an historical basis, on a pro forma basis to give effect to certain acquisitions described in unaudited condensed financial information, included elsewhere herein, and pro forma as adjusted to reflect the sale of 1,750,000 shares of common stock offered by internet.com hereby at the assumed public offering price of $55.625 per share, less underwriting discounts and estimated offering expenses.



                                                                      SEPTEMBER 30, 1999
                                                              ----------------------------------
                                                                                      PRO FORMA
                                                               ACTUAL    PRO FORMA   AS ADJUSTED
                                                              --------   ---------   -----------
                                                                        (IN THOUSANDS)
Preferred stock, $0.01 par value; 4,000,000 shares
  authorized, no shares issued and outstanding, actual......  $     --   $     --      $     --
Common stock, $0.01 par value; 75,000,000 shares authorized,
  23,325,000 shares issued and outstanding, actual and pro
  forma; 25,075,000 shares issued and outstanding, as
  adjusted..................................................       233        233           251
Additional paid-in capital..................................    70,863     70,863       161,648
Accumulated deficit.........................................   (11,229)   (11,229)      (11,229)
                                                              --------   --------      --------
  Total stockholders' equity................................    59,867     59,867       150,670
                                                              --------   --------      --------
    Total capitalization....................................  $ 59,867   $ 59,867      $150,670
                                                              ========   ========      ========


    See "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and notes included elsewhere in this prospectus.

                                    DILUTION


    Our net tangible book value as of September 30, 1999 was $31.7 million, or $1.36 per share of common stock. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the shares of common stock outstanding as of September 30, 1999. Our net tangible book value as of September 30, 1999 would have been $122.5 million, or $4.89 per share. These amounts reflect the issuance and sale of our common stock offered hereby at the assumed public offering price of $55.625 per share and deductions for underwriting discounts and estimated offering expenses. This represents an immediate increase in net tangible book value of $3.53 per share to existing stockholders and an immediate dilution of $50.74 per share to new investors. The following table illustrates this per share dilution:



Assumed public offering price per share.....................             $55.625
                                                                         -------
  Net tangible book value per share at September 30, 1999...  $  1.36
  Increase in pro forma net tangible book value per share
    attributable to new investors...........................     3.53
                                                              -------
Net tangible book value per share after this offering (as
  adjusted).................................................                4.89
                                                                         -------
Dilution per share to new investors.........................             $ 50.74
                                                                         =======

                            SELECTED FINANCIAL DATA


    The following selected financial data should be read in conjunction with the financial statements of internet.com, the accompanying notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected financial data of the iWorld division of Mecklermedia for the period from inception (December 7, 1994) through September 30, 1995, the years ended September 30, 1996, 1997 and 1998, the period from October 1, 1998 through November 23, 1998 and for the three and nine months ended September 30, 1998, as well as the balance sheet data as of September 30, 1998, are derived from financial statements of the iWorld division of Mecklermedia. The selected financial data for the period from November 24, 1998 through December 31, 1998 and for the three and nine months ended September 30, 1999, as well as the balance sheet data as of September 30, 1999, are derived from the financial statements of internet.com. These financial statements, except for the selected statements of operations data for the period from inception (December 7, 1994) through September 30, 1995, the three and nine months ended September 30, 1998 and the three and nine months ended September 30, 1999 as well as the balance sheet data as of September 30, 1999, have been audited by Arthur Andersen LLP, independent public accountants. See "Index to Financial Statements." Operating results for the three and nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the fiscal year ended December 31, 1999.


    The financial information of the iWorld division of Mecklermedia included herein is not necessarily indicative of the results of operations, financial position and cash flows of internet.com had it been a stand-alone entity at such times. It is also not necessarily indicative of the results of operations, financial position and cash flows of internet.com in the future. The share information reflects the conversion of internet.com from a limited liability company into a corporation as if such conversion had occurred at the beginning of each period indicated.


                                  INCEPTION               FISCAL YEAR ENDED            OCT. 1    NOV. 24
                               (DEC. 7, 1994)     ---------------------------------   THROUGH    THROUGH
                                   THROUGH        SEPT. 30,   SEPT. 30,   SEPT. 30,   NOV. 23,   DEC. 31,
                              SEPT. 30, 1995(1)    1996(1)     1997(1)     1998(1)    1998(1)    1998(1)
                              -----------------   ---------   ---------   ---------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues....................        $ 123          $   498     $ 1,479     $ 3,544     $ 778     $   772
Cost of revenues............           39              536       1,171       2,171       456         403
                                    -----          -------     -------     -------     -----     -------
    Gross profit............           84              (38)        308       1,373       322         369
Operating expenses
  Advertising, promotion and
    selling.................           69              285         881       1,406       441         239
  General and
    administrative..........          419              727         751       1,349       195         449
  Depreciation..............           --               85         326         429        67          15
  Amortization..............           --              109         505         920        86         632
  Non-cash compensation
    charge..................           --               --          --          --        --          --
                                    -----          -------     -------     -------     -----     -------
    Total operating
      expenses..............          488            1,206       2,463       4,104       789       1,335
                                    -----          -------     -------     -------     -----     -------
Operating loss..............         (404)          (1,244)     (2,155)     (2,731)     (467)       (966)
Interest income (expense),
  net.......................           --               --          --          --        --          (8)
                                    -----          -------     -------     -------     -----     -------
Net loss....................        $(404)         $(1,244)    $(2,155)    $(2,731)    $(467)    $  (974)
                                    =====          =======     =======     =======     =====     =======
Basic and diluted net loss
  per share.................                                                                     $ (0.06)
                                                                                                 -------
Common shares used to
  compute basic and diluted
  net loss per share........                                                                     $16,216
                                                                                                 =======

                                  THREE MONTHS             NINE MONTHS
                                      ENDED                   ENDED
                              ---------------------   ---------------------
                              SEPT. 30,   SEPT. 30,   SEPT. 30,   SEPT. 30,
                               1998(1)     1999(2)     1998(1)     1999(2)
                              ---------   ---------   ---------   ---------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS
  DATA:
Revenues....................   $   973     $ 4,114     $ 2,775    $  8,598
Cost of revenues............       684       2,035       1,828       4,938
                               -------     -------     -------    --------
    Gross profit............       289       2,079         947       3,660
Operating expenses
  Advertising, promotion and
    selling.................       307       2,107       1,081       4,649
  General and
    administrative..........       402       1,123       1,113       2,742
  Depreciation..............       117         224         328         413
  Amortization..............       252       2,344         712       6,372
  Non-cash compensation
    charge..................        --          --          --       7,975
                               -------     -------     -------    --------
    Total operating
      expenses..............     1,078       5,798       3,234      22,151
                               -------     -------     -------    --------
Operating loss..............      (789)     (3,719)     (2,287)    (18,491)
Interest income (expense),
  net.......................        --         465          --         381
                               -------     -------     -------    --------
Net loss....................   $  (789)    $(3,254)    $(2,287)   $(18,110)
                               =======     =======     =======    ========
Basic and diluted net loss
  per share.................               $ (0.14)    $ (0.14)   $  (0.94)
                                           -------     -------    --------
Common shares used to
  compute basic and diluted
  net loss per share........                23,325      16,216      19,326
                                           =======     =======    ========


                                                                                   AS OF
                                                              ------------------------------------------------
                                                              SEPT. 30,   SEPT. 30,   DECEMBER 31,   SEPT. 30,
                                                               1997(1)     1998(1)      1998(2)       1999(2)
                                                              ---------   ---------   ------------   ---------
BALANCE SHEET DATA:
Cash and cash equivalents...................................   $   --      $   --       $   129       $30,211
Working capital (deficit)...................................     (166)        286         2,051        28,903
Total assets................................................    2,812       7,225        25,876        65,442
Borrowings under line of credit.............................       --          --         1,886            --
Total equity................................................    2,144       6,252        21,853        59,867

------------------------------
(1) Represents the financial data of the iWorld division of Mecklermedia Corporation.
(2) Represents the financial data of internet.com.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    THE FOLLOWING DISCUSSION SHOULD BE READ IN CONJUNCTION WITH OUR FINANCIAL STATEMENTS AND THE ACCOMPANYING NOTES WHICH APPEAR ELSEWHERE IN THIS PROSPECTUS. THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. THESE STATEMENTS RELATE TO OUR FUTURE PLANS, OBJECTIVES,
BELIEFS, EXPECTATIONS AND INTENTIONS. THESE STATEMENTS MAY BE IDENTIFIED BY THE USE OF WORDS SUCH AS "EXPECTS," "ANTICIPATES," "BELIEVES," "INTENDS," "PLANS" AND SIMILAR EXPRESSIONS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THESE STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO THESE DIFFERENCES INCLUDE THOSE DISCUSSED BELOW AND IN "RISK FACTORS" AND ELSEWHERE IN THIS PROSPECTUS.

OVERVIEW


    We own and operate a network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists focused solely on the Internet industry. Our network consists of twelve subject areas, or vertical content channels, that contain 89 Web sites, 71 e-mail newsletters, 101 online discussion forums and 75 moderated e-mail discussion lists focused solely on the Internet industry. During the month of November 1999, we delivered 84.5 million page views to 1.9 million unique visitors and 19.1 million copies of our e-mail newsletters to 2.0 million subscribers, and 41.1 million postings were generated by 80,000 subscribers to our moderated e-mail discussion lists.


    We were formed in November 1998 following the acquisition of Mecklermedia by Penton Media. As part of the acquisition, Penton Media agreed to contribute all the assets of Mecklermedia's Internet media business division, iWorld, to a newly formed limited liability company, internet.com LLC. As part of this acquisition agreement, we reserved 4% of our total membership units for discretionary grants to our employees. The grants were completed in March 1999. As these membership units vested upon the completion of our initial public offering, we recorded an $8.0 million compensation charge concurrent with the completion of our initial public offering in June 1999. Prior to the acquisition of Mecklermedia by Penton Media, iWorld operated as one of three business lines which comprised Mecklermedia. Our predecessor Web sites, MecklerWeb and iWorld.com, were also dedicated to covering Internet developments. See "Certain Transactions--Formation Transactions."

    We generate revenues from the following sources:

    - advertising on our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists;

    - e-commerce agreements and offerings;

    - paid subscription services;

    - licensing of our editorial content, brands and software;

    - opt-in e-mail list rentals;

    - seminars;

    - venture fund management fees; and

    - online press release distribution services.

    We barter an immaterial portion of the unsold advertising impressions generated by our network for advertising and promotion in media properties owned by Penton Media and other third parties. We do not record any revenues or expenses for such barter because we do not incur any costs to fulfill such barter and because such unsold advertising and promotion exchanged and received would otherwise have no value. Therefore, the recording of any barter would result in an overstatement of revenues and expenses.

    For the nine months ended September 30, 1999, approximately 81% of our revenues were from the sale of advertising. We recognize advertising revenue ratably in the period the advertising is displayed, provided that no significant company obligations remain outstanding and collection of the resulting receivable is probable. Such obligations typically include guarantees of a minimum number of advertising impressions, or times an advertisement is displayed. We use a direct sales force to sell advertising to companies and advertising agencies.

    Our e-commerce agreements and offerings generally include advertising on our Web sites, bounties for new customers or revenue sharing for sales made by the e-commerce vendors as a result of links from our network, or in some cases combinations of advertising, bounties and revenue sharing. We recognize the advertising component of these agreements ratably in the period the advertising is displayed, provided that no significant company obligations remain and collection of the remaining receivable is probable. We recognize the revenue sharing component of these agreements as revenue in the period that the underlying sales are made by the e-commerce vendor.

    Paid subscription services relate to customer subscriptions to our paid e-mail newsletters and services, Internet Stock Report's Monthly HotWatch, Internet StockTracker, SearchEngineWatch and certain sections of Wall Street Research Net, which are sold through our network and through affiliate relationships. Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to the portion of collected subscription fees which has not yet been recognized as revenue.

    Our licensing agreements vary in structure, with internet.com generating fixed fees, royalties or both for access to our editorial content, brands or software. We generally license our editorial content, brands and software to offline and online media companies.

    Through a third-party agent, we currently offer for rental our opt-in e-mail list names relating to over 80 Internet-specific topics. Members of our community of Internet users volunteer, or "opt in", to be included on these lists to receive e-mail product offerings and information relevant to their Internet interests. Subscribers to these opt-in e-mail lists receive e-mail announcements of special offers relating to each topic subscribed. We generate revenues on a per use basis for the rental of our list names. Revenue from opt-in list rentals is recognized at the time of use by the renter.

    Our seminars generate revenues from attendee registrations, as well as from advertiser and vendor sponsorships. Proceeds from the sale of attendee registrations and advertiser and vendor sponsorships are deferred and recognized as revenue at the time the seminars are held.


    Since July 1995, we have made 42 acquisitions of Internet media properties, consisting of 55 Web sites, 40 e-mail newsletters, 74 online discussion forums and 61 moderated e-mail discussion lists. We expect to continue to pursue strategic acquisitions to strengthen our content offerings and services. All of internet.com's acquisitions have been accounted for as purchases. Consequently, as of September 30, 1999, we have $27.6 million of goodwill, net, which is being amortized over three years.


    We have sustained losses on a quarterly and annual basis in the past. We expect to incur significantly higher costs, particularly advertising, promotion and selling expense, to grow our business. As a result, we expect to incur significant operating losses for the foreseeable future and because costs are largely fixed in the short term, we expect to be vulnerable to significant fluctuations in operating losses if actual revenues fall below anticipated levels. Furthermore, given the rapidly evolving nature of our business and our limited operating history, our operating results are difficult to forecast and period-to-period comparison of our operating results will not be meaningful and should not be relied upon as any indication of future performance. Due to these and other factors, many of which are outside our control, quarterly operating results may fluctuate significantly in the future. See "Risk Factors--We have a limited operating history," "--We anticipate continued losses" and "--Our quarterly operating results are subject to significant fluctuations."

RESULTS OF OPERATIONS

    Costs have been allocated to the iWorld division of Mecklermedia based on our management's estimate of the costs attributable to its operations. Such allocations are not necessarily indicative of the costs that would have been incurred if the iWorld division of Mecklermedia had been a stand-alone entity. The following table sets forth certain statement of operations data as a percentage of revenues for the periods indicated:

                                                    PERCENTAGE OF REVENUES
                                    -------------------------------------------------------

                                            FISCAL YEAR ENDED            OCT. 1    NOV. 24
                                    ---------------------------------   THROUGH    THROUGH
                                    SEPT. 30,   SEPT. 30,   SEPT. 30,   NOV. 23,   DEC. 31,
                                     1996(1)     1997(1)     1998(1)    1998(2)    1998(1)
                                    ---------   ---------   ---------   --------   --------
STATEMENT OF OPERATIONS DATA:
Revenues..........................     100%        100%        100%       100%        100%
Cost of revenues..................     108          79          61         59          52
                                      ----        ----         ---        ---        ----
Gross profit......................      (8)         21          39         41          48
                                      ----        ----         ---        ---        ----
Operating expenses:
Advertising, promotion and
  selling.........................      57          60          40         57          31
General and administrative........     146          51          38         25          58
Depreciation......................      17          22          12          8           2
Amortization......................      22          34          26         11          82
Non-cash compensation charge......      --          --          --         --          --
                                      ----        ----         ---        ---        ----
Total operating expenses..........     242         167         116        101         173
                                      ----        ----         ---        ---        ----
Operating loss....................    (250)       (146)        (77)       (60)       (125)
                                      ----        ----         ---        ---        ----
Interest income (expense), net....      --          --          --         --          (1)
                                      ----        ----         ---        ---        ----
Net loss..........................    (250)%      (146)%       (77)%      (60)%      (126)%
                                      ====        ====         ===        ===        ====

                                               PERCENTAGE OF REVENUES
                                    ---------------------------------------------
                                        THREE MONTHS             NINE MONTHS
                                            ENDED                   ENDED
                                    ---------------------   ---------------------
                                    SEPT. 30,   SEPT. 30,   SEPT. 30,   SEPT. 30,
                                     1998(1)     1999(2)     1998(1)     1999(2)
                                    ---------   ---------   ---------   ---------
STATEMENT OF OPERATIONS DATA:
Revenues..........................     100%        100%        100%        100%
Cost of revenues..................      70          50          66          57
                                       ---         ---         ---        ----
Gross profit......................      30          50          34          43
                                       ---         ---         ---        ----
Operating expenses:
Advertising, promotion and
  selling.........................      32          51          39          54
General and administrative........      41          27          40          32
Depreciation......................      12           5          12           5
Amortization......................      26          57          26          75
Non-cash compensation charge......      --          --          --          93
                                       ---         ---         ---        ----
Total operating expenses..........     111         140         117         258
                                       ---         ---         ---        ----
Operating loss....................     (81)        (90)        (83)       (215)
                                       ---         ---         ---        ----
Interest income (expense), net....      --          11          --           4
                                       ---         ---         ---        ----
Net loss..........................     (81)%       (79)%       (83)%      (211)%
                                       ===         ===         ===        ====

------------------------------

(1) Represents the financial data of the iWorld division of Mecklermedia Corporation.

(2) Represents the financial data of internet.com.

THREE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

    REVENUES. Revenues were $973,000 for the three months ended September 30, 1998 and approximately $4.1 million for the three months ended September 30, 1999, representing an increase of 323%. This increase was primarily due to increased advertising on our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists. While we anticipate that advertising revenues will continue to represent a substantial majority of our revenues for the foreseeable future, we believe that revenues from e-commerce agreements and offerings, paid subscription services, licensing, seminars, opt-in e-mail list rentals, venture fund management and online press release distribution services will expand and diversify our future revenue streams.

    COST OF REVENUES. Cost of revenues primarily consists of expenses associated with editorial, communications infrastructure and Web site hosting. Cost of revenues was $684,000 for the three months ended September 30, 1998 and approximately $2.0 million for the three months ended September 30, 1999, representing an increase of 198%. This change was primarily due to the increased hiring of editorial, technology and operations personnel and expenses for freelance contributors. As a percentage of revenues, cost of revenues was 70% for the three months ended September 30, 1998 and 50% for the three months ended September 30, 1999. We anticipate that our cost of revenues will continue to increase in absolute dollars as we continue to strengthen our existing content offerings and services. We anticipate hiring additional editorial, technology and operations personnel, as well as freelance contributors, as we acquire additional Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists and expand our proprietary content.

    ADVERTISING, PROMOTION AND SELLING. Advertising, promotion and selling expenses primarily consist of costs related to sales and marketing staff, sales commissions and promotion costs. Advertising, promotion and selling expenses were $307,000 for the three months ended September 30, 1998 and $2.1 million for the three months ended September 30, 1999, representing a 586% increase. This change was primarily due to increased hiring of advertising sales personnel. As a percentage of revenues, advertising, promotion and selling expenses were 32% for the three months ended September 30, 1998 and 51% for the three months ended September 30, 1999. We anticipate that our advertising, promotion and selling expenses will continue to increase in absolute dollars, primarily due to our planned hiring of additional sales personnel in an effort to increase our advertising sales as well as increased expenses for the promotion of our content offerings and services to our community of Internet users, advertisers and vendors.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses primarily consist of salaries, professional fees and facilities costs. General and administrative expenses were $402,000 for the three months ended September 30, 1998 and $1.1 million for the three months ended September 30, 1999, representing a 179% increase. This change was primarily due to the hiring of additional personnel and increased professional fees. As a percentage of revenues, general and administrative expenses were 41% for the three months ended September 30, 1998 and 27% for the three months ended September 30, 1999. We expect that our general and administrative expenses will continue to increase in absolute dollars, but these expenses are expected to decrease as a percentage of revenues. We anticipate hiring additional personnel and incurring additional costs related to being a public company, including directors' and officers' liability insurance, investor relations programs and professional services fees.

    DEPRECIATION AND AMORTIZATION. Depreciation of property and equipment was $117,000 for the three months ended September 30, 1998 and $224,000 for the three months ended September 30, 1999, representing a 91% increase. As a percentage of revenues, depreciation of property and equipment was 12% for the three months ended September 30, 1998 and 5% for the three months ended September 30, 1999. Amortization of intangibles was $252,000 for the three months ended September 30, 1998 and approximately $2.3 million for the three months ended September 30, 1999, representing a 830% increase. This increase was primarily due to the amortization of the goodwill associated with the formation of internet.com LLC and acquisition of Web sites and related Internet media properties. As a percentage of revenues, amortization of intangibles was 26% for the three months ended September 30, 1998 and 57% for the three months ended September 30, 1999. We anticipate that depreciation and amortization will continue to increase as we acquire additional Web sites, e-mail newsletters, online discussion forums, moderated e-mail discussion lists and other online businesses. We also anticipate increasing our capital expenditures to support the current and expected growth of our business.

    INTEREST INCOME (EXPENSE), NET. Interest income was $465,000 for the three months ended September 30, 1999.

NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

    REVENUES. Revenues were approximately $2.8 million for the nine months ended September 30, 1998 and approximately $8.6 million for the nine months ended September 30, 1999, representing an increase of 210%. This increase was primarily due to increased advertising on our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists.

    COST OF REVENUES. Cost of revenues was approximately $1.8 million for the nine months ended September 30, 1998 and approximately $4.9 million for the nine months ended September 30, 1999, representing an increase of 170%. This change was primarily due to the increased hiring of editorial, technology and operations personnel and expenses for freelance contributors. As a percentage of revenues, cost of revenues was 66% for the nine months ended September 30, 1998 and 57% for the nine months ended September 30, 1999.

    ADVERTISING, PROMOTION AND SELLING. Advertising, promotion and selling expenses were approximately $1.1 million for the nine months ended
September 30, 1998 and approximately $4.6 million for the nine months ended September 30, 1999, representing a 330% increase. This change was primarily due to increased hiring of advertising sales personnel. As a percentage of revenues, advertising, promotion and selling expenses were 39% for the nine months ended September 30, 1998 and 54% for the nine months ended September 30, 1999.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were approximately $1.1 million for the nine months ended September 30, 1998 and approximately $2.7 million for the nine months ended September 30, 1999, representing a 146% increase. This change was primarily due to the hiring of additional personnel and increased professional fees. As a percentage of revenues, general and administrative expenses were 40% for the nine months ended September 30, 1998 and 32% for the nine months ended September 30, 1999.

    DEPRECIATION AND AMORTIZATION. Depreciation of property and equipment was $328,000 for the nine months ended September 30, 1998 and $413,000 for the nine months ended September 30, 1999, representing a 26% increase. As a percentage of revenues, depreciation of property and equipment was 12% for the nine months ended September 30, 1998 and 5% for the nine months ended September 30, 1999. Amortization of intangibles was $712,000 for the nine months ended
September 30, 1998 and approximately $6.4 million for the nine months ended September 30, 1999, representing a 795% increase. This increase was primarily due to the amortization of the goodwill associated with the formation of internet.com LLC and acquisitions of Web sites and related Internet media properties. As a percentage of revenues, amortization of intangibles was 26% for the nine months ended September 30, 1998 and 75% for the nine months ended September 30, 1999.

    NON-CASH COMPENSATION CHARGE. In March 1999, internet.com LLC granted 4% of its total membership units at the time to certain of its employees. As these membership units vested upon the completion of our initial public offering in June 1999, internet.com recorded an $8.0 million compensation charge concurrent with the completion of our initial public offering on June 25, 1999.

    INTEREST INCOME (EXPENSE), NET. Interest income, net of interest expense, was $381,000 for the nine months ended September 30, 1999.

PERIOD FROM NOVEMBER 24, 1998 THROUGH DECEMBER 31, 1998

    REVENUES. Revenues were $772,000 for the period from November 24, 1998 through December 31, 1998.

    COST OF REVENUES. Cost of revenues was $403,000 for the period from November 24, 1998 through December 31, 1998. As a percentage of revenues, cost of revenues was 52% for the period from November 24, 1998 through December 31, 1998.

    ADVERTISING, PROMOTION AND SELLING. Advertising, promotion and selling expenses were $239,000 for the period from November 24, 1998 through December 31, 1998. As a percentage of revenues, advertising, promotion and selling expenses were 31% for the period from November 24, 1998 through December 31, 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $449,000 for the period from November 24, 1998, through December 31, 1998. As a percentage of revenues, general and administrative expenses were 58% for the period from November 24, 1998 through December 31, 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation of property and equipment was $15,000 for the period from November 24, 1998 through December 31, 1998. As a percentage of revenues, depreciation of property and equipment was 2% for the period from November 24, 1998 through December 31, 1998. Amortization of intangibles was $632,000 for period from November 24, 1998 through December 31, 1998. As a percentage of revenues, amortization of intangibles was 82% for the period from November 24, 1998 through December 31, 1998.

    INTEREST INCOME (EXPENSE), NET. Interest expense, net of interest income, related to borrowings under our line of credit was $8,000 for the period from November 24, 1998 through December 31, 1998.

PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998

    REVENUES. Revenues were $778,000 for the period from October 1, 1998 through November 23, 1998.

    COST OF REVENUES. Cost of revenues was $456,000 for the period from October 1, 1998 through November 23, 1998. As a percentage of revenues, cost of revenues was 59% for the period from October 1, 1998 through November 23, 1998.

    ADVERTISING, PROMOTION AND SELLING. Advertising, promotion and selling expenses were $441,000 for the period from October 1, 1998 through November 23, 1998. As a percentage of revenues, advertising, promotion and selling expenses were 57% for the period from October 1, 1998 through November 23, 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $195,000 for the period from October 1, 1998 through November 23, 1998. As a percentage of revenues, general and administrative expenses were 25% for the period from October 1, 1998 through November 23, 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation of property and equipment was $67,000 for the period from October 1, 1998 through November 23, 1998. As a percentage of revenues, depreciation of property and equipment was 8% for the period from October 1, 1998 through November 23, 1998. Amortization of intangibles was $86,000 for the period from October 1, 1998 through November 23, 1998. As a percentage of revenues, amortization of intangibles was 11% for the period from October 1, 1998 through November 23, 1998.

FISCAL YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998

    REVENUES. Revenues were $498,000 for the year ended September 30, 1996, approximately $1.5 million for the year ended September 30, 1997 and $3.5 million for the year ended September 30, 1998, representing increases of 197% from fiscal 1996 to fiscal 1997 and 140% from fiscal 1997 to fiscal 1998. The 197% increase from fiscal 1996 to fiscal 1997 was primarily due to an increase in banner advertising. The 140% increase from fiscal 1997 to fiscal 1998 was primarily due to an increase in banner advertising from a growing number of advertisers as well as new revenue from e-commerce and licensing agreements.

    COST OF REVENUES. Cost of revenues was $536,000 for the year ended September 30, 1996, approximately $1.2 million for the year ended September 30, 1997 and $2.2 million for the year ended September 30, 1998, representing increases of 118% from fiscal 1996 to fiscal 1997 and 85% from fiscal 1997 to fiscal 1998. These increases were primarily due to the increased payroll costs for editorial, technology and operations personnel to support the current and anticipated future growth of our network. As a percentage of revenues, cost of revenues was 108% for the year ended September 30, 1996, 79% for the year ended
September 30, 1997 and 61% for the year ended September 30, 1998.

    ADVERTISING, PROMOTION AND SELLING. Advertising, promotion and selling expenses were $285,000 for the year ended September 30, 1996, $881,000 for the year ended September 30, 1997 and approximately $1.4 million for the year ended September 30, 1998, representing increases of 209% from fiscal 1996 to fiscal 1997 and 60% from fiscal 1997 to fiscal 1998. These increases were primarily due to the hiring of additional advertising sales personnel and related sales commissions. As a percentage of revenues, advertising, promotion and selling expenses were 57% for the year ended September 30, 1996, 60% for the year ended September 30, 1997 and 40% for the year ended September 30, 1998.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses were $727,000 for the year ended September 30, 1996, $751,000 for the year ended September 30, 1997 and approximately $1.3 million for the year ended
September 30, 1998, representing increases of 3% from fiscal 1996 to fiscal 1997 and 80% from fiscal 1997 to fiscal 1998. These increases were due primarily to increases in payroll for administrative personnel and professional fees to support the growth of our business. As a percentage of revenues, general and administrative expenses were 146% for the year ended September 30, 1996, 51% for the year ended September 30, 1997 and 38% for the year ended September 30, 1998.

    DEPRECIATION AND AMORTIZATION. Depreciation of property and equipment was $85,000 for the year ended September 30, 1996, $326,000 for the year ended September 30, 1997 and $429,000 for the year ended September 30, 1998, representing increases of 284% from fiscal 1996 to fiscal 1997 and 32% from fiscal 1997 to fiscal 1998. These increases were primarily due to our increased capital expenditures which were required to support the current and anticipated future growth of our network. As a percentage of revenues, depreciation expense was 17% for the year ended September 30, 1996, 22% for the year ended
September 30, 1997 and 12% for the year ended September 30, 1998. Amortization of intangible assets was $109,000 for the year ended September 30, 1996, $505,000 for the year ended September 30, 1997 and $920,000 for the year ended September 30, 1998, representing increases of 363% from fiscal 1996 to fiscal 1997 and 82% from fiscal 1997 to fiscal 1998. These increases were primarily due to our acquisitions of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists. As a percentage of revenues, amortization expense was 22% for the year ended September 30, 1996, 34% for the year ended September 30, 1997 and 26% for the year ended September 30, 1998.

QUARTERLY RESULTS OF OPERATIONS

    The following table sets forth statements of operations data for the periods presented, as well as the percentage of our revenues represented by each item. All data is unaudited, except for the periods from October 1 through November 23, 1998 and from November 24 through December 31, 1998, which have been audited. The data for the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, considered necessary for a full presentation of such information when read in conjunction with the financial statements and accompanying notes appearing elsewhere in this prospectus.

                                                            THREE MONTHS ENDED                                      OCT. 1
                           -------------------------------------------------------------------------------------    THROUGH
                           MARCH 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MARCH 31,    JUNE 30,    SEPT. 30,    NOV. 23,
                            1997(1)      1997(1)     1997(1)      1997(1)     1998(1)      1998(1)     1998(1)      1998(1)
                           ----------   ---------   ----------   ---------   ----------   ---------   ----------   ---------
                                                        (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
STATEMENT OF OPERATIONS
Revenues.................    $ 346        $ 350        $ 460       $ 769       $ 831       $  971       $  973       $ 778
Cost of revenues.........      339          299          277         343         567          577          684         456
                             -----        -----        -----       -----       -----       ------       ------       -----
Gross profit.............        7           51          183         426         264          394          289         322
                             -----        -----        -----       -----       -----       ------       ------       -----
Operating expenses:
  Advertising, promotion
    and selling..........      189          292          193         325         283          491          307         441
  General and
    administrative.......      172          198          223         236         348          363          402         195
  Depreciation...........       91           94           99         101         102          109          117          67
  Amortization...........       84          156          207         208         222          238          252          86
  Non-cash compensation
    charge...............       --           --           --          --          --           --           --          --
                             -----        -----        -----       -----       -----       ------       ------       -----
    Total operating
      expenses...........      536          740          722         870         955        1,201        1,078         789
                             -----        -----        -----       -----       -----       ------       ------       -----
Operating loss...........     (529)        (689)        (539)       (444)       (691)        (807)        (789)       (467)
Interest income
  (expense), net.........       --           --           --          --          --           --           --          --
                             -----        -----        -----       -----       -----       ------       ------       -----
Net loss.................    $(529)       $(689)       $(539)      $(444)      $(691)      $ (807)      $ (789)      $(467)
                             =====        =====        =====       =====       =====       ======       ======       =====

                                                              AS A PERCENTAGE OF REVENUES
                           -------------------------------------------------------------------------------------------------
Revenues.................      100%         100%         100%        100%        100%         100%         100%        100%
Cost of revenues.........       98           85           60          45          68           59           70          59
                             -----        -----        -----       -----       -----       ------       ------       -----
Gross profit.............        2           15           40          55          32           41           30          41
                             -----        -----        -----       -----       -----       ------       ------       -----
Operating expenses:
  Advertising, promotion
    and selling..........       55           83           42          42          34           51           32          57
  General and
    administrative.......       50           57           48          31          42           37           41          25
  Depreciation...........       26           27           22          13          12           11           12           8
  Amortization...........       24            4            4          27          27           25           26          11
  Non-cash compensation
    charge...............       --           --           --          --          --           --           --          --
                             -----        -----        -----       -----       -----       ------       ------       -----
    Total operating
      expenses...........      155          212          157         113         115          124          111         101
                             -----        -----        -----       -----       -----       ------       ------       -----
Operating loss...........     (153)        (197)        (117)        (58)        (83)         (83)         (81)        (60)
Interest income
  (expense), net.........       --           --           --          --          --           --           --          --
                             -----        -----        -----       -----       -----       ------       ------       -----
Net loss.................     (153)%       (197)%       (117)%       (58)%       (83)%        (83)%        (81)%       (60)%
                             =====        =====        =====       =====       =====       ======       ======       =====

                            NOV. 24            THREE MONTHS ENDED
                            THROUGH    -----------------------------------
                           DEC. 31,    MARCH 31,    JUNE 30,    SEPT. 30,
                            1998(2)     1999(2)      1999(2)     1999(2)
                           ---------   ----------   ---------   ----------
                               (IN THOUSANDS, EXCEPT PERCENTAGE DATA)
STATEMENT OF OPERATIONS
Revenues.................   $  772      $ 1,612     $  2,872      $ 4,114
Cost of revenues.........      403        1,117        1,786        2,035
                            ------      -------     --------      -------
Gross profit.............      369          495        1,086        2,079
                            ------      -------     --------      -------
Operating expenses:
  Advertising, promotion
    and selling..........      239          928        1,614        2,107
  General and
    administrative.......      449          773          846        1,123
  Depreciation...........       15           82          107          224
  Amortization...........      632        1,938        2,090        2,344
  Non-cash compensation
    charge...............       --           --        7,975           --
                            ------      -------     --------      -------
    Total operating
      expenses...........    1,335        3,721       12,632        5,798
                            ------      -------     --------      -------
Operating loss...........     (966)      (3,226)     (11,546)      (3,719)
Interest income
  (expense), net.........       (8)         (32)         (52)         465
                            ------      -------     --------      -------
Net loss.................   $ (974)     $(3,258)    $(11,598)     $(3,254)
                            ======      =======     ========      =======
                                     AS A PERCENTAGE OF REVENUES
                           -----------------------------------------------
Revenues.................      100%         100%         100%         100%
Cost of revenues.........       52           69           62           50
                            ------      -------     --------      -------
Gross profit.............       48           31           38           50
                            ------      -------     --------      -------
Operating expenses:
  Advertising, promotion
    and selling..........       31           58           56           51
  General and
    administrative.......       58           48           29           27
  Depreciation...........        2            5            4            5
  Amortization...........       82          120           73           57
  Non-cash compensation
    charge...............       --           --          278           --
                            ------      -------     --------      -------
    Total operating
      expenses...........      173          231          440          140
                            ------      -------     --------      -------
Operating loss...........     (125)        (200)        (402)         (90)
Interest income
  (expense), net.........       (1)          (2)          (2)          11
                            ------      -------     --------      -------
Net loss.................     (126)%       (202)%       (404)%        (79)%
                            ======      =======     ========      =======


------------------------------

(1) Represents the financial data of the iWorld division of Mecklermedia Corporation.

(2) Represents the financial data of internet.com.

    Our revenues have increased sequentially from quarter to quarter throughout the periods since January 1, 1997 due to increased advertising on our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists. Quarterly revenues and operating results depend substantially upon the advertising revenues received within the quarter, which are difficult to forecast accurately. Accordingly, the cancellation or deferral of a small number of advertising contracts could harm our business, results of operations and financial condition.

    Due to the foregoing factors, quarterly revenues and results of operations are difficult to forecast. We do not believe that period-to-period comparison of our operating results will necessarily be meaningful, and they should not be relied upon as indicators of future performance. In one or more future quarters, results of operations may fall below the expectations of securities analysts and investors. In such event, the trading price of our common stock could decrease significantly.

LIQUIDITY AND CAPITAL RESOURCES

    Since inception, we have funded operations primarily with cash from proceeds from our initial public offering, borrowings under a line of credit and the capital contributions of members of internet.com LLC. On June 25, 1999, we completed our initial public offering of 3,400,000 shares of our common stock at $14.00 per share. Net proceeds to internet.com aggregated approximately
$42.9 million (net of underwriters' discounts and offering expenses of $4.7 million). On June 30, 1999, internet.com paid the outstanding balance under its line of credit of approximately $5.0 million and terminated the line of credit.

    As of September 30, 1999, internet.com had total current assets of $34.1 million and total current liabilities of $5.2 million, or working capital of $28.9 million.

    Net cash used in operating activities was approximately $1.1 million for the year ended September 30, 1996, $1.1 million for the year ended September 30, 1997, $1.8 million for the year ended September 30, 1998, $1.4 million for the period from October 1, 1998 through November 23, 1999, $612,000 for the period from November 24, 1998 through December 31, 1998, $1.3 million for the nine months ended September 30, 1998 and $2.8 million for the nine months ended September 30, 1999. Net cash used in operating activities was primarily a result of our net losses adjusted for a non-cash compensation charge, amortization and purchased in-process research and development, and increases in accounts receivable, offset by an increase in accounts payable, accrued expenses and deferred revenues.

    Net cash used in investing activities was approximately $642,000 for the year ended September 30, 1996, $2.4 million for the year ended September 30, 1997, $5.0 million for the year ended September 30, 1998, $2.5 million for the period from October 1, 1998 through November 23, 1998, $1.1 million for the period from November 24, 1998 through December 31, 1998, $3.5 million for the nine months ended September 30, 1998 and $13.3 million for the nine months ended September 30, 1999. Net cash used in investing activities was primarily a result of acquisitions of Web sites and related Internet media properties and capital expenditures.

    Net cash provided by financing activities was approximately $1.8 million for the year ended September 30, 1996, $3.5 million for the year ended
September 30, 1997, $6.8 million for the year ended September 30, 1998,
$3.9 million for the period from October 1, 1998 through November 23, 1998,
$1.9 million for the period from November 24, 1998 through December 31, 1998, $4.8 million for the nine months ended September 30, 1998 and $46.3 million for the nine months ended September 30, 1999. Net cash provided by financing activities was a result of proceeds from our initial public offering in June 1999, borrowings under our line of credit, a private placement of equity securities and contributions from Mecklermedia.

    Capital expenditures were $315,000 for the year ended September 30, 1996, $740,000 for the year ended September 30, 1997, $934,000 for the year ended September 30, 1998, $91,000 for the period from October 1, 1998, through November 23, 1998, $546,000 for the period from November 24, 1998 through December 31, 1998, $650,000 for the nine months ended September 30, 1998 and $1.3 million for the nine months ended September 30, 1999. We anticipate that we will increase our capital expenditures consistent with our anticipated growth in operations, infrastructure and personnel.

    We believe that the net proceeds from this offering will be sufficient to meet our anticipated cash needs for working capital and capital expenditures for at least 12 months following this offering. Thereafter, if cash generated from operations is insufficient to satisfy our liquidity requirements, we might need to raise additional funds through public or private financing, strategic relationships or other arrangements. There can be no assurance that such additional funding, if needed, will be available on terms which we believe are attractive to internet.com, or at all. If we fail to raise capital when needed, it could harm our business, operating results and financial condition. If we raise additional funds through the issuance of equity securities, the percentage ownership of our stockholders would be reduced.

YEAR 2000

    The Year 2000 issue is the potential for system and processing failures of date-related data as a result of computer-controlled systems using two digits rather than four to define the applicable year. For example, computer programs that have time-sensitive software may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in system failure or miscalculations causing disruptions of operations, including, among other things, an inability to process transactions, send invoices or engage in similar normal business activities. We may be affected by Year 2000 issues related to non-compliant information technology systems or non-information technology systems operated by us or third parties. Our information technology systems consist of software and data developed either in-house or purchased from third parties, and hardware purchased from vendors.

    STATE OF READINESS. We have completed an assessment of our information technology systems, which includes but is not limited to the hardware and software necessary to provide and deliver our services. We have also performed assessments of our non-information technology systems, which include many of the building and office equipment systems. To date, our assessment has consisted of the following steps:

    - identifying and evaluating all software and hardware upon which we are dependent;

    - contacting third-party vendors of hardware, software and services that we utilize;

    - contacting material non-information technology systems and service providers; and

    - developing and formalizing procedures to implement necessary remedial measures.


    As of December 31, 1999 we had performed the following:



    - we have reviewed all functional areas of our business and have updated all software programs that were not Year 2000 compliant;



    - we have performed Year 2000 simulations on our systems and services to test our system and service readiness;



    - we have revised our systems as necessary to improve their Year 2000 compliance based on the results of our Year 2000 simulation tests;



    - we have upgraded and tested all other hardware and software used in our operations;

    - we have identified all vendors of material hardware and software components of our information technology systems, have contacted our principal vendors of hardware, software and data providers, and have obtained confirmation from all of our material vendors, either in writing or from information available on their Web sites, confirming their Year 2000 compliance; and


    - we have received confirmation from all of our material non-information technology systems and service providers, either in writing or from information available on their Web sites, confirming their Year 2000 compliance.


    At this point in our assessment, we are not currently aware of any Year 2000 problems relating to these systems which would have a material effect on our business, financial condition or results of operations. We believe that the work required to achieve Year 2000 compliance is complete for hardware and software necessary to deliver our services, and for software running on personal computers.



    COST. As of December 31, 1999, we had incurred costs of approximately $100,000 in connection with identifying, evaluating and addressing Year 2000 compliance issues. Most of our expenses have been related to the operating costs associated with time spent by employees in the evaluation process and Year 2000 compliance matters.



    RISKS. Although our assessment has been finalized without identifying any additional material non-compliant information technology or systems operated by us or by third parties, a systemic failure beyond our control, such as a prolonged telecommunications or electrical failure, is possible. This type of failure could prevent us from operating our business, prevent users from accessing our network, or change the behavior of advertising customers or persons accessing our network. We believe that the primary business risks, in the event of such failure, would include but not be limited to lost advertising revenues, lost business revenues, increased operating costs, loss of customers or persons accessing our network and servers, or other business interruptions of a material nature, as well as claims of mismanagement, misrepresentation or breach of contract.


QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISKS

    We have no derivative financial instruments or derivative commodity instruments in our cash and cash equivalents and investments. We invest our cash and cash equivalents and investments in short-term, interest-bearing, government securities. We anticipate investing our net proceeds from this offering in similar investment grade investments pending their use as described in this prospectus. See "Use of Proceeds." Our transactions are generally conducted, and our accounts are denominated, in United States dollars. Accordingly, we are not exposed to significant foreign currency risk.

                                    BUSINESS

OVERVIEW

    internet.com owns and operates a network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists focused solely on the Internet industry. Our community of Internet users includes Internet industry and Internet technology professionals, Web developers and experienced Internet users. The internet.com network provides Internet users with proprietary content, including:

    - real-time Internet industry news

    - tutorials, training and skills development

    - Internet market research

    - buyer's guides and products reviews

    - archives of definitive industry publications

    - discussion forums

    - software downloads

    - expert advice


    Our network of Internet media properties consists of twelve subject areas, or vertical content channels, that contain 89 Web sites, 71 e-mail newsletters, 101 online discussion forums and 75 moderated e-mail discussion lists. During the month of November 1999, we delivered 84.5 million page views to 1.9 million unique visitors and 19.1 million copies of our e-mail newsletters to
2.0 million subscribers, and 41.1 million postings were generated by 80,000 subscribers to our moderated e-mail discussion lists.


INDUSTRY BACKGROUND

    GROWTH OF THE INTERNET. The Internet has emerged as a global distribution network for real-time news and information, an environment for online communities and a market place in which commerce is conducted. IDC estimates that the number of Internet users will grow from 159 million in 1998 to 509 million in 2003 and estimates that the number of Uniform Resource Locators, or URLs, will grow from approximately 925 million in 1998 to 13.1 billion in 2003. To best exploit the rapid growth of the Internet, businesses must stay abreast of Internet-related technologies and products as well as develop and maintain the skills necessary to utilize these technologies and products. A broader set of executive management and business professionals are increasingly participating in Internet technology implementation decisions with information technology professionals. As a result, Internet-related topics need to be addressed from a variety of business as well as technology perspectives to effectively communicate the value of deploying and integrating Internet technologies.

    The increasing use of the Internet is dramatically affecting the operating methods of profit and not-for-profit businesses and other organizations. These businesses and organizations are dedicating an increasing amount of personnel and financial resources to integrating and effectively using the Internet to expand and enhance their operations. As a result, these businesses and organizations have a rapidly growing need for personnel with specialized skills and knowledge in Internet technologies who can effectively build and manage their Internet infrastructures.

    NEED FOR A COMPREHENSIVE RESOURCE FOR INTERNET INDUSTRY AND INTERNET TECHNOLOGY PROFESSIONALS. With the rapid change and increasing complexity of Internet technology and the industries surrounding it, Internet industry and Internet technology professionals need a comprehensive resource to provide the most recent Internet news and information as well as tutorials in Internet technologies. To date, these professionals have relied upon general business and information technology publishers, software and hardware vendors and training service providers to stay abreast of the latest Internet industry developments and Internet technology trends. We believe these traditional resources are inadequate for Internet professionals for several reasons, including an inability to provide real-time Internet news and information, training in the latest Internet technologies and communities focused on specific interests.

    Internet industry and Internet technology professionals have developed a critical need for a timely and comprehensive resource that provides a broad range of independent, in-depth and easy-to-access content to keep them up-to-date in the rapidly evolving Internet industry. Internet industry and Internet technology professionals require current information covering Internet business and technical information, including:

    - news;

    - analysis;

    - tutorials, training and skills development;

    - market information about emerging products and technologies;

    - buyers' guides and product reviews;

    - Internet market research; and

    - expert advice.

    These professionals also need a focused online community to share information with one another, work together to find solutions to common problems, learn about upcoming conferences and other industry events, seek employment and hire personnel. In addition, Internet industry and Internet technology professionals are frequently responsible for purchasing Internet technologies for their companies. In order to make informed purchasing decisions, these professionals must devote considerable time, effort and financial resources to researching new Internet technologies. To date, they have had to rely on fragmented and disparate sources, such as technical books and print magazines, and training materials provided by service providers and traditional software retailers. None of these sources has provided a comprehensive and timely solution for Internet professionals' need for news and information resources.

    NEED FOR ADVERTISERS AND VENDORS TO REACH INTERNET INDUSTRY AND INTERNET TECHNOLOGY PROFESSIONALS. Advertisers and vendors have realized that Internet industry and Internet technology professionals represent a highly attractive audience and need a medium through which they can reach this audience in a focused and effective manner. Internet advertising permits advertisers to gather demographic information, through voluntary registration and user surveys, and direct messages at targeted groups of users. It also enables advertisers to measure the effectiveness of their advertising campaigns and revise them in response to real-time feedback, market factors and current events. Traditional forms of advertising are not as targeted and do not permit evaluation of results in as timely and accurate a manner. Internet advertising is growing rapidly and is projected to experience significant growth in the future. Forrester
Research, Inc. estimates that:

    - worldwide Internet advertising will grow from $1.5 billion in 1998 to $10.9 billion in 2002; and

    - business-to-business Internet advertising will grow from $290 million in 1998 to $2.6 billion in 2002.

    Vendors of goods and services via the Internet benefit from the ability to reach a global audience and to operate with minimal physical infrastructure, reduced overhead and greater economies of scale. The number of transactions taking place over the Internet is growing rapidly and is expected to increase as vendors improve Internet-based transaction processing technology and as consumers become more accustomed to buying online. Forrester Research estimates that:

    - e-commerce will grow from $55 billion in 1998 to $1.1 trillion in 2002;
      and

    - business-to-business e-commerce will grow from $17 billion in 1998 to $327 billion in 2002.

    In summary, the evolution and growth of the Internet has created a rapidly expanding group of Internet professionals with a critical need for news and information resources. These Internet professionals represent a select, focused and attractive group of potential purchasers for advertisers and vendors to target.

THE INTERNET.COM SOLUTION

    We provide our community of Internet users with a wide variety of content offerings and services to aid them in their daily work and purchasing decisions. Our solution addresses the needs of three constituencies--Internet users, advertisers and vendors.

BENEFITS FOR OUR COMMUNITY OF INTERNET USERS

    CONTENT. Our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists provides Internet news and information which is updated on a daily basis. This Internet news and information helps our community of Internet users to enhance their job performance by providing them with up-to-date information and resources about the Internet industry. Our network consists of proprietary content as well as services for the Internet industry, including:

    - news;

    - analysis;

    - tutorials, training and skills development;

    - market information about emerging products and technologies;

    - buyers' guides and product reviews;

    - Internet market research; and

    - expert advice.

    Unlike traditional media, our network provides our community of Internet users with real-time Internet news and information. These users can easily search our network by using a host of search and navigation tools.

    COMMUNITY. Our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists provides our community of Internet users the ability to discuss and solve technical problems and share information. We provide means by which users can contribute materials and communicate with each other. Users submit and share software code and development tools that are then published and archived on our network. We believe that creating a sense of community through these services fosters loyalty and affinity among our community of Internet users and increases the amount of time they spend using our services. These services include:

    - ONLINE DISCUSSION FORUMS. We offer 101 online discussion forums, categorized by vertical content areas for the Internet industry, that enable users to share information and resources in order to help each other solve technical problems. We archive these online discussion forums, creating an online knowledge repository for future reference.

    - MODERATED E-MAIL DISCUSSION LISTS. We offer 75 moderated e-mail discussion lists and have over 85,000 subscribers to these lists, which are categorized by subject, or vertical content areas for the Internet industry. These forums, which enable subscribers to conveniently share information and resources and solve technical problems, are moderated by skilled internet.com personnel.

    - QUESTION AND ANSWER SERVICES. We offer question and answer services that enable users to submit technical questions related to the Internet industry and our content offerings and services. Answers from skilled internet.com personnel are published online in searchable formats.

    - TECHNICAL JOB LISTINGS. Through SILICONALLEYJOBS.COM, WDVLJOBS.COM, SWYNKJOBS.COM, BHSJOBS.COM and through an agreement with CareerBuilder, Inc. for JOBS.INTERNET.COM, we provide our community of Internet users with access to Internet industry and Internet technology job openings. These Web sites can be searched by job type, salary range and geographic location.

    COMMERCE. Our network of Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists provides our community of Internet users the ability to evaluate, compare and purchase Internet-related products and services provided by e-commerce vendors. We receive either fixed fees for advertising, bounties for new customers or revenue sharing of 10% to 50% of the sales made by the e-commerce vendors as a result of links from our network, or in some cases combinations of advertising, bounties and revenue sharing. Through LINUXCENTRAL.COM we sell hardware, software and other products geared for the Linux and Open Source community. Through SILICONALLEYJOBS.COM, WDVLJOBS.COM, SWYNKJOBS.COM and BHSJOBS.COM, we offer paid job listings that can be searched by job type, salary range and geographic location. These commerce offerings provide our users with access to the following goods and services:

    - software and hardware;

    - technical books and training materials;

    - Internet research reports;

    - employment classifieds;

    - opt-in e-mail list brokerage;

    - online press release distribution;

    - online banking and credit card registration services;

    - online travel services; and

    - online scheduling.

BENEFITS FOR ADVERTISERS AND VENDORS

    We provide advertisers and vendors with targeted channels to reach our highly focused community of Internet users, 79% of whom either make or influence purchasing decisions, according to a survey we commissioned from Informative LLC. We believe that our Internet users represent a large and targeted online community of Internet industry and Internet technology professionals, Web developers and experienced Internet users. We believe our advertisers and vendors can enhance the effectiveness of their advertising by customizing advertisements and placing them on targeted channels and pages on our network. We also provide vendors with a much needed distribution channel and the ability to focus their marketing efforts cost effectively.

    Our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists attract a focused community of business and professional Internet users, as compared to more broadly focused Web sites. According to a survey we commissioned from Informative LLC, which was conducted from August 1999 through September 1999, some key demographics of our community of Internet users include:

    - 79% are involved in purchasing Internet products and services for their companies and organizations, including hardware, software, networking and Internet access;

    - 72% purchased products online in the six months ended September 30, 1999;

    - 50% have Internet technology or information technology job titles; another 29% are in corporate management;

    - the average household income of the group exceeds $67,000 annually;

    - 61% are in the desirable 25-44 age group; and

    - 58% have at least one college degree.

OUR BUSINESS STRATEGY

    Our objective is to maintain and strengthen our position as a provider of business information focused solely on the Internet industry. We intend to achieve this objective by continuing to execute the following key strategies:


    INCREASE OUR PROPRIETARY CONTENT OFFERINGS AND SERVICES. We will strengthen our existing content offerings and services by continuing to improve our proprietary content available for our community of Internet users. Our editorial team, comprised of 60 employees and over 100 freelance contributors as of November 30, 1999, creates proprietary content for our network on a daily basis. In October 1999, our editorial team authored more than 790 news articles published in InternetNews, over 80 technical tutorials, over 190 product or book reviews and various other publications. We will continue to identify emerging topics of interest and then create and aggregate content for those topics through internal development and acquisitions of additional Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists.



    GROW THROUGH TARGETED ACQUISITIONS. Since July 1995, we have made 42 acquisitions, which included 55 Web sites, 53 e-mail newsletters, 74 online discussion forums and 61 moderated e-mail discussion lists. We expect to continue to pursue strategic acquisitions to strengthen our content offerings and services. We may also acquire Internet media properties to obtain valuable brands, expertise or access to new users, advertisers and vendors. We believe that by acquiring Internet media properties, we can integrate them into our network and improve their traffic and revenue results. In addition, we believe that acquiring Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists generally has increased the overall traffic on our existing network. We intend to use our experience gained from our numerous acquisitions in order to identify, evaluate, acquire and integrate Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists which are complementary to our network.


    ENHANCE WORLDWIDE BRAND RECOGNITION. We will continue to expand the combination of online and offline advertising and promotional campaigns to enhance the brand recognition of internet.com. We intend to continue to promote the internet.com brand as a leading source of online content focused solely on the Internet industry. In addition, we will continue to promote our branded Internet services, such as Web Developer and The Electronic Commerce Guide, under the internet.com network through online and offline advertising and other promotional activities. We also provide access to limited versions of our editorial content to others at no charge to promote our brands and generate traffic. Our marketing and branding campaigns are designed to increase overall brand awareness. This increased brand awareness will help drive additional traffic to our network and create additional advertising impressions, which in turn will create additional advertising and e-commerce revenue opportunities. As a result, this growth in user traffic should make our network more valuable to advertisers and vendors. Our marketing and branding campaigns will reinforce to users, advertisers and vendors that the internet.com brand represents technical competence, comprehensiveness, timeliness and objectivity.

    EXPAND REVENUE OPPORTUNITIES. For the nine months ended September 30, 1999, 67% of our revenues were derived from banner advertising. A significant majority of our advertising revenues for the nine months ended September 30, 1999 were derived from technology companies. We believe that the increase in the number of advertising impressions available for sale resulting from the growth of subscribers to our e-mail newsletters and moderated e-mail discussion lists will increase advertising revenues in the future. We are continuing to develop additional revenue sources, including e-commerce agreements and offerings; content, brand and software licensing; paid subscription services; seminars; opt-in e-mail list rentals; venture capital management; and online press release distribution services. See "--Revenue Opportunities."

    INCREASE OUR INTERNATIONAL PRESENCE. The Internet is also rapidly growing internationally and we intend to utilize our experience to continue to develop and acquire Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists with an international focus in order to expand our global presence. We have launched internet.com country and regional Web sites for Asia, Australia, Canada, France, Germany, Israel, Japan, South Africa and the United Kingdom. These regional editions are produced by our employees and freelance contributors in the geographic areas they serve and provide daily Internet news from the country or region in either English or the local language. We also have licensed the internet.com brand and content for non-English language editions in certain other Middle Eastern countries and China. We are aggressively seeking opportunities in other countries and regions to produce additional non-English language editions. We intend to continue to develop and acquire English and non-English language Internet media properties to increase our global presence.

REVENUE OPPORTUNITIES

    ADVERTISING. For the nine months ended September 30, 1999, 81% of our revenues were derived from advertising, of which 82% of these advertising revenues were generated from advertising on our Web sites and online discussion forums. With the growth in subscribers to our e-mail newsletters and moderated e-mail discussion lists, these media properties are also expected to contribute to increased advertising revenues in the future.

    E-COMMERCE AGREEMENTS AND OFFERINGS. We have entered into a number of e-commerce agreements, which generally include either a fixed fee for advertising, a bounty for new customer accounts or revenue sharing of 10% to 50% of the sales made by the e-commerce vendor as a result of links from our network, or in some cases combinations of advertising, bounties and revenue sharing. Through Allnetresearch.com, we sell paid research reports offered by over 40 third party publishers. E-commerce agreements typically are a minimum of six months in duration. As of September 30, 1999, our ten largest e-commerce vendors were:

AD CLUB (Division of Avenue A, Inc.)              FatBrain.com, Inc.
CareerBuilder, Inc.                               Hewlett-Packard Company
CompuBank, N.A.                                   MapQuest.com, Inc.
Digital River, Inc.                               Micro Warehouse, Inc.
Domain Bank, Inc.                                 ON24, Inc.

    We also provide our user community with various e-commerce offerings. Through LinuxCentral.com, we sell hardware, software and other products geared for the Linux and Open Source community. Through SILICONALLEYJOBS.COM, WDVLJOBS.COM, SWYNKJOBS.COM and BHSJOBS.COM, we offer paid job listings that can be searched by job type, salary range and geographic location. We plan on offering additional category-specific paid job sites in the future.

    During the nine months ended September 30, 1999, 7% of our revenues were derived from e-commerce agreements and offerings. As of September 30, 1999, three of our e-commerce agreements provided for fixed fees, one of our e-commerce agreements provided for customer bounties, 40 of our e-commerce agreements provided for revenue sharing, and 15 of our e-commerce agreements provided for a combination of advertising, bounties and revenue sharing.

    LICENSING AGREEMENTS. We license our editorial content and brands to third parties for fixed fees and royalties based on the licensee's revenues generated by the licensed content. We also provide access to limited versions of our editorial content to others at no charge, to promote our brands and generate traffic. We have paid licensing arrangements with America
Online, Inc., Ziff-Davis Inc., MBNA America Bank, N.A., T4S Group, Random
House Inc. and Reprint Services, a division of Print Craft, Inc. We also license our editorial content and brands in exchange for promotional consideration to other Web sites, including YAHOO!, Inc., CNET, Inc., Reuters NewMedia Inc., Web TV Networks, Inc. and PC Financial Network, Inc.

    We license selected portions of our editorial content to print publishers. We have entered into an agreement with the Los Angeles Times Syndicate International to license our editorial content to print periodicals. We also license one-time rights to reprint individual articles, online or in print, to third parties through licensing of reprints and copyright permission requests. We licensed our ISDEX, The Internet Stock Index, to the Kansas City Board of Trade for futures and futures options contracts which trade on this exchange. We also licensed our ISDEX to Investec Guinness Flight Global Asset Management Limited for use in connection with a mutual fund. In addition, we offer our proprietary software for license to third parties that offer services that are similar to, but do not compete with, internet.com. For example, our NewsLinx software provides a highly efficient and cost-effective means by which Internet content publishers can abstract and aggregate news and information for any vertical subject area. For the nine months ended September 30, 1999, 3% of our revenues were derived from licensing agreements.

    PAID SUBSCRIPTION SERVICES. We currently publish four paid e-mail subscription services, Internet Stock Report's Hotwatch, Internet StockTracker, SearchEngineWatch and certain sections of Wall Street Research Net, which have a combined total of more than 13,000 paying subscribers. We believe that our other content areas may attract audiences with specialized interests that would pay subscription fees for unique proprietary content and we will launch additional paid subscription services when appropriate. In particular, we anticipate launching additional paid subscription services in our Internet Stock, Internet Marketing and Web Developer Channels. For the nine months ended September 30, 1999, 4% of our revenues were derived from paid subscription services.

    SEMINARS. We offer offline seminars focused on several Internet-specific topics which are of interest to our community of Internet users. We are able to efficiently promote these seminars through our network. We generate revenues from attendee registrations, as well as from advertiser and vendor sponsorships. For the nine months ended September 30, 1999, 3% of our revenues were derived from seminars.

    OPT-IN E-MAIL LIST RENTALS. Through a third-party agent, we currently offer for rental our opt-in e-mail list names relating to over 80 Internet-specific topics. Members of our community of Internet users volunteer, or "opt in," to be included on these lists to receive e-mail product offerings and information relevant to their Internet interests. Subscribers to these opt-in e-mail lists receive e-mail announcements of special offers relating to each topic subscribed. We generate revenues on a per use basis for the rental of our list names. For the nine months ended September 30, 1999, 2% of our revenues were derived from opt-in e-mail list rentals.


    VENTURE FUND MANAGEMENT. We are the portfolio manager of internet.com Venture Fund I LLC, a $5.0 million venture fund formed in April 1999, and internet.com Venture Fund II LLC, a $15.0 million venture fund formed in November 1999, both of which invest in early-stage content-based Internet properties that are not competitive with internet.com. We earn management fees for the day to day operation and general management of the funds. We are also entitled to 20% of the realized gains on investments made by these funds. We invested $700,000 in the initial fund, which is now fully invested, and invested $1.5 million in the second fund. The remaining $4.3 million in the initial fund and $13.5 million in the second fund were invested by third party investors. To date, we have generated minimal revenues from the management of these funds. See "Certain Transactions--Venture Capital Fund."

    ONLINE PRESS RELEASE DISTRIBUTION SERVICES. Through InternetNewsBureau.com, which we acquired on October 13, 1999, we provide paid e-mail based press release distribution services. These press releases are e-mailed to over 4,000 registered journalists. To date, we have generated minimal revenues from these services.


CONTENT OFFERINGS AND SERVICES


    We offer a broad range of content offerings and services to serve the needs of our community of Internet users for content, community and commerce, as well as the needs of advertisers and vendors in targeting our community of Internet users. Our network is organized into the following twelve vertical content categories, or channels:


    - INTERNETNEWS CHANNEL--Provides real-time coverage of Internet industry news events from around the world. Our staff of over 25 analysts and journalists file approximately 30 original items daily in the following vertical Internet news categories: business, finance, Internet service provider, or ISP, Web developer, E-commerce, Internet advertising and Internet stocks. We enhance our original coverage of Internet industry news events through agreements with Reuters NewMedia Inc. and USA TODAY to carry selected Internet news items.


    - INTERNET TECHNOLOGY CHANNEL--Provides access to Internet news, analyses, tutorials, reviews and resource guides to help our users integrate evolving Internet technologies. Internet media properties in the Internet Technology Channel cover many topics, including corporate intranet implementation, Web servers and Internet technology products.


    - WEB DEVELOPER CHANNEL--Provides our users who are responsible for building and maintaining Web sites with communication services and the latest information and trends for Web site development. We provide tutorials, applets and script downloads and online resource directories to Web developers. In addition, we provide community-building resources through online discussion forums, frequently asked questions and moderated e-mail discussion lists.


    - ECOMMERCE/INTERNET MARKETING CHANNEL--Provides Internet marketers and e-commerce professionals with information resources, market research and sales and marketing techniques. This channel includes tutorials for gaining better placement in search engines, summaries of the latest Internet market research and information about Internet advertising and promotion.


    - INTERNET RESOURCES CHANNEL--Provides access to Internet job listings, an online dictionary of Internet and technology terms, subscription services to our e-mail newsletters, information about Internet industry events including Internet World and ISPCON trade shows and other Internet resources.


    - ISP RESOURCES CHANNEL--Provides information for professionals in the ISP and Competitive Local Exchange Carrier (CLEC) industries, including the online edition of BOARDWATCH magazine, ISP-Planet, CLEC-Planet and ISP-Lists, a collection of 55 e-mail discussion lists used by more than 53,000 professionals in the ISP industry to communicate with their colleagues.



    - INTERNET STOCKS/VC CHANNEL--Provides stock and financial news, information and analysis about Internet companies. This channel includes the Internet Stock Report, which includes daily analysis of Internet stocks; ISDEX, The Internet Stock Index, a proprietary index of 50 publicly traded Internet stocks; InternetStockList, a directory of publicly traded Internet companies; IPO Watch, a directory of Internet companies which have filed to go public; and IPODEX, a directory of Internet companies which have recently gone public.


    - INTERNATIONAL CHANNEL--Provides Internet news and information for specific countries or regions, including Asia, Australia, Canada, China, France, Germany, Israel, Japan, certain other Middle Eastern countries, South Africa and the United Kingdom.

    - DOWNLOAD CHANNEL--Helps experienced Internet users evaluate and retrieve freeware and shareware software in a variety of categories, including business, developer, utilities, multimedia and games.


    - LINUX/OPEN SOURCE CHANNEL--Provides news, tutorials, information resources and e-commerce services for technology professionals implementing and maintaining Linux and/or open source technologies.



    - INTERNET LISTS CHANNEL--A collection of Web-based directories that allow users to find and evaluate ISPs, Web design firms, trade shows, online casinos and online radio stations.



    - WINDOWS INTERNET TECHNOLOGY CHANNEL--Provides news, tutorials, and information resources for technology professionals implementing and maintaining Internet and intranet applications using Microsoft Corporation technologies, including Active Server Pages and Back Office.

INTERNET.COM WEB SITES AND RELATED INTERNET MEDIA PROPERTIES


    In addition to our 89 Web sites, the Internet media properties presented on these channels include 71 e-mail newsletters, 101 online discussion forums and 75 moderated e-mail discussion lists. Our network of Internet media properties consists of the following:



                                                                                       E-MAIL      ONLINE       E-MAIL
           INTERNET                                                          WEB       NEWS-     DISCUSSION   DISCUSSION
        MEDIA PROPERTY                         DESCRIPTION                   SITE     LETTERS      FORUMS       LISTS
------------------------------  -----------------------------------------  --------   --------   ----------   ----------
INTERNETNEWS CHANNEL
internetnews                    Real-time, global coverage of Internet        -          -
WWW.INTERNETNEWS.COM              industry news and analysis reported by
                                  our staff covering business, finance,
                                  ISP, Web development, e-commerce,
                                  advertising, stocks and international
                                  news
NewsLinx                        Provides continuous updates of Internet       -          -
WWW.NEWSLINX.COM                  news headlines with links to the
                                  related articles from leading news Web
                                  sites
atnewyork                       Provides news and analysis for the New        -          -           -
WWW.ATNEWYORK.COM                 York City Internet industry
Boston.internet.com             Provides news and analysis for the Boston     -
WWW.BOSTON.INTERNET.COM           Internet industry
DC.internet.com                 Provides news and analysis for the            -
WWW.DC.INTERNET.COM               Washington, DC Internet industry
internetnews radio              Daily audio Internet news broadcast           -
INTERNETNEWSRADIO.COM

INTERNET TECHNOLOGY CHANNEL
ServerWatch                     Reviews of Web server hardware and            -          -
WWW.SERVERWATCH.COM               software
InternetProductWatch            Searchable directory of commercial            -          -
WWW.INTERNETPRODUCTWATCH.COM      Internet product listings
AllNet Devices                  News and reviews of devices that perform      -          -
WWW.ALLNETDEVICES.COM             specialized Internet and intranet tasks
BotSpot                         Directory of information and resources        -          -
WWW.BOTSPOT.COM                   about automated Internet data retrieval
WebServer Compare               Directory of Web servers listing              -
WWW.WEBSERVERCOMPARE.COM          technical specifications
Intranet Design Magazine        Tutorials and product reviews for             -          -           -
WWW.INTRANETDESIGNMAGAZINE.COM    intranet managers
SQLCourse                       Online tutorial teaching the basics of        -
WWW.SQLCOURSE.COM                 Structured Query Language, a method of
                                  retrieving information from databases
SQLWire                         News site for SQL professionals,              -          -
WWW.SQLWIRE.COM                   featuring links to news stories about
                                  Structured Query Language and related
                                  topics
SolarisGuide                    Information resource for Sun Solaris          -
WWW.SOLARISGUIDE.COM              administrators and software developers
CEWire                          News site featuring links to press            -          -
WWW.CEWIRE.COM                    reports about Microsoft's Windows CE
                                  operating system
Internet Technology Forums      Discussion forums about Internet                                     -
FORUMS.INTERNET.COM               technology topics
Internet World                  Archives of Internet World magazine           -          -
WWW.IW.COM
Hardware Central                Comprehensive hardware information            -          -           -
WWW.HARDWARECENTRAL.COM           including advice on optimization and
                                  troubleshooting
BrowserWatch                    News and information for technical            -                      -
WWW.BROWSERWATCH.COM              professionals about Web browsers
Sharky Extreme                  Resource for the latest hardware and          -
WWW.SHARKYEXTREME.COM             software technology on the Web

                                 ACQUIRED,
                                INTERNALLY
           INTERNET              DEVELOPED
        MEDIA PROPERTY          OR LICENSED
------------------------------  -----------
INTERNETNEWS CHANNEL
internetnews                    Internally
WWW.INTERNETNEWS.COM             developed
NewsLinx                         Acquired
WWW.NEWSLINX.COM                   11/98
atnewyork                        Acquired
WWW.ATNEWYORK.COM                  4/99
Boston.internet.com             Internally
WWW.BOSTON.INTERNET.COM          developed
DC.internet.com                 Internally
WWW.DC.INTERNET.COM              developed
internetnews radio              Internally
INTERNETNEWSRADIO.COM            developed
INTERNET TECHNOLOGY CHANNEL
ServerWatch                      Acquired
WWW.SERVERWATCH.COM                7/96
InternetProductWatch             Acquired
WWW.INTERNETPRODUCTWATCH.COM       1/96
AllNet Devices                  Internally
WWW.ALLNETDEVICES.COM            developed
BotSpot                          Acquired
WWW.BOTSPOT.COM                    1/99
WebServer Compare                Acquired
WWW.WEBSERVERCOMPARE.COM           7/96
Intranet Design Magazine         Acquired
WWW.INTRANETDESIGNMAGAZINE.COM     9/98
SQLCourse                        Acquired
WWW.SQLCOURSE.COM                  9/99
SQLWire                          Acquired
WWW.SQLWIRE.COM                    10/99
SolarisGuide                     Acquired
WWW.SOLARISGUIDE.COM               10/99
CEWire                           Acquired
WWW.CEWIRE.COM                     10/99
Internet Technology Forums      Internally
FORUMS.INTERNET.COM              developed
Internet World                   Licensed
WWW.IW.COM
Hardware Central                 Acquired
WWW.HARDWARECENTRAL.COM            5/99
BrowserWatch                     Acquired
WWW.BROWSERWATCH.COM               5/96
Sharky Extreme                   Acquired
WWW.SHARKYEXTREME.COM              12/99


                                                                                       E-MAIL      ONLINE       E-MAIL
           INTERNET                                                          WEB       NEWS-     DISCUSSION   DISCUSSION
        MEDIA PROPERTY                         DESCRIPTION                   SITE     LETTERS      FORUMS       LISTS
------------------------------  -----------------------------------------  --------   --------   ----------   ----------
WEB DEVELOPER CHANNEL
WebDeveloper                    News, reviews and tutorials for Web           -          -           -
WWW.WEBDEVELOPER.COM              developers
WebReference                    Tutorials, technical information and          -          -           -
WWW.WEBREFERENCE.COM              reviews for Web developers
Web Developer's Virtual         Tutorials and technical information for       -          -           -            -
Library                           Web developers
WWW.WDVL.COM
StreamingMediaWorld             Tutorials and information resources for       -                      -
WWW.STREAMINGMEDIAWORLD.COM       streaming media developers
JustSMIL                        Tutorials, information resources and          -                      -
WWW.JUSTSMIL.COM                  forums for streaming media developers
JavaBoutique                    Collection of over 360 Java applets           -          -           -
WWW.JAVABOUTIQUE.COM              available for download
The JavascriptSource            Collection of over 300 Javascripts            -          -           -
WWW.JAVASCRIPTSOURCE.COM          available for download
Javascript.com                  Portal site that facilitates access to        -
WWW.JAVASCRIPT.COM                internet.com Javascript services
ScriptSearch                    Links to more than 5,000 C++, PERL,           -                      -
WWW.SCRIPTSEARCH.COM              VBScript and other programs online
Web Developer's Journal         Tutorials and information resources for       -          -           -            -
WWW.WEBDEVELOPERSJOURNAL.COM      Web site development, site design,
                                  HTML, Web graphics and audio
Web Developer Forums            Discussion forums about Web development                              -
FORUMS.INTERNET.COM               topics
ECOMMERCE/INTERNET MARKETING CHANNEL
The Electronic Commerce         News, tutorials, reviews and opinions for     -          -           -            -
  Guide                           e-commerce professionals
ECOMMERCE-GUIDE.COM
SearchEngineWatch               How-to site for Internet marketers and        -          -
WWW.SEARCHENGINEWATCH.COM         users about search engine operations
CyberAtlas                      Searchable repository of Internet-related     -          -
WWW.CYBERATLAS.COM                research abstracts
Internet Day                    Daily tutorial for Internet marketers and     -          -
WWW.INTERNETDAY.COM               professionals
Internet Advertising Report     Highlights top Internet marketing and         -          -
WWW.INTERNETNEWS.COM/IAR          advertising news and events
Ad Resource                     Collection of Internet advertising            -
WWW.ADRESOURCE.COM                resources for Internet marketers
Refer-It                        Directory of Web site affiliate, referral     -          -           -
WWW.REFER-IT.COM                  and revenue sharing programs
AllNetResearch                  Directory of Internet industry research       -          -
WWW.ALLNETRESEARCH.COM            reports available for online purchase
INTERNET RESOURCES CHANNEL
Webopedia                       Dictionary and search engine containing       -          -
WWW.WEBOPEDIA.COM                 more than 8,800 Internet and technology
                                  definitions and terms
CoolCentral                     Recommendations for useful and                -
WWW.COOLCENTRAL.COM               entertaining Web sites
InternetShopper                 Directory of shopping Web sites listed by     -          -
WWW.INTERNETSHOPPER.COM           category, daily listings of free and
                                  discounted items available online and
                                  an Internet shopping agent
Internet Jobs                   Provides searchable access to Internet        -
JOBS.INTERNET.COM                 industry and Internet technology job
                                  openings
silicon alley Jobs              Provides searchable access to Internet        -          -           -
WWW.SILICONALLEYJOBS.COM          industry and Internet technology job
                                  openings
My Desktop                      Information site for experienced Internet     -          -
WWW.MYDESKTOP.COM                 users

                                 ACQUIRED,
                                INTERNALLY
           INTERNET              DEVELOPED
        MEDIA PROPERTY          OR LICENSED
------------------------------  -----------
WEB DEVELOPER CHANNEL
WebDeveloper                    Internally
WWW.WEBDEVELOPER.COM             developed
WebReference                     Acquired
WWW.WEBREFERENCE.COM               11/97
Web Developer's Virtual          Acquired
Library                            3/98
WWW.WDVL.COM
StreamingMediaWorld             Internally
WWW.STREAMINGMEDIAWORLD.COM      developed
JustSMIL                         Acquired
WWW.JUSTSMIL.COM                   11/98
JavaBoutique                     Acquired
WWW.JAVABOUTIQUE.COM               5/97
The JavascriptSource             Acquired
WWW.JAVASCRIPTSOURCE.COM           7/98
Javascript.com                  Internally
WWW.JAVASCRIPT.COM               developed
ScriptSearch                     Acquired
WWW.SCRIPTSEARCH.COM               9/98
Web Developer's Journal          Acquired
WWW.WEBDEVELOPERSJOURNAL.COM       7/99
Web Developer Forums            Internally
FORUMS.INTERNET.COM              developed
ECOMMERCE/INTERNET MARKETING C
The Electronic Commerce          Acquired
  Guide                            11/95
ECOMMERCE-GUIDE.COM
SearchEngineWatch                Acquired
WWW.SEARCHENGINEWATCH.COM          11/97
CyberAtlas                       Acquired
WWW.CYBERATLAS.COM                 8/98
Internet Day                     Acquired
WWW.INTERNETDAY.COM                11/98
Internet Advertising Report     Internally
WWW.INTERNETNEWS.COM/IAR         developed
Ad Resource                      Acquired
WWW.ADRESOURCE.COM                 11/98
Refer-It                         Acquired
WWW.REFER-IT.COM                   4/99
AllNetResearch                  Internally
WWW.ALLNETRESEARCH.COM           developed
INTERNET RESOURCES CHANNEL
Webopedia                        Acquired
WWW.WEBOPEDIA.COM                  3/98
CoolCentral                      Acquired
WWW.COOLCENTRAL.COM                11/97
InternetShopper                 Internally
WWW.INTERNETSHOPPER.COM          developed
Internet Jobs                   Internally
JOBS.INTERNET.COM                developed
silicon alley Jobs               Acquired
WWW.SILICONALLEYJOBS.COM           4/99
My Desktop                       Acquired
WWW.MYDESKTOP.COM                  5/99


                                                                                       E-MAIL      ONLINE       E-MAIL
           INTERNET                                                          WEB       NEWS-     DISCUSSION   DISCUSSION
        MEDIA PROPERTY                         DESCRIPTION                   SITE     LETTERS      FORUMS       LISTS
------------------------------  -----------------------------------------  --------   --------   ----------   ----------
INTERNET RESOURCES CHANNEL (CONTINUED)
Virtual Dr                      Technical support for Internet and            -          -
WWW.VIRTUALDR.COM                 personal computer users
The Guestbook                   Online application that permits               -
WWW.THEGUESTBOOK.COM              Webmasters to add a "guest sign in"
                                  feature to Web sites
The Counter                     Online tools to enable Webmasters to          -          -
WWW.THECOUNTER.COM                analyze their traffic
Internet Forums                 Directory of online discussion forums                                -
FORUMS.INTERNET.COM               about a variety of Internet topics
Events.internet.com             Information about Internet World and ISP-     -
EVENTS.INTERNET.COM               CON trade shows
ISP RESOURCES CHANNEL
ISP-Planet                      News and information for the ISP industry     -          -
WWW.ISP-PLANET.COM
ISP-Lists                       E-mail discussion lists and Web sites         -                                   -
WWW.ISP-LISTS.COM                 serving ISP industry professionals
ISP News                        Real-time, global coverage of Internet        -
WWW.INTERNETNEWS.COM/ISP-NEWS     Service Provider industry news
CLEC-Planet                     News and information about Competitive        -          -
WWW.CLEC-PLANET.COM               Local Exchange Carriers (CLECs) for the
                                  ISP industry
Boardwatch                      Archives of Boardwatch magazine               -
WWW.BOARDWATCH.COM
ISPCON                          Information site for ISPCON events            -
WWW.ISPCON.COM
INTERNET STOCKS/VC CHANNEL
Internet Stock Report           Intraday analysis of Internet stocks          -          -           -
WWW.INTERNETSTOCKREPORT.COM
ISDEX, The Internet Stock       Proprietary index of 50 publicly traded       -
  Index                           Internet stocks
WWW.ISDEX.COM
InternetStockList               Directory of publicly traded Internet         -
WWW.INTERNETSTOCKLIST.COM         companies, including related news,
                                  information and analysis
IPO Watch                       Directory of Internet companies that have     -
WWW.INTERNETNEWS.COM/STOCKS/IPO   filed to go public, including related
                                  news, information and analysis
IPODEX                          Directory of Internet companies that have     -
WWW.IPODEX.COM                    recently gone public
silicon alley Stocks            News and information about New York City      -
WWW.SILICONALLEYSTOCKS            Internet industry public companies
Wall Street Research Net        Information and resources for investors       -          -           -
WWW.WSRN.COM                      on the Web
Internet Stock Forums           Discussion forums about Internet stocks                              -
FORUMS.INTERNET.COM               and investing

INTERNATIONAL CHANNEL
Arabia                          Daily Internet news and information about     -
ARABIA.INTERNET.COM               the Middle East
Asia                            Daily Internet news and information about     -          -
ASIA.INTERNET.COM                 Asia
Australia                       Daily Internet news and information about     -          -
AUSTRALIA.INTERNET.COM            Australia
Canada                          Daily Internet news and information about     -          -
CANADA.INTERNET.COM               Canada
China                           Daily Internet news and information about     -
CHINA.INTERNET.COM                China
France                          Daily Internet news and information about     -          -
FRANCE.INTERNET.COM               France
Germany                         Daily Internet news and information about     -          -
GERMANY.INTERNET.COM              Germany

                                 ACQUIRED,
                                INTERNALLY
           INTERNET              DEVELOPED
        MEDIA PROPERTY          OR LICENSED
------------------------------  -----------
INTERNET RESOURCES CHANNEL (CO
Virtual Dr                       Acquired
WWW.VIRTUALDR.COM                  5/99
The Guestbook                    Acquired
WWW.THEGUESTBOOK.COM               9/99
The Counter                      Acquired
WWW.THECOUNTER.COM                 9/99
Internet Forums                 Internally
FORUMS.INTERNET.COM              developed
Events.internet.com             Internally
EVENTS.INTERNET.COM              developed
ISP RESOURCES CHANNEL
ISP-Planet                      Internally
WWW.ISP-PLANET.COM               developed
ISP-Lists                        Acquired
WWW.ISP-LISTS.COM                  10/98
ISP News                        Internally
WWW.INTERNETNEWS.COM/ISP-NEWS    developed
CLEC-Planet                     Internally
WWW.CLEC-PLANET.COM              developed
Boardwatch                       Licensed
WWW.BOARDWATCH.COM
ISPCON                           Licensed
WWW.ISPCON.COM
INTERNET STOCKS/VC CHANNEL
Internet Stock Report           Internally
WWW.INTERNETSTOCKREPORT.COM      developed
ISDEX, The Internet Stock       Internally
  Index                          developed
WWW.ISDEX.COM
InternetStockList               Internally
WWW.INTERNETSTOCKLIST.COM        developed
IPO Watch                       Internally
WWW.INTERNETNEWS.COM/STOCKS/IP   developed
IPODEX                          Internally
WWW.IPODEX.COM                   developed
silicon alley Stocks             Acquired
WWW.SILICONALLEYSTOCKS             4/99
Wall Street Research Net         Acquired
WWW.WSRN.COM                       7/99
Internet Stock Forums           Internally
FORUMS.INTERNET.COM              developed
INTERNATIONAL CHANNEL
Arabia                           Licensed
ARABIA.INTERNET.COM
Asia                            Internally
ASIA.INTERNET.COM                developed
Australia                       Internally
AUSTRALIA.INTERNET.COM           developed
Canada                          Internally
CANADA.INTERNET.COM              developed
China                            Licensed
CHINA.INTERNET.COM
France                          Internally
FRANCE.INTERNET.COM              developed
Germany                         Internally
GERMANY.INTERNET.COM             developed


                                                                                       E-MAIL      ONLINE       E-MAIL
           INTERNET                                                          WEB       NEWS-     DISCUSSION   DISCUSSION
        MEDIA PROPERTY                         DESCRIPTION                   SITE     LETTERS      FORUMS       LISTS
------------------------------  -----------------------------------------  --------   --------   ----------   ----------
INTERNATIONAL CHANNEL (CONTINUED)
Israel                          Daily Internet news and information about     -          -
ISRAEL.INTERNET.COM               Israel
Japan                           Daily Internet news and information about     -          -
JAPAN.INTERNET.COM                Japan
South Africa                    Daily Internet news and information about     -          -
SOUTHAFRICA.INTERNET.COM          South Africa
United Kingdom                  Daily Internet news and information about     -          -
UK.INTERNET.COM                   the United Kingdom
DOWNLOAD CHANNEL
Jumbo!                          Software Web site with over 300,000 pro-      -          -
WWW.JUMBO.COM                     grams available for download
CWSApps                         Reviews and downloads for Microsoft Win-      -          -
WWW.CWSAPPS.COM                   dows-based Internet software
NewApps                         Links to new software programs available      -          -
WWW.NEWAPPS.COM                   for download
FileFarm                        Reviews and downloads for business            -          -
WWW.FILEFARM.COM                  software
Software Blast                  Offers users a wide variety of free           -          -
WWW.SOFTWAREBLAST.COM             software for download from applications
                                  categories such as business,
                                  communications, desktop enhancements
                                  and productivity

INTERNET LISTS CHANNEL
Web Design List                 Directory of more than 2,500 Web design       -          -
DESIGNLIST.INTERNET.COM           firms
InternetRadioList               Directory of Internet radio stations          -          -
WWW.INTERNETRADIOLIST.COM
InternetEmailList               Directory of free e-mail service              -
WWW.INTERNETEMAILLIST.COM         providers
InternetCasinoList              Directory of more than 400 online casinos     -
WWW.INTERNETCASINOLIST.COM
The List                        Buyer's guide containing terms of service     -
WWW.THELIST.COM                   for more than 8,100 Internet Service
                                  Providers worldwide
Directory of Internet Service   Directory of Internet Service Providers       -
  Providers
BOARDWATCH.INTERNET.COM/ISP
InternetTradeShowList           Directory of trade shows and seminars for     -
WWW.INTERNETTRADESHOWLIST.COM     the Internet and IT industries

WINDOWS INTERNET TECHNOLOGY
CHANNEL
15 seconds                      Tutorials, discussion lists and               -          -                        -
WWW.15SECONDS.COM                 newsletters for Microsoft Active Server
                                  Pages developers
Swynk                           News and information for system               -          -           -            -
WWW.SWYNK.COM                     administrators
WinPlanet                       Microsoft Windows software news,              -          -
WWW.WINPLANET.COM                 tutorials, opinions, reviews and tips
BHS.com                         Microsoft system administrator support        -          -           -
WWW.BHS.COM                       site that offers software downloads,
                                  FAQs, help wanted listings and online
                                  discussion forums
ASPWatch                        Tutorials and information resources for       -          -
WWW.ASPWATCH.COM                  Web site developers using Microsoft
                                  Active Server Pages technology
ASPWire                         News site featuring links to press            -          -           -
WWW.ASPWIRE.COM                   reports about Microsoft's Active Server
                                  Pages Web site development technology
VBWire                          News site featuring links to press            -          -           -
WWW.VBWIRE.COM                    reports about Microsoft's Visual Basic
                                  programming language

                                 ACQUIRED,
                                INTERNALLY
           INTERNET              DEVELOPED
        MEDIA PROPERTY          OR LICENSED
------------------------------  -----------
INTERNATIONAL CHANNEL (CONTINU
Israel                          Internally
ISRAEL.INTERNET.COM              developed
Japan                           Internally
JAPAN.INTERNET.COM               developed
South Africa                    Internally
SOUTHAFRICA.INTERNET.COM         developed
United Kingdom                  Internally
UK.INTERNET.COM                  developed
DOWNLOAD CHANNEL
Jumbo!                           Acquired
WWW.JUMBO.COM                      11/98
CWSApps                          Acquired
WWW.CWSAPPS.COM                    12/96
NewApps                          Acquired
WWW.NEWAPPS.COM                    11/98
FileFarm                         Acquired
WWW.FILEFARM.COM                   5/99
Software Blast                   Acquired
WWW.SOFTWAREBLAST.COM              9/99
INTERNET LISTS CHANNEL
Web Design List                 Internally
DESIGNLIST.INTERNET.COM          developed
InternetRadioList               Internally
WWW.INTERNETRADIOLIST.COM        developed
InternetEmailList               Internally
WWW.INTERNETEMAILLIST.COM        developed
InternetCasinoList              Internally
WWW.INTERNETCASINOLIST.COM       developed
The List                         Acquired
WWW.THELIST.COM                    8/95
Directory of Internet Service    Licensed
  Providers
BOARDWATCH.INTERNET.COM/ISP
InternetTradeShowList           Internally
WWW.INTERNETTRADESHOWLIST.COM    Developed
WINDOWS INTERNET TECHNOLOGY
CHANNEL
15 seconds                       Acquired
WWW.15SECONDS.COM                  12/98
Swynk                            Acquired
WWW.SWYNK.COM                      4/99
WinPlanet                        Acquired
WWW.WINPLANET.COM                  5/99
BHS.com                          Acquired
WWW.BHS.COM                        8/99
ASPWatch                         Acquired
WWW.ASPWATCH.COM                   8/99
ASPWire                          Acquired
WWW.ASPWIRE.COM                    10/99
VBWire                           Acquired
WWW.VBWIRE.COM                     10/99


                                                                                       E-MAIL      ONLINE       E-MAIL
           INTERNET                                                          WEB       NEWS-     DISCUSSION   DISCUSSION
        MEDIA PROPERTY                         DESCRIPTION                   SITE     LETTERS      FORUMS       LISTS
------------------------------  -----------------------------------------  --------   --------   ----------   ----------
LINUX/OPEN SOURCE CHANNEL
LinuxPlanet                     Linux news and tutorials for system           -          -           -
WWW.LINUXPLANET.COM               administrators
LinuxToday                      News and community site for Linux profes-     -          -
WWW.LINUXTODAY.COM                sionals
LinuxCentral                    Linux software, book and accessories          -          -
WWW.LINUXCENTRAL.COM              e-commerce site
LinuxStart                      Portal site that facilitates access to        -
WWW.LINUXSTART.COM                Linux information resources

                                 ACQUIRED,
                                INTERNALLY
           INTERNET              DEVELOPED
        MEDIA PROPERTY          OR LICENSED
------------------------------  -----------
LINUX/OPEN SOURCE CHANNEL
LinuxPlanet                      Acquired
WWW.LINUXPLANET.COM                5/99
LinuxToday                       Acquired
WWW.LINUXTODAY.COM                 10/99
LinuxCentral                     Acquired
WWW.LINUXCENTRAL.COM               10/99
LinuxStart                       Acquired
WWW.LINUXSTART.COM                 12/99


    Penton Media has licensed the online publishing rights for its INTERNET WORLD, BOARDWATCH and DIRECTORY OF INTERNET SERVICE PROVIDERS print publications, as well as information about its Internet World and ISPCON trade shows, to internet.com. See "Certain Transactions--Services Agreement."

SELECTED CASE STUDIES

    The following case studies are provided as representative samples of both our internally developed and acquired Internet properties and their growth from October 1998 to October 1999, which we believe is representative of the overall growth of our network for the same period:

    INTERNETNEWS.COM. We created internetnews.com in November 1995. internetnews.com publishes, on a real-time basis throughout each business day, approximately 30 original Internet news items which are produced by our staff of over 25 editors, freelance contributors and analysts, and supplemented by content from Reuters NewMedia Inc. and USA TODAY. The editorial philosophy of internetnews.com is to provide members of our community of Internet users with current Internet industry information. Monthly page views for internetnews.com increased 192% from 1.3 million in October 1998 to approximately 3.8 million in October 1999.

    WEBDEVELOPER.COM. We launched WebDeveloper.com as a print publication with a companion Web site in September 1995. In May 1997, WebDeveloper.com was reconstituted as an exclusively online resource. WebDeveloper.com provides news, software and book reviews, tutorials, and question and answer features for Web developers. WebDeveloper.com appeals to professionals who are responsible for building and maintaining Web sites. WebDeveloper.com also provides links to other resources, many of which are within our network, containing reference information on Web development topics. Monthly page views for WebDeveloper.com increased 217% from 504,000 in October 1998 to approximately 1.6 million in October 1999.

    SEARCHENGINEWATCH. We acquired SearchEngineWatch in November 1997. SearchEngineWatch serves two audiences: marketers who want to have their companies' Web sites listed prominently in search engines and sophisticated Internet users who want to make informed selections when choosing a search engine to use. In addition to advertising and sponsorship revenue, SearchEngineWatch offers a paid subscription newsletter on its Web site. Since acquiring and integrating SearchEngineWatch into our network in November 1997, we have rapidly increased the number of paid subscribers while at the same time increasing the annual subscription rate for this service from $25 to $69. Monthly page views for SearchEngineWatch increased 91% from 890,000 in October 1998 to approximately 1.7 million in October 1999.

EDITORIAL

    We maintain editorial offices in Darien, Connecticut; New York, New York; Lexington, Kentucky; Toronto, Canada; and Ann Arbor, Michigan. In addition, editorial personnel work from home offices throughout the United States and in Hong Kong. Freelance contributors and analysts are also located both domestically and in 18 countries worldwide.

    Our editorial team, comprised of 60 employees and over 100 freelance contributors as of November 30, 1999, creates considerable proprietary content each month. For example, in October 1999, our editorial team:


    - authored more than 790 news articles published in InternetNews;


    - authored more than 100 technical tutorials;


    - authored more than 230 market analysis reports;

    - reviewed more than 190 products and books;

    - created more than 1,100 editions of 71 separate e-mail newsletters;

    - moderated over 75 e-mail discussion lists and over 101 online discussion forums;


    - catalogued and evaluated more than 2,100 software programs; and


    - maintained more than 15,000 directory listings of Internet-related products, services and companies.

    In addition, our editorial staff also maintains an online dictionary, WWW.WEBOPEDIA.COM, of 8,800 Internet and technology terms, writes question and answer columns and creates directories of scripts for major Internet technologies. We also have an exclusive agreement to serve as the Internet publisher of Penton Media's INTERNET WORLD, BOARDWATCH and DIRECTORY OF INTERNET SERVICE PROVIDERS print publications, as well as information about Penton Media's Internet World and ISPCON trade shows. See "Certain
Transactions--Services Agreement."

MARKETING AND SALES

    MARKETING. We employ a combination of online and offline advertising and promotional campaigns to promote our content offerings and services to our community of Internet users, advertisers and vendors. User advertising includes cross-promotion on our network, advertising in trade publications and at trade shows and promotional links from Web sites that attract demographically similar audiences. We believe that this strategy maintains the high quality and unique focus of our community of Internet users. We have participated in various Internet industry events, including Internet World and ISPCON trade shows. We have also used print advertising, which has appeared in INTERNET WORLD, BOARDWATCH, UPSIDE, INTERNET WEEK, DATA COMMUNICATIONS, TELE.COM, SILICON ALLEY REPORTER and ADWEEK, among other publications.

    Our marketing efforts are directed largely at acquiring advertising clients and commerce agreements. We principally use offline and online advertising, direct mail and event sponsorships for customer acquisition. ADVERTISING AGE, ADWEEK, MARKETING COMPUTERS, CLICKZ, CHANNELSEVEN.COM and the ONLINE ADVERTISING DISCUSSION LIST are among the venues used to deliver our promotional messages. In addition, we have a strategic agreement with Penton Media, a significant investor in internet.com, which provides for an exchange of services to be provided by each party. This agreement expires on November 23, 2001 and is automatically renewable for subsequent three year terms unless terminated by either party.

    Services provided by Penton Media to us under this agreement include the following:

    - one full-page advertisement at no charge in each issue of INTERNET WORLD magazine and BOARDWATCH magazine;

    - exhibit and sales office space at no charge for each U.S. Internet World and ISPCON trade show; and

    - prominent listing as a sponsor in all promotional materials and for appropriate conference tracks, as well as prominent hanging media banners for Internet World and ISPCON trade shows.

    Services we provide to Penton Media under this agreement include the following:

    - Web site archives of INTERNET WORLD and BOARDWATCH print publications and information about Internet World and ISPCON trade shows and conferences; and

    - a minimum of 2.3 million advertising impressions each month on our network.


    ADVERTISING SALES. We believe that we have been able to obtain revenue from advertising on our Web sites and online discussion forums because we enable clients to efficiently and effectively reach targeted segments of the Internet community. Based on a survey we commissioned which was conducted from August 1999 through September 1999, 79% of our community of Internet users report that they either make or influence purchasing decisions. We believe that targeting this influential audience allows us to sell advertising space at rates that are higher than the average rates charged by online services aimed at more general audiences. Based upon publicly available banner advertisement rate cards, we believe that our actual rates are approximately 1.2 to 3.4 times higher than the published rates of Go2Net, Inc., go.com, Looksmart, Ltd. and NBC Internet Inc. as of October 1999, which we believe to be a representative group of Internet-based services aimed at more general audiences.



    We also offer advertisers the opportunity to advertise on our e-mail newsletters and moderated e-mail discussion lists. In November 1999, we distributed 19.1 million copies of our e-mail newsletters to over 2.0 million subscribers. We also distributed 41.1 million messages to more than 80,000 moderated e-mail discussion list subscribers.


    Our sales force is organized by geographic regions as follows: New England, New York Metro, Mid-Atlantic/Southeast, Midwest, West, Canada, Europe and Israel.

    Over 850 advertisers have placed advertisements on our network. For the nine months ended September 30, 1999, International Business Machines Corporation accounted for 9% of our revenues, and our top 20 advertisers together accounted for 35% of our revenues during the same period. Based on revenues, the following were our largest 20 advertisers during the nine months ended September 30, 1999:

International Business Machines Corporation    Ariel Corporation
Sun Microsystems, Inc.                         Moai Technologies
Hewlett-Packard Company                        Nortel Networks Corporation
Lucent Technologies Inc.                       Oracle Corporation
Microsoft Corporation                          Surfree.com Inc. Company
EarthLink Network, Inc.                        PSINet Inc.
Compaq Computer Corporation                    American Power Conversion Corporation
Inktomi Corporation                            Allaire Corporation
GoTo.com, Inc.                                 Flycast Communications Corporation
UBID, Inc.                                     Akamai Technologies, Inc.

    E-COMMERCE SALES, LICENSING AND BUSINESS DEVELOPMENT. We offer e-commerce, licensing and other business development arrangements to maximize the potential of our proprietary content and community of Internet users. We identify potential e-commerce vendors, licensees and other potential business development opportunities and generally enter into contracts of six to 12 months' duration. E-commerce agreements generally include a fixed fee for advertising as well as revenue sharing of 10% to 50% of the sales made by the e-commerce vendor as a result of links from our network. These activities are conducted by a staff of three employees separate from our advertising sales force.

    Licensing arrangements allow third parties to reproduce our editorial content and brands either for print or online use. We are typically paid per-use in the case of book and print rights, including reprints of articles published on our network, and monthly in cases where our editorial content is published in electronic form. We also offer our proprietary software for license to third parties that offer services that are similar to, but do not compete with, internet.com.

COMPETITION

    We believe we compete on the basis of our brand recognition and our proprietary content offerings and services focused solely on the Internet industry. We believe that we are differentiated relative to our competitors due to our vertical focus of providing content, community and commerce to Internet industry and Internet technology professionals, Web developers and experienced Internet users.

    The market for Internet-based services is relatively new, intensely competitive and rapidly changing. Since the advent of commercial services on the Internet, the number of online services competing for users' attention and spending has proliferated. We expect that competition will continue to intensify. We compete with other companies which direct a portion of their overall Web content at the Internet professional community, such as Ziff-Davis Inc.'s ZDNet, CNET, Inc., CMP Media Inc., EarthWeb Inc. and Wired Digital Inc. We also compete for circulation and advertising impressions with general interest portal and destination Web sites as well as traditional media.

    Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we have. These competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements and to devote greater resources to the development, promotion and sale of their products and services than we can. The number of companies competing for the attention and spending of our community of Internet users has increased and we expect it to continue to increase. See "--Industry Overview" and "Risk Factors--We face intense competition."

TECHNOLOGY AND OPERATIONS

    We have developed an expandable operations infrastructure using open standard hardware and software systems. We make our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists available using multiple Sun Microsystems, Inc. and Wintel-based servers that run on Sun Solaris, Microsoft NT and Linux operating systems. We license software from the following parties, among others: Web and e-mail servers from Netscape; Web and database servers from Microsoft Corporation; database servers from Oracle Corporation; an advertising management system from NetGravity, Inc.; a content management system from Vignette Corporation; a streaming media server from RealNetworks, Inc.; a spidering, content indexing, personalization and categorization system from Autonomy, Inc.; and a firewall from Network Associates Inc.

    We maintain a data center with redundant production and staging servers. In the event that all of the production servers fail, the staging servers are capable of supporting our services. Our redundant Internet circuits are diversely routed to different points within our providers' networks, so that interruptions will be minimized if a failure in one network segment occurs. All of our servers are powered by uninterruptible power supplies. In addition, all of our production systems are copied each night to backup tapes that are stored at an off-site storage facility each business day. In the event of a disaster at the production facility, arrangements are in place to resume production at an off-site center maintained by International Business Machines. We maintain a quality assurance process to constantly monitor our servers, processes and network connectivity. We have implemented these redundancies and backup systems in order to minimize the risk associated with damage from fire, power loss, telecommunications failure, break-ins, computer viruses and other events beyond our control. See "Risk

Factors--Our systems are subject to damage from natural disasters, telecommunication failures, electronic break-ins and similar problems."

INTELLECTUAL PROPERTY

    We regard our content, logos, brands, domain names and software as proprietary and attempt to protect them by relying on trademark, copyright, trade secret and other laws and restrictions. We currently have no patents or patents pending and do not anticipate that patents will become a significant part of our intellectual property in the foreseeable future. We pursue the registration of our trademarks and service marks in the United States and internationally, and have applied for registration in the United States and numerous other countries for a number of our trademarks and service marks. We also pursue copyright registration of our content in the United States. We might not be able to obtain effective trademark, copyright and trade secret protection in every country in which we distribute our services or make them available through the Internet, and it is difficult for us to police unauthorized use of our proprietary information. We seek protection of our content, logos, brands and software relating to our Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists.

    We have applied for registration of our trademarks and service marks in the United States and in over 75 other countries. We have encountered obstacles to registration of some marks in several of these countries.

    Legal standards relating to the validity, enforceability and scope of protection of proprietary rights in Internet-related businesses are uncertain and still evolving. As a result, we cannot assure the future viability or value of our proprietary rights. We might not have taken adequate steps to prevent the misappropriation or infringement of our intellectual property. Any such infringement or misappropriation, should it occur, might harm our business, results of operations and financial condition. In addition, we may have to file lawsuits in the future to perfect or enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. These lawsuits could result in substantial costs and divert our resources and the attention of our management. As a result, our business, results of operations and financial condition would suffer.

    Our business activities may infringe upon the proprietary rights of others, and other parties might assert infringement claims against us. From time to time, we have been, and expect to continue to be, subject to claims in the ordinary course of our business including claims of alleged infringement of the trademarks, service marks and other intellectual property rights of third parties. If similar claims are made against us in the future, those claims and any resultant litigation might subject us to liability for damages, result in invalidation of our proprietary rights and, even if not meritorious, could be time consuming and expensive to defend and could result in the diversion of our resources and the attention of our management. As a result, our business, results of operations and financial condition would suffer.

    We generally obtain our content and some of our technology from our employees or pursuant to work-for-hire arrangements. We also license technology and content from third parties. In such license arrangements, we generally obtain representations as to origin and ownership of such content and technology and the licensors have generally agreed to defend, indemnify and hold us harmless from any third party claims that such technology or content violates the rights of another. We cannot be sure that these third party technology and content protections will be effective or sufficient or that we will be able to maintain such content or technology on commercially reasonable terms. As a result, our business, results of operations and financial condition would suffer.

    We have licensed in the past, and expect to license in the future, proprietary rights, such as trademarks or copyrighted material, to third parties. While we attempt to ensure that the quality of our brands and content are maintained by such licensees, we cannot be sure that such licensees will not take actions that might decrease the value of our brands, proprietary rights or reputation, which would harm our business, prospects, financial condition and results of operations.

DOMAIN NAMES

    We own the Internet domain name "internet.com," as well as numerous other domain names both in the United States and internationally. Domain names generally are regulated by Internet regulatory bodies. The regulation of domain names in the United States and in foreign countries is subject to change. Regulatory bodies could establish additional top-level domains, appoint additional domain name registrars or modify the requirements for holding domain names. As a result, we might not acquire or maintain the "internet.com" or comparable domain name in all the countries in which we conduct business.

    The relationship between regulations governing domain names and laws protecting trademarks and similar proprietary rights is unclear and still evolving. Therefore, we might be unable to prevent third parties from acquiring domain names that infringe or otherwise decrease the value of our trademarks and other proprietary rights. See "Risk Factors--Regulation could reduce the value of our domain names."

EMPLOYEES


    The following table sets forth a breakdown of our employees as of November 30, 1999:



                                                              NUMBER OF
                                                              EMPLOYEES
                                                              ---------
Editorial...................................................      60
Marketing and sales.........................................      65
Technology and operations...................................      38
Administration..............................................      19
                                                                 ---
  Total.....................................................     182
                                                                 ===


    We have never had a work stoppage and no personnel are represented under collective bargaining agreements. We consider our relations with our personnel to be good.

FACILITIES

    Our principal administrative, editorial, sales, marketing and information technology facilities are located in Darien, Connecticut. See "Certain Transactions." We believe that our current facilities will be adequate to meet our needs for the foreseeable future.

    The following table sets forth a summary of our leased and subleased office facilities as of November 30, 1999:


LOCATION                                                SQUARE FEET                   LEASED THROUGH
--------                                          ------------------------   --------------------------------
Darien, Connecticut.............................                   20,000             February 2003
New York, New York..............................                   11,000             September 2004
South San Francisco, California.................                    4,500              August 2004
Ann Arbor, Michigan.............................                    1,000             December 2000
Lexington, Kentucky.............................                    1,000              January 2000

LEGAL PROCEEDINGS


    Until late November 1999, we were engaged in trademark opposition proceedings before trademark offices in the United States and other jurisdictions with International Data Group, Inc. or IDG. We have reached a settlement with IDG regarding the registration of the trademark "internet.com" in the United States Patent Office, which we originally filed with the Trademark Trial and Appeal Board of the U.S. Patent and Trademark Office in
September 1998. The settlement with IDG gives us exclusive rights to the "internet.com" trademark worldwide. See "Business--Intellectual Property."


    Messrs. Alan M. Meckler and Christopher S. Cardell, who are stockholders, executive officers and directors of internet.com, were stockholders, executive officers and directors of Mecklermedia Corporation prior to its acquisition by Penton Media in November 1998. In addition, Messrs. Gilbert F. Bach and Michael
J. Davies, who are directors of internet.com, were directors of Mecklermedia Corporation prior to its acquisition by Penton Media. A complaint seeking class action status was filed in Delaware Chancery Court on June 16, 1999 by a former stockholder of Mecklermedia Corporation alleging that Messrs. Meckler, Cardell, Bach and Davies, as well as the other directors of Mecklermedia Corporation, breached their fiduciary duties of care, candor and loyalty in connection with the approval of the sale of Mecklermedia Corporation to Penton Media at the price paid by Penton Media and the related sale of 80.1% of the Internet business of Mecklermedia Corporation to Mr. Meckler at the price paid by Mr. Meckler. See "Certain Transactions--Formation Transactions." Among other things, this plaintiff has alleged that the price paid by Penton Media for the purchase of Mecklermedia Corporation, and the price paid by Mr. Meckler for an 80.1% stake in the Internet business of Mecklermedia Corporation, were inadequate. This former stockholder of Mecklermedia Corporation has asserted claims for unspecified damages. The plaintiff also named internet.com Corporation as a defendant seeking that a constructive trust be established consisting of any benefits derived by the defendants in respect of the allegations set forth in the complaint. On August 20, 1999, all of the defendants, including internet.com and Messrs. Meckler, Cardell, Bach and Davies, served an answer to the complaint generally denying the allegations therein, denying that the directors of Mecklermedia Corporation breached any fiduciary duties, and asserting certain affirmative defenses. All of the defendants intend to vigorously defend themselves.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS


    The following table sets forth certain information regarding our executive officers and directors:


NAME                                          AGE                         POSITION
----                                        --------   ----------------------------------------------
Alan M. Meckler...........................     54      Director, Chairman and Chief Executive Officer
Christopher S. Cardell....................     40      Director, President and Chief Operating
                                                       Officer
Christopher J. Baudouin...................     32      Chief Financial Officer
Gilbert F. Bach...........................     68      Director
Michael J. Davies.........................     55      Director
William A. Shutzer (1)....................     52      Director



(1) William A. Shutzer became a director of internet.com on January 1, 2000.


OTHER MANAGEMENT EMPLOYEES

    The following table sets forth the names and positions of other management employees:


NAME                                          AGE                       POSITION
----                                        --------   ------------------------------------------
Christopher S. Elwell.....................     38      Vice President and General Manager
Susan F. Leiterstein......................     48      Vice President and Publisher
Augustine Venditto........................     44      Editor-in-Chief
Mark J. Berns.............................     46      Chief Technology Officer
David M. Arganbright......................     57      Vice President of Commerce and Licensing
Mitchell S. Eisenberg.....................     36      Vice President of International Business
                                                       and General Counsel
Kirk J. Holland...........................     31      Vice President of Business Development


    ALAN M. MECKLER has been a director, Chairman of the Board and Chief Executive Officer of internet.com since its inception. Previously, Mr. Meckler had been Chairman of the Board and Chief Executive Officer of Mecklermedia since December 1993 and had been President and a director from 1971 through November 1997. Mr. Meckler also held the office of Chairman of the Board of Mecklermedia since 1971, and was the only person to have held the offices of Chairman of the Board or Chief Executive Officer since Mecklermedia's founding.

    CHRISTOPHER S. CARDELL has been a director, President and Chief Operating Officer of internet.com since its inception. Previously, Mr. Cardell was President and Chief Operating Officer of Mecklermedia since November 1997, and a director since February 1997. Prior to November 1997, Mr. Cardell held the office of Executive Vice President, Chief Operating Officer and Chief Financial Officer of Mecklermedia. He joined Mecklermedia as Senior Vice President and Chief Financial Officer in January 1996. Prior to that time, Mr. Cardell was a Senior Manager with Arthur Andersen LLP.

    CHRISTOPHER J. BAUDOUIN has been Chief Financial Officer of internet.com since its inception. Mr. Baudouin served as Chief Financial Officer of Mecklermedia since June 1998. He joined Mecklermedia as Controller in
June 1997. Prior to that time, Mr. Baudouin was a Manager with Arthur Andersen LLP.

    GILBERT F. BACH has been a director of internet.com since its inception. Mr. Bach retired on January 1, 1997 from Lehman Bros., where he held various positions from 1979 through 1996, most recently as a Managing Director. From 1955 to 1979, Mr. Bach held various positions at Hirsch & Co. and Loeb Rhoades & Co. Mr. Bach was also a director of Mecklermedia from February 1997 until it was acquired by Penton Media in November 1998.

    MICHAEL J. DAVIES has been a director of internet.com since its inception. Mr. Davies has been President of Fox Hill Consulting LLC since February 1998 and a director of PROVANT Inc. since April 1998. He was a special limited partner with American Business Partners from July 1997 to April 1998. Prior to that he was a Managing Director, Corporate Finance, of the investment bank Legg Mason Wood Walker, Incorporated since 1993. Before joining Legg Mason, Mr. Davies was the Publisher of the Baltimore Sun between 1990 and 1993. Mr. Davies was also a director of Mecklermedia from January 1996 until it was acquired by Penton Media in November 1998.


    WILLIAM A. SHUTZER has been a director of internet.com since January 2000. Mr. Shutzer has been a Partner of Thomas Weisel Partners since September 1999. He has been a director of Tiffany & Co. since 1984 and The Fortress Group since 1996 and a director on the Advisory Board of the E&J Gallo Winery since 1999. Mr. Shutzer was Executive Vice President of Furman Selz, an investment bank, from March 1994 to March 1996, President from April 1996 to September 1997 and Chairman of the investment banking group of ING Furman Selz from October 1997 to August 1999. Prior to that Mr. Shutzer was employed at the investment bank Lehman Bros. from August 1972 to February 1994, most recently as a Managing Director.


    CHRISTOPHER S. ELWELL has been Vice President and General Manager of internet.com and its predecessor business since January 1997. Mr. Elwell is responsible for the editorial, sales and marketing operations of internet.com. Mr. Elwell was employed at Cowles Business Media Company's Simba Information division, a publisher of newsletters and market research about the media industry from January 1991 to December 1996, most recently as the Publisher. Prior to becoming the Publisher, Mr. Elwell served in a variety of editorial, product development and management roles.

    SUSAN F. LEITERSTEIN has been Vice President and Publisher for internet.com and its predecessor business since February 1997. Ms. Leiterstein is responsible for developing and implementing strategies for building the advertising sales force and continuing the constant growth of sales revenue. Ms. Leiterstein came to internet.com from Cowles Business Media Company where she was responsible for small space advertising for both traditional and online media from October 1994 to January 1997. She was the Vice President and Publisher of The McGraw-Hill Companies Sweet's Group from July 1989 to June 1994.

    AUGUSTINE VENDITTO has been editor-in-chief of internet.com and its predecessor business since January 1998. He has been writing about computers since 1984 and is best known for his columns and articles in INTERNET WORLD, PC MAGAZINE, HOME PC, and PC WEEK. In 1992, he was the founding editor-in-chief of Ziff-Davis' WINDOWS SOURCES magazine. He is the author of six books and over 300 magazine articles. Mr. Venditto began his career in 1977 with the Scott Meredith Literary Agency.

    MARK J. BERNS has served as Chief Technology Officer of internet.com since its inception. Mr. Berns was Director of Information Technology for Mecklermedia from July 1998 through November 1998. Prior to that, Mr. Berns was the Technology Manager responsible for Internet development at The Associated Press from October 1995 to June 1998. Mr. Berns also served as Director of Product Development in The Associated Press's Technology Department, where he was responsible for development and support of a number of news delivery services from June 1992 to September 1995.

    DAVID M. ARGANBRIGHT has been Vice President of Commerce and Licensing of internet.com and its predecessor business since June 1998. He initiated and is responsible for internet.com's Commerce Affiliates Program. Prior to joining internet.com, Mr. Arganbright was President of Grolier Interactive, a division of the Lagardere Group's Grolier, Inc. and publisher of the GROLIER MULTIMEDIA ENCYCLOPEDIA from October 1985 to February 1998. Prior to joining Grolier,
Mr. Arganbright held senior level general management and marketing positions at Philips Electronics and the RCA Corporation.


    MITCHELL S. EISENBERG has served as General Counsel of internet.com since its inception. In December 1999, Mr. Eisenberg was also named Vice President of International Business. In addition to overseeing all of internet.com's international joint ventures and operations and legal matters, he is active in developing license and other e-commerce agreements. Previously, Mr. Eisenberg was General Counsel to Mecklermedia since January 1997. Prior to that time, Mr. Eisenberg was Commercial Counsel to Framatome Connectors
USA, Inc. from January 1994 to December 1996.



    KIRK J. HOLLAND joined internet.com in June 1999 as Vice President of Business Development. He is responsible for acquisitions and other business development opportunities for internet.com. Prior to joining internet.com, Mr. Holland was an investment banker in U.S. Bancorp Piper Jaffray's Internet Media and Technology Group from June 1998 to June 1999, where he was involved in equity offerings, private placements and mergers and acquisitions. From
June 1997 to September 1997, Mr. Holland worked in marketing and business development for Sprint PCS. Prior to that, Mr. Holland worked in operations and technology management for Procter and Gamble Company from 1991 to 1996.


BOARD OF DIRECTORS AND BOARD COMMITTEES


    Our board of directors is comprised of five directors. Directors are elected by the stockholders at each annual meeting of stockholders and serve until their successors are duly elected and qualified. All executive officers are elected by, and serve at the discretion of, the board of directors.



    The audit committee has the responsibility to review audited financial statements and accounting practices of internet.com, and to consider and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services. The audit committee is comprised of Messrs. Bach, Davies and Shutzer.



    The compensation committee reviews and approves the compensation and benefits for our key executive officers, administers our employee benefit plans and makes recommendations to the board regarding such matters. The compensation committee is comprised of Messrs. Bach, Davies and Shutzer.


DIRECTOR COMPENSATION


    Directors of internet.com who are also employees or officers of internet.com do not receive any compensation specifically related to their activities as directors, other than reimbursement for expenses incurred in connection with their attendance at board meetings. Other directors are paid an annual stipend of $4,000. For each board meeting they attend, these other directors receive $1,000 and are reimbursed for their expenses incurred in connection with the meeting. In addition, each of these other directors received, upon becoming a director, options for 5,000 shares of common stock, which vest over a period of three years. Each of these other directors will also receive options for 1,000 shares of common stock, which also vest over a period of three years, for each year of service as a director. Michael J. Davies and Gilbert F. Bach each earned $4,055 in stipends for the period from our inception through December 31, 1999, and for attending board meetings in 1999. See "--1999 Stock Incentive Plan."


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The compensation committee makes all compensation decisions. No interlocking relationship exists between the board or compensation committee and the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

    Each of Christopher S. Cardell and Christopher J. Baudouin has an employment agreement with internet.com which provides for severance pay equal to one year and six months, respectively, of his annual salary if his employment with internet.com is terminated. Pursuant to our 1999 Stock Incentive Plan, the vesting of stock options will be accelerated upon certain changes of control of internet.com.

EXECUTIVE COMPENSATION


    SUMMARY COMPENSATION TABLE. The following table sets forth, for the last fiscal year and for the period from inception (November 24, 1998) through December 31, 1998, cash and certain other compensation paid or accrued by internet.com for the Chief Executive Officer of internet.com in all capacities in which he served. The table also sets forth cash and certain other compensation paid or accrued by internet.com for the last fiscal year and for the period from inception through December 31, 1998 for the President and Chief Operating Officer and the Chief Financial Officer of internet.com.



                           SUMMARY COMPENSATION TABLE



                                                                                         LONG TERM
                                                               ANNUAL               COMPENSATION AWARDS
                                                            COMPENSATION            --------------------
                                                       -----------------------      NUMBER OF SECURITIES
NAME AND PRINCIPAL POSITION                              YEAR        SALARY($)       UNDERLYING OPTIONS
---------------------------                            --------      ---------      --------------------
Alan M. Meckler......................................    1999         123,077(2)          300,000
  Chairman and Chief Executive Officer                   1998(1)       12,164                None
Christopher S. Cardell...............................    1999         178,077(3)           75,000
  President and Chief Operating Officer                  1998(1)       17,740                None
Christopher J. Baudouin..............................    1999         119,654(4)           20,000
  Chief Financial Officer                                1998(1)       12,164                None


------------------------


(1) Represents the period from inception (November 24, 1998) through December 31, 1998.



(2) Mr. Meckler's current annual salary is $195,000.



(3) Mr. Cardell's current annual salary is $195,000.



(4) Mr. Baudouin's current annual salary is $150,000.



    OPTION GRANTS TABLE. The following table sets forth information concerning the grant of options to purchase shares of our common stock to each of the Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer of internet.com during the fiscal year ended December 31, 1999.



                                                                                             POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED ANNUAL
                                                                                             RATES OF STOCK PRICE
                          NUMBER OF          PERCENT OF                                     APPRECIATION FOR OPTION
                          SECURITIES        TOTAL OPTIONS                                           TERM(8)
                          UNDERLYING         GRANTED TO       EXERCISE PRICE   EXPIRATION   -----------------------
NAME                       OPTIONS        EMPLOYEES IN 1999     ($/SH)(7)         DATE         5%           10%
----                      ----------      -----------------   --------------   ----------   ---------   -----------
Alan M. Meckler.........   200,000(1)           17.3%             $15.40         6/25/09    $850,947    $1,880,371
                           100,000(2)            8.6%             $14.75          9/7/09    $407,421    $  900,295

Christopher S.
  Cardell...............    50,000(3)            4.3%             $14.00         6/25/09    $440,226    $1,115,620
                            25,000(4)            2.2%             $13.41          9/7/09    $210,774    $  534,143

Christopher J.
  Baudouin..............    15,000(5)            1.3%             $14.00         6/25/09    $132,068    $  334,686
                             5,000(6)            0.4%             $13.41          9/7/09    $ 42,155    $  106,829


------------------------

(1) Of these, 66,666 options become exercisable on June 25, 2000; 66,667 options become exercisable on June 25, 2001; and 66,667 options become exercisable on June 25, 2002.



(2) Of these, 33,333 options become exercisable on September 7, 2000; 33,333 options become exercisable on September 7, 2001; and 33,334 options become exercisable on September 7, 2002.



(3) Of these, 16,666 options become exercisable on June 25, 2000; 16,667 options become exercisable on June 25, 2001; and 16,667 options become exercisable on June 25, 2002.



(4) Of these, 8,333 options become exercisable on September 7, 2000; 8,333 options become exercisable on September 7, 2001; and 8,334 options become exercisable on September 7, 2002.



(5) Of these, 5,000 options become exercisable on June 25, 2000; 5,000 options become exercisable on June 25, 2001; and 5,000 options become exercisable on June 25, 2002.

(6) Of these, 1,666 options become exercisable on September 7, 2000; 1,666 options become exercisable on September 7, 2001; and 1,667 options become exercisable on September 7, 2002.



(7) The exercise price per share of each option granted to Messrs. Cardell and Baudouin was equal to the fair market value of internet.com's common stock on the date of grant. The exercise price per share of each option granted to Mr. Meckler was equal to 110% of the fair market value of internet.com's common stock on the date of grant.



(8) These amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5.0% and 10.0% compounded annually from the date the respective options were granted to their expiration dates. These assumptions are not intended to forecast future appreciation of our stock price. The potential realizable value computation does not take into account federal or state income tax consequences of option exercises or sales of appreciated stock.



    FISCAL YEAR-END OPTION VALUE TABLE. The following table sets forth information for each of the Chief Executive Officer, President and Chief Operating Officer and Chief Financial Officer of internet.com with respect to the value of options outstanding as of December 31, 1999.



                                                               NUMBER OF SECURITIES        VALUE OF UNEXERCISED
                                                              UNDERLYING UNEXERCISED      IN-THE-MONEY OPTIONS AT
                            SHARES ACQUIRED      VALUE          OPTIONS AT YEAR END            YEAR END ($)
NAME                        ON EXERCISE ($)   REALIZED ($)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
----                        ---------------   ------------   -------------------------   -------------------------
Alan M. Meckler...........         --              --               --/300,000                 --/11,120,340
Christopher S. Cardell....         --              --                --/75,000                  --/2,883,600
Chrisopher J. Baudouin....         --              --                --/20,000                    --/767,970


1999 STOCK INCENTIVE PLAN


    On April 15, 1999, we adopted the internet.com Corporation 1999 Stock Incentive Plan. Through November 30, 1999, we had issued options to purchase 1,011,810 shares of our common stock to our directors, officers and employees. The exercise price of options granted under the 1999 Stock Incentive Plan has not been and will not be less than the fair market value of the shares of our common stock on the date of grant. The purpose of the plan is to provide stock-based incentive compensation to these individuals to further align their interests with the interests of our stockholders. There are an additional 978,670 shares of common stock available for issuance under the plan.


    The plan allows for the discretionary grant of restricted stock, non-qualified stock options, incentive stock options as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and other stock-based awards. In addition, the plan provides for the automatic grant of non-qualified stock options to our directors who are not also employees or officers of internet.com. Only directors, key employees and consultants may receive discretionary awards under the plan.

    The plan is administered by the compensation committee of our board of directors. The compensation committee makes the determinations with respect to the discretionary awards under the plan, including which eligible individuals are to receive awards under the plan and the specific terms, vesting conditions, if any, and number of shares of stock to which each award relates.

    The compensation committee may grant awards with different terms and conditions. The compensation committee can also accelerate the vesting of outstanding awards and can reprice any option at any time. At the time options are granted, the compensation committee will set the price at which options can be exercised to purchase shares of common stock.

    Option holders do not and will not have any rights as stockholders until and to the extent they have exercised their options. The exercise price for options may either be paid in cash or check or, at the discretion of the compensation committee, by tendering shares having a value equal to the exercise price. The number of shares of common stock covered by awards will be adjusted in the event of any stock split, merger, recapitalization or similar corporate event.

    The board of directors may terminate or amend the stock plan at any time, except that the board may not, without the approval of our stockholders, increase the maximum number of shares for which options may be granted under the stock plan or expand the class of individuals eligible to participate in the plan.

INDEMNIFICATION OF DIRECTORS AND EXECUTIVE OFFICERS AND LIMITATION OF LIABILITY

    Our Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

    - for any breach of the director's duty of loyalty to internet.com or its stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

    - for any transaction from which the director derived an improper personal benefit.

    Our Amended and Restated Certificate of Incorporation also provides that:

    - we must indemnify our directors, officers, other employees and agents to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and

    - we must pay expenses of our directors, and may pay expenses of our officers, other employees, agents or trustees, incurred in connection with a legal proceeding before the final disposition of such proceeding.

    These provisions are permitted under the Delaware General Corporation Law. In addition, our Bylaws provide that we must indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law.

    We have entered into indemnity agreements with each of our directors and executive officers in order to give them additional contractual assurances regarding the scope of the indemnification described above and to provide additional procedural protections. In addition, we maintain directors' and officers' insurance providing indemnification for our directors, officers and management employees for liabilities arising as a result of their employment at internet.com. We believe that these indemnification provisions and agreements are necessary to attract and retain qualified directors and officers.

    The limitation of liability and indemnification provisions in our Amended and Restated Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. Furthermore, a stockholder's investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

    Except as otherwise described in this prospectus, there is at present no pending litigation or proceeding involving any of our directors, officers or employees regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. See "Business--Legal Proceedings."

                              CERTAIN TRANSACTIONS

FORMATION TRANSACTIONS

    internet.com LLC was formed as part of the acquisition of Mecklermedia Corporation by Internet World Media, a wholly-owned subsidiary of Penton Media (a publicly-owned corporation). During the negotiation of this acquisition, Penton Media indicated that it did not wish to retain all of iWorld Corporation, Mecklermedia's Internet business, because it believed that the Internet business was inconsistent with its planned strategic direction. However, Penton Media indicated that it wanted Internet World Media to maintain a minority interest in the Internet business due to its belief that the Internet business had the potential to become profitable in the future. As a result, Alan M. Meckler, Mecklermedia's Chairman and Chief Executive Officer, agreed to purchase an 80.1% interest in the Internet business from Internet World Media for a total of $18.0 million in cash immediately following the acquisition of Mecklermedia by Internet World Media. On November 24, 1998, Mecklermedia was acquired by Internet World Media in an all-cash tender offer. Following its purchase of Mecklermedia, Internet World Media caused iWorld Corporation to be merged into internet.com LLC, a newly-formed Delaware limited liability company. Internet World Media then sold 80.1% of its membership interest in internet.com to Alan
M. Meckler (including four trusts for the benefit of his children) for a total of $18.0 million in cash and a warrant valued at $284,000. Internet World Media retained a 19.9% interest in internet.com LLC and a warrant to acquire up to an additional 128 membership units in internet.com LLC (representing 2,075,634 shares of our common stock) for up to $3.0 million which was exercised in full by Internet World Media immediately prior to our initial public offering. The following chart summarizes the organizational events from the acquisition of Mecklermedia by Penton Media to the closing of our initial public offering in June 1999:

                                    [CHART]

    In March 1999, internet.com sold additional membership units to Internet World Media and to several additional investors, some of whom are employees, officers or directors of internet.com. In addition, in March 1999, we granted 49.33, or 4%, of internet.com's total membership units at the time to 15 of our employees. The following table summarizes the number of units sold in March 1999, the number of shares of internet.com Corporation common stock into which those units were converted immediately prior to the consummation of our initial public offering, and the resulting price per share:

                        SHARES OF COMMON STOCK   PRICE PER SHARE
NUMBER OF UNITS SOLD       UPON CONVERSION       UPON CONVERSION
--------------------    ----------------------   ---------------
56.02........                   908,475               $2.47

    The units purchased by Internet World Media and by our employees, officers and directors in this transaction were purchased at the same price as the price we negotiated with our four unaffiliated new investors. Christopher S. Cardell, our President and Chief Operating Officer, purchased 3.75 of these units, which converted to 60,810 shares of internet.com Corporation common stock at a price of $2.47 per share. Christopher J. Baudouin, our Chief Financial Officer, purchased 0.88 of these units, which converted to 14,189 shares of internet.com Corporation common stock at a price of $2.47 per share. The remaining employees purchased in the aggregate 5.875 of these units, which converted to 95,268 shares of our common stock at a price of $2.47 per share.

    The following table summarizes the number of units granted to our employees in March 1999, the number of shares of internet.com Corporation common stock into which those units were converted immediately prior to the consummation of our initial public offering and the resulting value per share:

                        SHARES OF COMMON STOCK   PRICE PER SHARE
NUMBER OF UNITS SOLD       UPON CONVERSION       UPON CONVERSION
--------------------    ----------------------   ---------------
49.33........                   800,000             $8,800,000

    Christopher S. Cardell, our President and Chief Operating Officer, was granted 18.50 of these units, which converted to 300,000 shares of internet.com Corporation common stock at a total value of $3.3 million. Christopher J. Baudouin, our Chief Financial Officer, was granted 3.47 of these units, which converted to 56,250 shares of internet.com Corporation common stock at a total value of $618,750. The remaining employees were granted in the aggregate 27.36 of these units, which converted to 443,750 shares of our common stock at a total value of $4.9 million.

    REGISTRATION RIGHTS AGREEMENT. On November 24, 1998, we entered into a registration rights agreement with Internet World Media. Internet World Media has "piggyback" registration rights if we register any of our equity securities under the Securities Act. For a further discussion of these registration rights, see "Description of Capital Stock--Registration Rights."

    SERVICES AGREEMENT. On November 24, 1998, we entered into a Services Agreement with Penton Media and Internet World Media. Penton Media and Internet World Media provide us with a royalty-free license to use intellectual property and promotional, advertising and display rights, and we provide to Penton Media and Internet World Media, a royalty-free license to use intellectual property, advertising rights on our network of Web sites and related Internet media properties and the inclusion of back issues of INTERNET WORLD and BOARDWATCH print publications on our network. See "Business--Marketing and Sales."

    TRADEMARK CO-LICENSE AGREEMENT. On November 24, 1998, we entered into a Trademark Co-License Agreement with Internet World Media. Internet World Media provides us with a royalty-free license to use several of its trademarks in connection with our inclusion of those trademarks on our network. We provide Internet World Media with a royalty-free license to use several of our trademarks in Internet World Media's INTERNET WORLD, BOARDWATCH and DIRECTORY OF INTERNET SERVICE

PROVIDERS print publications, at Internet World Media's Internet World and ISPCON trade shows and conferences and in promotional materials for those print publications, trade shows and conferences.

    COPYRIGHT CO-LICENSE AGREEMENT. On November 24, 1998, we entered into a Copyright Co-License Agreement with Internet World Media. Internet World Media provides us with a royalty-free license to use several of its copyrights in connection with our inclusion of those copyrights and material protected by those copyrights on our network. We provide Internet World Media with a royalty-free license to use several of our copyrights and the material protected by those copyrights in Internet World Media's INTERNET WORLD, BOARDWATCH and DIRECTORY OF INTERNET SERVICE PROVIDERS print publications.

OFFICE LEASES

    From inception until November 19, 1999, internet.com occupied space in Penton Media facilities in Westport, Connecticut to house our corporate headquarters and in Burlingame, California to house a portion of our sales force. Rent expense was $56,000 for the use of these locations for the period from inception (November 24, 1998) through September 30, 1999. We were obligated to pay a proportionate share of all electricity, heating, ventilation and air conditioning costs for these premises. These leases were governed by the Services Agreement between internet.com and Penton Media; we had not executed separate leases with Penton Media regarding these premises. In July 1999, we entered into an agreement to lease office space for our corporate headquarters in Darien, Connecticut at an annual rate of $350,000. This lease will expire in February 2003. We are obligated to pay a proportionate share of all electricity, heating, ventilation and air conditioning costs for these premises. In
October 1999, we moved our Burlingame, California operations to new premises located in South San Francisco, California pursuant to a lease entered into in September 1999 and expiring in August 2004. Rent expense is $130,000 annually and we are obligated to pay a proportionate share of all electricity, heating, ventilation and air conditioning costs for these premises. In September 1999, we entered into a lease for premises located in New York, New York pursuant to a lease expiring in September 2004. Rent expense is $310,000 annually.

VENTURE CAPITAL FUNDS


    We organized and are the portfolio manager of internet.com Venture Fund I LLC, a $5.0 million venture capital fund formed on April 12, 1999, and internet.com Venture Fund II LLC, a $15.0 million Venture Fund formed in November 1999, both of which invest in early-stage content-based Internet properties that are not competitive with internet.com. We earn management fees for the day to day operation and general management of the funds. We are also entitled to 20% of the realized gains on investments made by these funds. We invested $700,000 in the initial fund, which is now fully invested, and invested $1.5 million in the second fund. The remaining $4.3 million in the initial fund and $13.5 million in the second fund were invested by third party investors. To date, we have generated minimal revenues from these funds.

                       PRINCIPAL AND SELLING STOCKHOLDERS


    The following table sets forth certain information with respect to the beneficial ownership of our common stock as of December 31, 1999 and as adjusted to reflect the sale of the shares of common stock offered hereby by: (a) each person who is known by internet.com to own beneficially more than 5% of our common stock, (b) each director of internet.com, (c) each Named Executive Officer of internet.com, (d) the selling stockholder and (e) all executive officers and directors of internet.com as a group.



                                                                                               SHARES BENEFICIALLY
                                                                                              OWNED AFTER OFFERING
                                     SHARES BENEFICIALLY                                        IF OVER-ALLOTMENT
                                        OWNED PRIOR TO                        NUMBER OF         OPTION EXERCISED
                                         OFFERING(1)          NUMBER OF   SHARES OFFERED IN          IN FULL
                                   ------------------------    SHARES      OVER-ALLOTMENT     ---------------------
NAME OF BENEFICIAL OWNER             NUMBER        PERCENT     OFFERED         OPTION           NUMBER     PERCENT
------------------------           ----------      --------   ---------   -----------------   ----------   --------
Alan M. Meckler..................  12,977,850(2)     55.6%           --             --        12,977,850     51.7%

Penton Media, Inc................   4,973,383(3)     21.3     2,000,000        562,500         2,410,883      9.6
1100 Superior Avenue, N.E.
Cleveland, Ohio 44114

Christopher S. Cardell...........     441,889         1.9            --             --           441,889      1.8

Gilbert F. Bach..................       5,000           *            --             --             5,000        *

Michael J. Davies................         500           *            --             --               500        *

Christopher J. Baudouin..........      74,439(4)        *            --             --            74,439        *

All executive officers and
  directors as a group (five
  persons).......................  13,499,678        57.9%           --             --        13,499,678     53.8%


------------------------

 * Represents beneficial ownership of less than 1%.


(1) Percentage ownership is based on 23,334,520 shares outstanding as of December 31, 1999. Shares of common stock subject to options currently exercisable or exercisable within 60 days of December 31, 1999 are deemed outstanding for the purpose of computing the percentage ownership of the person holding such options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated below, the persons and entities named in the table have sole voting and sole investment power with respect to all shares beneficially owned by them, subject to community property laws where applicable.



(2) Includes (a) 1,443,215 shares held in trusts established for the benefit of Mr. Meckler's four children and over which Mr. Meckler exercises investment control and (b) 50,000 shares donated by Mr. Meckler to the Meckler Foundation, a non-profit charitable foundation founded by Mr. Meckler and for which he acts as a trustee.


(3) Penton Media's beneficial ownership set forth above is based on the record ownership of these shares by Internet World Media which is a wholly-owned subsidiary of Penton Media.

(4) Includes 500 shares held in a trust for the benefit of Mr. Baudouin's child. Mr. Baudouin exercises investment control over this trust.

                          DESCRIPTION OF CAPITAL STOCK


    We have authorized capital stock consisting of 75,000,000 shares of common stock, $0.01 par value per share, and 4,000,000 shares of preferred stock, $0.01 par value per share. As of December 29, 1999, there were outstanding 23,334,520 shares of common stock, each with a par value of $0.01, held of record by approximately 5,000 stockholders.


    The following description of internet.com's Amended and Restated Certificate of Incorporation, Bylaws and the Registration Rights Agreement is only a summary, and does not purport to be complete. For a full understanding of these documents and the terms of our capital stock, you should read the original documents, which are included as exhibits to the registration statement of which this prospectus forms a part.

COMMON STOCK

    Subject to preferences that may be applicable to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at such times and in such amounts as the board from time to time may determine. Holders of common stock are entitled to one vote for each share held on all matters submitted to a vote of shareholders. Cumulative voting for the election of directors is not authorized by internet.com's Amended and Restated Certificate of Incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. Upon liquidation, dissolution or winding up of internet.com, the assets legally available for distribution to stockholders are distributable ratably among the holders of the common stock after payment of liquidation preferences, if any, on any outstanding preferred stock and payment of other claims of creditors. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will upon payment therefor be, duly and validly issued, fully paid and nonassessable.

PREFERRED STOCK

    The board is authorized, subject to any limitations prescribed by the Delaware General Corporation Law, to issue preferred stock in one or more series. The board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon.

    The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of internet.com. We have no current plans to issue any shares of preferred stock. See "Risk Factors--Our charter documents and the Delaware General Corporation Law may inhibit a takeover."

REGISTRATION RIGHTS

    We entered into a Registration Rights Agreement with Internet World Media at the closing of the acquisition of Mecklermedia by Internet World Media, a subsidiary of Penton Media. Internet World Media has piggyback registration rights if we register any of our equity securities under the Securities Act of 1933, as amended, other than the common stock offered in our initial public offering in June 1999, securities relating to employee benefits plans, securities registered pursuant to Rule 145 of the Securities Act of 1933, as amended, in connection with reclassifications, mergers, acquisitions and asset transfers and registrations which do not permit secondary sales. If we register additional equity securities in the future, Internet World Media will have the right to have all or a part of its internet.com common stock included in the registration. However, the managing underwriter, if any, of any such offering has the right to limit the number of securities that Internet World Media may include in such registration if the managing underwriter determines that marketing factors require such a limitation. Internet World Media is entitled to unlimited piggyback registrations.

    We would bear all registration expenses incurred in connection with these registrations. Internet World Media would pay all underwriting discounts and selling commissions applicable to the sale of its securities.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

    EFFECT OF DELAWARE ANTI-TAKEOVER STATUTE. We are subject to Section 203 of the Delaware General Corporation Law, which, subject to certain exceptions, prohibits a publicly held Delaware corporation from engaging in any "business combination" with any "interested stockholder" for a period of three years following the date that such stockholder became an interested stockholder, unless:

    - prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

    - upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced; and

    - on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

    Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder;

    - subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

    - any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; and

    - the receipt by the "interested stockholder" of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, Section 203 defines an interested stockholder as an entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.

    This statute could prohibit or delay mergers or other takeover or change-in-control attempts with respect to internet.com and, accordingly, may discourage attempts to acquire us.

    Our Bylaws provide that any action required or permitted to be taken by our stockholders at an annual meeting or special meeting may only be taken if it is properly brought before such meeting. The Amended and Restated Certificate of Incorporation and the Bylaws provide that special meetings of the stockholders may only be called by the Chairman of the Board, the Chief Executive Officer, the board or by the President, who will call a meeting at the request of any stockholder or stockholders holding together at least a majority of the outstanding voting stock. Such provisions may have the effect of delaying or preventing a change-in-control.

    The board is authorized, subject to any limitations prescribed by the Delaware General Corporation Law, to issue preferred stock in one or more series. The board can fix the rights, preferences and privileges of the shares of each series and any qualifications, limitations or restrictions thereon. The board may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of internet.com.

    LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS. Our Amended and Restated Certificate of Incorporation and our Bylaws limit liability of directors to the fullest extent permitted by the Delaware General Corporation Law. See "Indemnification of Directors and Executive Officers and Limitation of Liability."

    TRANSFER AGENT AND REGISTRAR. The transfer agent and registrar for our common stock is American Stock Transfer and Trust Company. Its address is 40 Wall Street, New York, New York 10005, and its telephone number at this location is (212) 936-5100.

    LISTING. Our common stock is listed on the Nasdaq National Market under the trading symbol "INTM."

                        SHARES ELIGIBLE FOR FUTURE SALE


    After this offering, there will be outstanding 25,084,520 shares of our common stock. Of these shares, the 3,910,000 shares sold in our initial public offering are, and the shares sold in this offering will be, freely tradable except for any shares purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act of 1933, as amended. The remaining shares outstanding upon completion of this offering will be "restricted securities" as that term is defined in Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rule 144 or 701 promulgated under the Securities Act of 1933, as amended, which rules are summarized below.


    LOCK-UP AGREEMENTS. Our executive officers, directors and 5% or greater stockholders have signed lock-up agreements under which they agreed not to transfer or dispose of, directly or indirectly, any shares of common stock or any securities convertible into or exercisable or exchangeable for shares of common stock, for a period of 90 days after the date of this prospectus, subject to certain exceptions. Transfers or dispositions can be made sooner with the prior written consent of Hambrecht & Quist LLC.

    RULE 144. In general, under Rule 144 as currently in effect, a person who has beneficially owned shares of our common stock for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:


    - 1% of the number of shares of common stock then outstanding, which will equal 250,845 shares immediately after this offering; or


    - the average weekly trading volume of the common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

    Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about us.

    RULE 144(K). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner other than an affiliate, is entitled to sell such shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    REGISTRATION RIGHTS. Upon completion of this offering, Internet World Media, which will (assuming no exercise of the underwriters' over-allotment option) hold 2,973,383 shares of our common stock, or its transferees, will be entitled to rights with respect to the registration of such shares under the Securities Act of 1933, as amended, if we register additional equity securities under the Securities Act. See "Description of Capital Stock--Registration Rights." After such a registration, any shares registered would become freely tradable without restriction under the Securities Act of 1933, as amended. Internet World Media would then not have any obligation or other restrictions on resale with respect to our common stock, other than restrictions imposed by lock-up agreements described above and applicable securities laws.


    STOCK OPTIONS. We have issued options to purchase 1,090,730 shares of common stock, of which 31,980 shares are fully vested. Upon the expiration of the lock-up agreements described above, at least 31,980 shares of common stock will be subject to vested options, based on the number of options to be issued immediately prior to the consummation of this offering. Subject to vesting provisions and Rule 144 volume limitations applicable to our affiliates, the shares of our common stock underlying those options are available for sale in the open market immediately after the lock-up agreements expire.

                                  UNDERWRITING


    Subject to the terms and conditions of the underwriting agreement, the underwriters named below, through their representatives, Hambrecht & Quist LLC, BancBoston Robertson Stephens Inc., U.S. Bancorp Piper Jaffray Inc. and William Blair & Company, L.L.C. have severally agreed to purchase from us and the selling stockholder the following numbers of shares of common stock:



                                                              NUMBER OF
NAME                                                           SHARES
----                                                          ---------
Hambrecht & Quist LLC.......................................
BancBoston Robertson Stephens Inc...........................
U.S. Bancorp Piper Jaffray Inc..............................
William Blair & Company, L.L.C..............................
                                                              ---------
  Total.....................................................  3,750,000
                                                              =========


    The underwriting agreement provides that the obligations of the underwriters are subject to conditions that we and the selling stockholder must satisfy, including the receipt of certificates, opinions and letters from us, our counsel and our independent auditors. The underwriters are committed to purchase all shares of common stock offered in this prospectus if any shares are purchased.

    The underwriters propose to offer the shares of common stock directly to the public at the public offering price set forth on the cover page of this prospectus and to dealers at the public offering price less a concession not in
excess of $      per share. The underwriters may allow and the dealers may
reallow a concession not in excess of $      per share to other dealers. After
the public offering of the shares, the underwriters may change the offering price and other selling terms.

    Internet World Media has granted to the underwriters an option, exercisable no later than 30 days after the date of this prospectus, to purchase up to 562,500 additional shares of common stock at the public offering price, less the underwriting discount set forth on the cover page of this prospectus. To the extent that the underwriters exercise this option, each underwriter will have a firm commitment to purchase a number of shares that approximately reflects the same percentage of total shares the underwriter purchased in the above table. The selling stockholder will be obligated to sell shares to the underwriters to the extent the option is exercised. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of common stock offered in this prospectus.

    We and the selling stockholder have agreed to indemnify the underwriters against liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.


    The selling stockholder and all of our executive officers and directors, who will own in the aggregate 15,388,733 shares of common stock after this offering, assuming the full exercise of the underwriters' over-allotment option, have agreed that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock owned by them during the 90-day period following the date of this prospectus. We have agreed that we will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any shares of common stock, options or warrants to acquire shares of common stock or securities exchangeable for or convertible into shares of common stock during the 90-day period following the date of this prospectus, except that we may issue shares upon the exercise of options granted prior to the date of this prospectus and may grant additional options under our 1999 Stock Incentive Plan provided that, without the prior written consent of Hambrecht & Quist LLC, any additional options shall not be exercisable during the 90-day period.

    In general, the rules of the Securities and Exchange Commission will prohibit the underwriters from making a market in our common stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain underwriters, selling group members, if any, or their respective affiliates intend to engage in passive market making in our common stock during the cooling off period.

    Persons participating in this offering may over-allot or effect transactions that stabilize, maintain or otherwise affect the market price of the common stock at levels above those that might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase for the purpose of pegging, fixing or maintaining the price of the common stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of common stock sold by the syndicate member are purchased in syndicate covering transactions. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise. Stabilizing, if commenced, may be discontinued at any time.

                                 LEGAL MATTERS

    The validity of the shares of common stock offered hereby will be passed upon for internet.com by Willkie Farr & Gallagher, New York, New York. Certain legal matters in connection with this offering will be passed upon for the underwriters by Fulbright & Jaworski L.L.P., New York, New York.

                                    EXPERTS


    The audited financial statements and schedules included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, Revideco AB and Tobkin, Chiang and Hammon, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firms as experts in giving said reports.


                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed a registration statement on Form S-1 with the Securities and Exchange Commission for the stock we are offering by this prospectus. This prospectus does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. We are also required to file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

    You can read our Securities and Exchange Commission filings, including the registration statement, over the Internet at the Securities and Exchange Commission's Web site at http://www.sec.gov. You may also read and copy any document we file with the Securities and Exchange Commission at its public reference facilities at 450 Fifth Street, NW, Washington, DC 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission at 450 Fifth Street, NW, Washington, DC 20549. Please call the Securities and Exchange Commission at 1-800-SEC-0330 for further information on the operation of the public reference facilities. Our Securities and Exchange Commission filings are also available at the office of the Nasdaq National Market. For further information on obtaining copies of our public filings at the Nasdaq National Market, you should call
(212) 656-5060.

                            INTERNET.COM CORPORATION
                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
Consolidated Balance Sheets as of December 31, 1998 and
  September 30, 1999 (unaudited)............................     F-3
Consolidated Statements of Operations for the Three and Nine
  Months Ended September 30, 1998 and 1999 (unaudited)......     F-4
Consolidated Statement of Changes in Stockholders' Equity
  for the Nine Months Ended September 30, 1999
  (unaudited)...............................................     F-5
Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 1998 and 1999 (unaudited).............     F-6
Notes to Consolidated Financial Statements (unaudited)......     F-7

                                INTERNET.COM LLC
                         INDEX TO FINANCIAL STATEMENTS


Report of Independent Public Accountants....................  F-10
Balance Sheet as of December 31, 1998.......................  F-11
Statement of Operations for the Period from Inception
  (November 24, 1998) through December 31, 1998.............  F-12
Statement of Changes in Members' Capital for the Period from
  Inception (November 24, 1998) through December 31, 1998...  F-13
Statement of Cash Flows for the Period from Inception
  (November 24, 1998) through December 31, 1998.............  F-14
Notes to Financial Statements...............................  F-15


                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)
                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants....................  F-23
Balance Sheets as of September 30, 1997 and 1998............  F-24
Statements of Operations for the Years ended September 30,
  1996, 1997 and 1998 and for the Period from October 1,
  1998 through November 23, 1998............................  F-25
Statements of Changes in Division Equity for the Years ended
  September 30, 1996, 1997 and 1998 and for the Period from
  October 1, 1998 through November 23, 1998.................  F-26
Statements of Cash Flows for the Years ended September 30,
  1996, 1997 and 1998 and for the Period from October 1,
  1998 through November 23, 1998............................  F-27
Notes to Financial Statements...............................  F-28

                             BEVERLY HILLS SOFTWARE
                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Public Accountants....................  F-34
Balance Sheets as of December 31, 1998 and July 31, 1999
  (unaudited)...............................................  F-35
Statements of Operations for the Year Ended December 31,
  1998 and for the Seven Months Ended July 31, 1998 and 1999
  (unaudited)...............................................  F-36
Statements of Proprietors' Capital for the Year Ended
  December 31, 1998 and for the Seven Months Ended July 31,
  1999 (unaudited)..........................................  F-37
Statements of Cash Flows for the Year Ended December 31,
  1998 and for the Seven Months Ended July 31, 1998 and 1999
  (unaudited)...............................................  F-38
Notes to Financial Statements...............................  F-39

                                    SITCH AB
                         INDEX TO FINANCIAL STATEMENTS

Auditor's Report............................................  F-40
Balance Sheets as of December 31, 1998 and September 24,
  1999 (unaudited)..........................................  F-41
Statements of Operations for the Year Ended December 31,
  1998 and for the Period from Inception (March 17, 1998)
  through September 30, 1998 and from January 1, 1999
  through September 24, 1999 (unaudited)....................  F-42
Statements of Shareholders' Equity for the Year Ended
  December 31, 1998 and for the Period from January 1, 1999
  through September 24, 1999 (unaudited)....................  F-43
Statements of Cash Flows for the Year Ended December 31,
  1998 and for the Period from Inception (March 17, 1998)
  through September 30, 1998 and from January 1, 1999
  through September 24, 1999 (unaudited)....................  F-44
Notes to Financial Statements...............................  F-45

                                  LINUX TODAY
                         INDEX TO FINANCIAL STATEMENTS

Report of Independent Public Accountants....................  F-46
Balance Sheets as of December 31, 1998 and September 30,
  1999 (unaudited)..........................................  F-47
Statements of Operations for the Period from Inception
  (November 1, 1998) to December 31, 1998 and for the Nine
  Months Ended September 30, 1999 (unaudited)...............  F-48
Statements of Partners' Capital for the Period from
  Inception (November 1, 1998) to December 31, 1998 and for
  the Nine Months Ended September 30, 1999 (unaudited)......  F-49
Statements of Cash Flows for the Period from Inception
  (November 1, 1998) to December 31, 1998 and for the Nine
  Months Ended September 30, 1999 (unaudited)...............  F-50
Notes to Financial Statements...............................  F-51


                        AKULA INTERNET PUBLISHING, INC.
                         INDEX TO FINANCIAL STATEMENTS



Independent Auditors' Report................................  F-52
Balance Sheet as of September 30, 1999......................  F-53
Statements of Operations and Retained Earnings for the
  Period from Inception (October 6, 1998) to September 30,
  1999......................................................  F-54
Statement of Changes in Stockholders' Equity for the Period
  from Inception (October 6, 1998) to September 30, 1999....  F-55
Statement of Cash Flows for the Period from Inception
  (October 6, 1998) to September 30, 1999...................  F-56
Notes to Financial Statements...............................  F-57


                                INTERNET.COM LLC
                    INDEX TO PRO FORMA FINANCIAL STATEMENTS


Unaudited Pro Forma Condensed Combined Financial
  Information...............................................  F-59
Unaudited Pro Forma Condensed Combined Balance Sheet as of
  September 30, 1999........................................  F-60
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the Nine Months Ended September 30, 1999...  F-61
Unaudited Pro Forma Condensed Combined Statement of
  Operations for the Year Ended December 31, 1998...........  F-62

                            INTERNET.COM CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                    DECEMBER 31, 1998 AND SEPTEMBER 30, 1999
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1998             1999
                                                              -------------   --------------
                                                                               (UNAUDITED)
                                           ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................     $   129         $ 30,211
  Accounts receivable, net of allowances of $42 and $393,
    respectively............................................       1,723            3,671
  Prepaid expenses and other................................         120              202
                                                                 -------         --------
    Total current assets....................................       1,972           34,084
PROPERTY AND EQUIPMENT, net of accumulated depreciation of
  $15 and $425, respectively................................       1,380            2,241
INTANGIBLE ASSETS, net of accumulated amortization of $632
  and $7,004, respectively..................................      22,332           28,140
INVESTMENT IN INTERNET.COM VENTURE FUND I LLC...............          --              600
OTHER ASSETS................................................         192              377
                                                                 -------         --------
    Total assets............................................     $25,876         $ 65,442
                                                                 =======         ========

                            LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................     $   482         $    755
  Accrued payroll and related expenses......................         296            1,259
  Accrued expenses and other................................         462            1,701
  Accrued Web site acquisition payments.....................         775              816
  Deferred revenues.........................................         122              650
  Borrowings under line of credit...........................       1,886               --
                                                                 -------         --------
    Total current liabilities...............................       4,023            5,181
ACCRUED WEB SITE ACQUISITION PAYMENTS.......................          --              394
                                                                 -------         --------
    Total liabilities.......................................       4,023            5,575
COMMITMENTS AND CONTINGENCIES...............................          --               --
STOCKHOLDERS' EQUITY:
  Preferred stock, $.01 par value, 4,000,000 shares
    authorized, no shares issued and outstanding............          --               --
  Common stock, $.01 par value, 75,000,000 shares
    authorized, 16,215,891 and 23,325,000 shares issued and
    outstanding at December 31, 1998 and September 30, 1999,
    respectively............................................         162              233
  Additional paid-in capital................................      22,665           70,863
  Accumulated deficit.......................................        (974)         (11,229)
                                                                 -------         --------
    Total stockholders' equity..............................      21,853           59,867
                                                                 -------         --------
    Total liabilities and stockholders' equity..............     $25,876         $ 65,442
                                                                 =======         ========


                See notes to consolidated financial statements.

                            INTERNET.COM CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999
                                  (UNAUDITED)
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                       THREE MONTHS ENDED         NINE MONTHS ENDED
                                                          SEPTEMBER 30,             SEPTEMBER 30,
                                                     -----------------------   -----------------------
                                                     (PREDECESSOR              (PREDECESSOR
                                                      BUSINESS)                 BUSINESS)
                                                     ------------              ------------
                                                         1998         1999         1998         1999
                                                     ------------   --------   ------------   --------
REVENUES...........................................    $   973      $ 4,114      $ 2,775      $  8,598
COST OF REVENUES...................................        684        2,035        1,828         4,938
                                                       -------      -------      -------      --------
GROSS PROFIT.......................................        289        2,079          947         3,660
                                                       -------      -------      -------      --------
OPERATING EXPENSES:
  Advertising, promotion and selling...............        307        2,107        1,081         4,649
  General and administrative.......................        402        1,123        1,113         2,742
  Depreciation.....................................        117          224          328           413
  Amortization.....................................        252        2,344          712         6,372
  Non-cash compensation charge.....................         --           --           --         7,975
                                                       -------      -------      -------      --------
TOTAL OPERATING EXPENSES...........................      1,078        5,798        3,234        22,151
                                                       -------      -------      -------      --------
OPERATING LOSS.....................................       (789)      (3,719)      (2,287)      (18,491)
INTEREST INCOME (EXPENSE), NET.....................         --          465           --           381
                                                       -------      -------      -------      --------
NET LOSS...........................................    $  (789)     $(3,254)     $(2,287)     $(18,110)
                                                       =======      =======      =======      ========
BASIC AND DILUTED LOSS PER SHARE...................    $ (0.05)     $ (0.14)     $ (0.14)     $  (0.94)
                                                       =======      =======      =======      ========
WEIGHTED AVERAGE NUMBER OF COMMON SHARES...........     16,216       23,325       16,216        19,326
                                                       =======      =======      =======      ========

                See notes to consolidated financial statements.

                            INTERNET.COM CORPORATION

           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                                  (UNAUDITED)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                              COMMON STOCK        ADDITIONAL                     TOTAL
                                          ---------------------    PAID-IN     ACCUMULATED   STOCKHOLDERS'
                                            SHARES      AMOUNT     CAPITAL       DEFICIT        EQUITY
                                          ----------   --------   ----------   -----------   -------------
BALANCE AT DECEMBER 31, 1998............  16,215,891     $162       $22,665      $   (974)     $ 21,853
  Proceeds from private placement.......     908,475        9         2,232            --         2,241
  Issuance of management shares.........     725,000        7         7,968            --         7,975
  Conversion of internet.com LLC to
    internet.com Corporation............          --       --          (974)          974            --
  Exercise of warrant...................   2,075,634       21         2,979            --         3,000
  Proceeds from initial public
    offering............................   3,400,000       34        42,874            --        42,908
  Net loss..............................          --       --        (6,881)      (11,229)      (18,110)
                                          ----------     ----       -------      --------      --------

BALANCE AT SEPTEMBER 30, 1999...........  23,325,000     $233       $70,863      $(11,229)     $ 59,867
                                          ==========     ====       =======      ========      ========


NOTE:

    Immediately prior to the closing of its initial public offering, internet.com LLC converted its business form to a corporation. This reorganization was effected by merging internet.com LLC into a newly-formed Delaware corporation called internet.com Corporation. Each member of internet.com LLC received shares of internet.com Corporation common stock in exchange for their membership units at a rate of 16,215.891 shares per membership unit. All share and per share data have been retroactively adjusted to reflect the reorganization.

                See notes to consolidated financial statements.

                            INTERNET.COM CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                              -----------------------
                                                              (PREDECESSOR
                                                               BUSINESS)
                                                              ------------
                                                                  1998         1999
                                                              ------------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(2,287)     $(18,110)
  Adjustments to reconcile net loss to net cash used in
    operations:
    Depreciation and amortization...........................      1,040         6,785
      Provision for losses on accounts receivable...........         94           351
      Non-cash compensation charge..........................         --         7,975
    Changes in assets and liabilities:
      Accounts receivable, net..............................       (261)       (2,116)
      Prepaid expenses and other............................         (9)         (270)
      Accounts payable and accrued expenses.................        143         2,197
      Deferred revenues.....................................         --           345
                                                                -------      --------
        Net cash used in operating activities...............     (1,280)       (2,843)
                                                                -------      --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................       (650)       (1,271)
  Acquisitions of Web sites, related Internet media
    properties and other....................................     (2,865)      (11,467)
  Investment in internet.com Venture Fund I LLC.............         --          (600)
                                                                -------      --------
        Net cash used in investing activities...............     (3,515)      (13,338)
                                                                -------      --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock, net...............         --        45,149
  Proceeds from exercise of warrant.........................         --         3,000
  Contributions from Mecklermedia Corporation...............      4,795            --
  Borrowings under line of credit...........................         --         4,670
  Payments for line of credit...............................         --        (6,556)
                                                                -------      --------
        Net cash provided by financing activities...........      4,795        46,263
                                                                -------      --------
Net change in cash and cash equivalents.....................         --        30,082
Cash and cash equivalents, beginning of period..............         --           129
                                                                -------      --------
Cash and cash equivalents, end of period....................    $    --      $ 30,211
                                                                =======      ========

SUPPLEMENTAL DISCLOSURES OF CASH FLOW:
  Cash paid for interest....................................    $    --      $     92
                                                                =======      ========
  Cash paid for income taxes................................    $    --      $     --
                                                                =======      ========

                See notes to consolidated financial statements.

                            INTERNET.COM CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)

1.  THE COMPANY

    internet.com owns and operates a leading network of integrated business-to-business Web sites and related Internet media properties focused solely on the Internet industry. As of September 30, 1999, this network of Internet media properties consisted of 70 Web sites, 65 e-mail newsletters, 99 online discussion forums and 71 moderated e-mail discussion lists. The network is organized into nine vertical content channels to serve Internet users, which include Internet industry and Internet technology professionals, Web developers and experienced Internet users.

    Since all of internet.com's products and services relate to providing Internet-related information to Internet industry and Internet technology professionals, Web developers and experienced Internet users, its success is dependent on the continued growth of the Internet.

    On June 25, 1999, internet.com completed an initial public offering ("IPO") of 3,400,000 shares of common stock at $14.00 per share. Net proceeds to internet.com aggregated approximately $42.9 million (net of underwriters' commissions and offering expenses of approximately $4.7 million). On June 30, 1999, internet.com paid the outstanding balance under its line of credit of approximately $5.0 million and terminated the line of credit.

2.  HISTORY

    internet.com LLC was formed as part of the acquisition of Mecklermedia Corporation by Internet World Media, Inc., a wholly-owned subsidiary of Penton Media, Inc. (a publicly-owned corporation). On November 24, 1998, Mecklermedia was acquired by Internet World Media in an all-cash tender offer. Following its purchase of Mecklermedia, Internet World Media caused iWorld Corporation (a wholly-owned subsidiary of Mecklermedia) to be merged into internet.com LLC, a newly-formed Delaware limited liability company. Internet World Media then sold 80.1% of its membership interest in internet.com LLC to Alan M. Meckler, Mecklermedia's Chairman and Chief Executive Officer (including four trusts for the benefit of his children), for a total of $18.0 million in cash and a warrant valued at $284,000. Internet World Media retained a 19.9% interest in internet.com LLC and a warrant to acquire up to an additional 128 membership units in internet.com LLC (representing 2,075,634 shares of internet.com common stock) for up to $3.0 million. For accounting purposes, the warrant was valued at $284,000 which reflects the present value of the strike price using a risk free rate of return over a three year term, as compared to the cash price per share paid to Penton Media. This warrant was exercised by Penton Media on June 24, 1999.

    Immediately prior to the closing of the IPO, internet.com LLC converted its business form to a corporation. This reorganization was effected by merging internet.com LLC into a newly-formed Delaware corporation called internet.com Corporation. Each member of internet.com LLC received shares of internet.com Corporation common stock in exchange for their membership units at a rate of 16,215.891 shares per membership unit. All share and per share data have been retroactively adjusted to reflect the reorganization.

3.  BASIS OF PRESENTATION

    INTERIM FINANCIAL DATA. The accompanying financial statements as of and for the nine months ended September 30, 1998 and 1999 are unaudited. In the opinion of management, these interim

                            INTERNET.COM CORPORATION

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)

3.  BASIS OF PRESENTATION (CONTINUED)

statements have been prepared on the same basis as the audited financial statements of internet.com as of December 31, 1998 and for the period from inception (November 24, 1998) through December 31, 1998 and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of the results of the interim periods. The financial and other data disclosed in the notes to financial statements for these periods are also unaudited. The results of operations for the interim periods are not necessarily indicative of the results to be expected for any future periods.

    The consolidated financial statements include the accounts of internet.com and its majority owned investments. All significant intercompany transactions have been eliminated.

    Certain amounts have been reclassified in the prior year statements to conform to the current year presentation.

    internet.com does not believe any recently issued accounting standards will have a material impact on its financial condition or results of operations.

4.  COMPUTATION OF NET LOSS PER SHARE

    Basic loss per share is computed using the weighted average number of common shares outstanding during the period. Dilutive loss per share is computed using the weighted average number of common and dilutive common equivalent shares outstanding during the period. Common equivalent shares consist of the incremental common shares issuable upon the exercise of stock options and warrants (using the treasury stock method). Common equivalent shares are excluded from the calculation if their effect is anti-dilutive.

    Computations of basic and diluted loss per share for the three and nine months ended September 30, 1998 and 1999 are as follows:

                                                       THREE MONTHS ENDED         NINE MONTHS ENDED
                                                          SEPTEMBER 30,             SEPTEMBER 30,
                                                     -----------------------   -----------------------
                                                     (PREDECESSOR              (PREDECESSOR
                                                      BUSINESS)                 BUSINESS)
                                                     ------------              ------------
                                                         1998         1999         1998         1999
                                                     ------------   --------   ------------   --------
BASIC AND DILUTED NET LOSS PER SHARE
Numerator: Net loss................................    $  (789)     $(3,254)     $(2,287)     $(18,110)
Denominator: Weighted average shares outstanding...     16,216       23,325       16,216        19,326
                                                       -------      -------      -------      --------
Basic and diluted loss per share...................    $ (0.05)     $ (0.14)     $ (0.14)     $  (0.94)
                                                       =======      =======      =======      ========

5.  ACQUISITIONS OF ASSETS

    internet.com made 12 acquisitions of Web sites and related Internet media properties for a total of $10.8 million during the nine months ended
September 30, 1999. These acquisitions were accounted for as purchases. Eight of these acquisitions provide for contingent payments to be made after the acquisition date based upon the achievement of certain objectives. The acquired Web sites and related Internet media properties had minimal tangible assets or liabilities. Therefore, the entire purchase price

                            INTERNET.COM CORPORATION

             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

                                  (UNAUDITED)

5.  ACQUISITIONS OF ASSETS (CONTINUED)

has been recorded as intangible assets and is being amortized over its estimated useful life of three years for these acquisitions. The purchase accounting for these acquisitions is still preliminary and will be finalized at a later date not to exceed one year from the purchase date of each acquisition.

6.  NON-CASH COMPENSATION CHARGE

    In March 1999, internet.com LLC granted 4% of its total membership units at the time to certain of its employees. As these membership units vested upon the completion of the IPO, internet.com recorded an $8.0 million compensation charge concurrent with the completion of the IPO on June 25, 1999.

7.  OFFICE LEASES

    In July 1999, internet.com entered into an agreement to lease office space for its corporate headquarters in Darien, Connecticut at an annual rate of $350,000. This lease will expire in February 2003. internet.com is obligated to pay a proportionate share of all electricity, heating, ventilation and air conditioning costs for these premises. In October 1999, internet.com moved its Burlingame, California operations to new premises located in South San Francisco pursuant to a lease entered into in September 1999 and expiring in August 2004. Rent expense is $130,000 annually and internet.com is obligated to pay a proportionate share of all electricity, heating, ventilation and air conditioning costs for these premises. In September 1999, internet.com entered into a lease for premises located in New York, New York pursuant to a lease expiring in September 2004. Rent expense is $310,000 annually.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of internet.com LLC:

    We have audited the accompanying balance sheet of internet.com LLC (a Delaware limited liability company) as of December 31, 1998, and the related statements of operations, changes in members' capital and cash flows for the period from inception (November 24, 1998) through December 31, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of internet.com LLC as of December 31, 1998, and the results of its operations and its cash flows for the period from inception (November 24, 1998) through December 31, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut
June 21, 1999

                                INTERNET.COM LLC

                                 BALANCE SHEET

                               DECEMBER 31, 1998
                      (IN THOUSANDS, EXCEPT UNIT AMOUNTS)

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
                                  ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................     $   129
  Accounts receivable, net of allowances of $42.............       1,723
  Prepaid expenses and other................................         312
                                                                 -------
    Total current assets....................................       2,164

PROPERTY AND EQUIPMENT, net.................................       1,380

INTANGIBLE ASSETS, net......................................      22,332
                                                                 -------
    Total assets............................................     $25,876
                                                                 =======

                     LIABILITIES AND MEMBERS' CAPITAL

CURRENT LIABILITIES:
  Accounts payable..........................................     $   482
  Accrued payroll and related expenses......................         296
  Accrued Web site acquisition payments.....................         775
  Accrued expenses and other................................         462
  Deferred revenues.........................................         122
  Borrowings under line of credit...........................       1,886
                                                                 -------
    Total current liabilities...............................       4,023

COMMITMENTS AND CONTINGENCIES...............................          --

MEMBERS' CAPITAL:
  Members' capital, 1,000 units issued and outstanding......      22,827
  Accumulated deficit.......................................        (974)
                                                                 -------
    Total members' capital..................................      21,853
                                                                 -------
    Total liabilities and members' capital..................     $25,876
                                                                 =======

                       See notes to financial statements.

                                INTERNET.COM LLC

                            STATEMENT OF OPERATIONS

  FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                                NOVEMBER 24,
                                                                    1998
                                                                   THROUGH
                                                              DECEMBER 31, 1998
                                                              -----------------
REVENUES....................................................       $  772

COST OF REVENUES............................................          403
                                                                   ------

GROSS PROFIT................................................          369
                                                                   ------

OPERATING EXPENSES:
  Advertising, promotion and selling........................          239
  General and administrative................................          449
  Depreciation..............................................           15
  Amortization..............................................          632
                                                                   ------

TOTAL OPERATING EXPENSES....................................        1,335
                                                                   ------

OPERATING LOSS..............................................         (966)

INTEREST EXPENSE, NET.......................................           (8)
                                                                   ------

NET LOSS....................................................       $ (974)
                                                                   ======

                       See notes to financial statements.

                                INTERNET.COM LLC

                    STATEMENT OF CHANGES IN MEMBERS' CAPITAL

  FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998
                      (IN THOUSANDS, EXCEPT UNIT AMOUNTS)

                                                          MEMBERS' CAPITAL                    TOTAL
                                                         -------------------   ACCUMULATED   MEMBERS'
                                                          UNITS      AMOUNT      DEFICIT     CAPITAL
                                                         --------   --------   -----------   --------
BALANCE AT INCEPTION (November 24, 1998)...............   1,000     $22,827       $  --      $22,827
Net loss...............................................      --          --        (974)        (974)
                                                          -----     -------       -----      -------

BALANCE AT DECEMBER 31, 1998...........................   1,000     $22,827       $(974)     $21,853
                                                          =====     =======       =====      =======

                       See notes to financial statements.

                                INTERNET.COM LLC

                            STATEMENT OF CASH FLOWS

  FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                              NOVEMBER 24, 1998
                                                                   THROUGH
                                                              DECEMBER 31, 1998
                                                              ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................        $  (974)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................            647
    Changes in operating assets and liabilities:
      Accounts receivable, net..............................           (553)
      Prepaid expenses and other............................            (23)
      Accounts payable......................................            183
      Accrued expenses and other............................             34
      Deferred revenues.....................................             74
                                                                    -------
        Net cash used in operating activities...............           (612)
                                                                    -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......................           (546)
  Acquisitions of Web sites, related Internet media
    properties and other....................................           (599)
                                                                    -------
        Net cash used in investing activities...............         (1,145)
                                                                    -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings under line of credit...........................          1,886
  Payments for line of credit...............................             --
  Capital contributions.....................................             --
                                                                    -------
        Net cash provided by financing activities...........          1,886
                                                                    -------
Net change in cash..........................................            129
Cash, beginning of period...................................             --
                                                                    -------
Cash, end of period.........................................        $   129
                                                                    =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW:
    Cash paid for interest..................................        $     8
                                                                    =======
    Cash paid for income taxes..............................        $    --
                                                                    =======

                       See notes to financial statements.

                                INTERNET.COM LLC

                         NOTES TO FINANCIAL STATEMENTS

  FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998

1.  ORGANIZATION AND NATURE OF BUSINESS

    Immediately prior to the closing of this offering, internet.com LLC will convert its business form to a corporation. This reorganization will be effected by merging internet.com LLC into a newly-formed Delaware corporation called internet.com Corporation. Each member of internet.com LLC will receive shares of internet.com Corporation common stock in exchange for his or her membership units at a rate of 16,215.891 shares per membership unit. internet.com Corporation currently is a shell entity and will remain as such until the conversion of internet.com LLC into a corporation. internet.com Corporation currently has no assets, liabilities, revenues nor expenses.

    HISTORY. internet.com LLC was formed as part of the acquisition of Mecklermedia Corporation by Internet World Media, a wholly-owned subsidiary of Penton Media (a publicly-owned corporation). During the negotiation of this acquisition, Penton Media indicated that it did not wish to retain all of iWorld Corporation, Mecklermedia's Internet business, because it believed that the Internet business was inconsistent with its strategic direction. However, Penton Media indicated that it wanted Internet World Media to maintain a minority interest in the Internet business due to its belief that the Internet business had the potential to become profitable in the future. As a result, Alan M. Meckler, Mecklermedia's Chairman and Chief Executive Officer, agreed to purchase an 80.1% interest in the Internet business from Internet World Media for a total of $18.0 million in cash and a warrant valued at $284,000 immediately following the acquisition of Mecklermedia by Internet World Media which imputed a purchase price of $22.8 million. On November 24, 1998, Mecklermedia was acquired by Internet World Media in an all-cash tender offer. Following its purchase of Mecklermedia, Internet World Media caused iWorld Corporation to be merged into internet.com LLC, a newly-formed Delaware limited liability company. Internet World Media then sold 80.1% of its membership interest in internet.com to Alan
M. Meckler (including four trusts for the benefit of his children) for a total of $18.0 million in cash and a warrant valued at $284,000. Internet World Media retained a 19.9% interest in internet.com LLC and a warrant to acquire up to an additional 128 membership units in internet.com LLC (representing 2,075,634 shares of our common stock) for up to $3.0 million. For accounting purposes, the warrant has been valued at $284,000 which reflects the present value of the strike price using a risk free rate of return over a three year term, as compared to the cash price per share paid to Penton Media.

    The preliminary allocation of Internet World Media's valuation, which was pushed down to internet.com LLC, including the warrant, is as follows (in thousands):

Accounts receivable.........................................  $ 1,170
Prepaid expenses and other..................................      289
Property and equipment......................................      850
Intangible assets...........................................   22,365
Accounts payable............................................     (299)
Accrued payroll and related expenses........................     (136)
Accrued Web site acquisition payments.......................     (485)
Accrued expenses and other..................................     (242)
Borrowings under line of credit.............................     (685)
                                                              -------
                                                              $22,827
                                                              =======

                                INTERNET.COM LLC

  FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998

1.  ORGANIZATION AND NATURE OF BUSINESS (CONTINUED)

    Since all of internet.com's products and services relate to providing Internet-related information to Internet industry and Internet technology professionals, Web developers and experienced Internet users, its success is dependent on the continued growth of the Internet.

    On April 13, 1999, the Board of Directors authorized internet.com to proceed with an initial public offering ("IPO") of common stock.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION. internet.com barters portions of the unsold advertising impressions generated by its Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists for advertising and promotion in media properties owned by Penton Media and other third parties. internet.com does not record any revenues or expenses for such barter because it does not incur any costs to fulfill such barter and because such unsold advertising and promotion exchanged and received would otherwise have no value. Therefore, the recording of any barter would result in an overstatement of revenues and expenses.

    internet.com generates its revenues from four primary sources: the sale of advertising on its Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists; e-commerce agreements; licensing of editorial content, brands and software; and subscriptions to paid e-mail newsletters.

        ADVERTISING REVENUES. Advertising revenue is recognized ratably in the period the advertising is displayed, provided that no significant company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of advertising impressions, or times that an advertisement is viewed by users of internet.com's Web sites and related Internet media properties.

        E-COMMERCE REVENUES. E-commerce agreements generally include a fixed fee for advertising and/or revenue sharing for sales made by the e-commerce vendors. The advertising component of these agreements is recognized ratably in the period the advertising is displayed, provided that no significant company obligations remain and collection of the remaining receivable is probable. The revenue sharing component of these agreements is recognized as revenue in the period that the underlying sale is made by the e-commerce vendor.

        LICENSING REVENUES. The licensing agreements vary, with internet.com generating fixed fees and royalties for monthly access to editorial content, brands and software produced by internet.com. Such amounts are recognized as revenue in the month earned.

        PAID SUBSCRIPTION REVENUES. Subscription revenue relates to customer subscriptions to our paid e-mail newsletters. Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to the portion of collected subscription fees which have not yet been recognized as revenue.

    USE OF ESTIMATES IN THE FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions

                                INTERNET.COM LLC

  FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject internet.com to a significant concentration of credit risk consist primarily of cash and accounts receivable. internet.com deposits all its cash with a single financial institution. Most of internet.com's accounts receivable as of December 31, 1998 are from Internet- related businesses.

    At December 31, 1998, three customers accounted for 38% of accounts receivable. For the period from inception (November 24, 1998) through December 31, 1998, one customer accounted for 25% of revenues.

    CASH AND CASH EQUIVALENTS. internet.com considers all highly liquid investments purchased with original maturities of three months or less to be cash equivalents. At December 31, 1998, internet.com had no investments with maturities greater than three months.

    FINANCIAL INSTRUMENTS. The recorded amounts of financial instruments such as cash and cash equivalents, accounts receivable, accounts payable and debt approximate their fair values due to their short maturities.

    PROPERTY AND EQUIPMENT. Depreciation of computer equipment and software is provided for by the straight-line method over estimated useful lives ranging from three to five years. Depreciation of furniture, fixtures and equipment is provided for by the straight-line method over estimated useful lives ranging from five to ten years.

    Maintenance and repair expenditures are charged to appropriate expense accounts in the period incurred; replacements, renewals and betterments are capitalized. Upon the sale or other disposition of property, the cost and accumulated depreciation of such properties are eliminated from the accounts and the gains or losses thereon are reflected in operations.

    INTANGIBLE ASSETS. Intangible assets, primarily consisting of goodwill, are being amortized using the straight-line method over three years.

    IMPAIRMENT OF LONG-LIVED ASSETS. Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is recognized when the sum of undiscounted expected future cash flows is less than the carrying amount of such assets. The measurement for such impairment loss is based on the fair value of the assets. internet.com believes no such impairment exists as of December 31, 1998.

    ACCRUED WEB SITE ACQUISITION PAYMENTS. Accrued Web site acquisition payments consist of future amounts payable under purchase agreements for Web sites and related Internet media properties.

    INCOME TAXES. internet.com accounts for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). SFAS 109 requires an asset and liability approach which requires the recognition of deferred tax assets and deferred tax liabilities for the expected future tax consequences of temporary differences between

                                INTERNET.COM LLC

  FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

the carrying amounts and the tax bases of assets and liabilities. Valuation allowances will be established when necessary to reduce deferred tax assets to the amount expected to be realized.

    No benefit for federal and state income taxes is reported in the financial statements as internet.com has elected to be taxed as a partnership prior to the reorganization of the limited liability company into a corporation, which will take effect immediately prior to the closing of the IPO. Therefore, the federal and state income tax effects of internet.com's results of operations are recorded by the members in their respective income tax returns.

    ADVERTISING COSTS. internet.com expenses advertising costs as incurred. Advertising expense was $44,000 for the period from inception (November 24, 1998).

    RECENT ACCOUNTING PRONOUNCEMENTS. In June 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards
No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"), which establishes standards for reporting information about operating segments in annual financial statements. It also establishes standards for related disclosures about products and services, geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997. The adoption of this standard is not expected to have an impact on the presentation of the financial statements of internet.com.

    In March 1998, the American Institute of Certified Public Accountants ("AICPA") issued Statement of Position 98-1, "Accounting for the Cost of Computer Software Developed or Obtained for Internal Use" ("SOP 98-1"). SOP 98-1 is effective for financial statements for years beginning after December 15, 1998. SOP 98-1 provides guidance over accounting for computer software developed or obtained for internal use including the requirement to capitalize specified costs and amortization of such costs. Presently, all costs to develop computer software for internal use are expensed as incurred. Adoption of this new pronouncement in 1999 may require capitalization of certain software development costs although such amounts are not expected to be material.

    In April 1998, the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-Up Activities" ("SOP 98-5"). SOP 98-5, which is effective for fiscal years beginning after December 15, 1998, provides guidance on the financial reporting of start-up costs and organization costs. It requires costs of start-up activities and organization costs to be expensed as incurred. As internet.com has expensed these costs historically, the adoption of this statement is not expected to have a significant impact on internet.com's results of operations, financial position or cash flows.

                                INTERNET.COM LLC

  FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998

3.  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following (in thousands):

                                                              DECEMBER 31, 1998
                                                              -----------------
Computer equipment and software.............................       $1,248
Furniture, fixtures and equipment...........................          147
                                                                   ------
                                                                    1,395
Less: Accumulated depreciation..............................          (15)
                                                                   ------
Property and equipment, net.................................       $1,380
                                                                   ======

4.  INTANGIBLE ASSETS

    Intangible assets consisted of the following (in thousands):

                                                              DECEMBER 31, 1998
                                                              -----------------
Goodwill....................................................       $22,695
Trademarks..................................................           269
                                                                   -------
                                                                    22,964
Less: Accumulated amortization..............................          (632)
                                                                   -------
Intangibles, net............................................       $22,332
                                                                   =======

5.  ACQUISITIONS OF ASSETS

    internet.com made two acquisitions for a total of $580,000 during the period from inception (November 24, 1998) through December 31, 1998. These acquisitions were accounted for as purchases. Two of these acquisitions provide for contingent payments to be made one year after the acquisition date based upon the achievement of certain objectives. The acquired Web sites and related Internet media properties had no tangible assets or liabilities. Therefore, the entire purchase price has been recorded as goodwill and is being amortized over its estimated useful life of three years for these acquisitions. The purchase accounting for these acquisitions is still preliminary and will be finalized at a later date not to exceed one year from the purchase date of each acquisition. The pro forma results for the period from inception (November 24, 1998) through December 31, 1998, assuming these acquisitions had been made at the beginning of the period, would not be materially different from reported results.

6.  LINE OF CREDIT

    internet.com had a $6.0 million line of credit with a bank secured by a personal guarantee from Alan M. Meckler, Chairman and Chief Executive Officer of internet.com. internet.com had outstanding borrowings under the line of credit of approximately $1.9 million as of December 31, 1998. Interest expense on this line is based on the lower of prime plus 1% or LIBOR plus .65% (5.7% as of December 31, 1998). This line of credit expired on November 15, 1999.

                                INTERNET.COM LLC

  FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998

7.  COMMITMENTS AND CONTINGENCIES

    Since November 24, 1998, internet.com has occupied space in Penton
Media, Inc. facilities in Westport, Connecticut to house its corporate headquarters and in Burlingame, California to house a portion of its sales force. Rent expense for this space was approximately $7,000 for the period from inception (November 24, 1998) through December 31, 1998. internet.com is obligated to pay its proportionate share of all electricity, heating, ventilation and air conditioning costs for these premises. Future annual minimum lease payments under all operating leases as of December 31, 1998 were as follows (in thousands):

YEAR ENDING DECEMBER 31,
------------------------
1999........................................................    $236
2000........................................................     131
                                                                ----
                                                                $367
                                                                ====

    internet.com has entered into employment agreements with two of its officers with terms ranging from six months to one year.

    internet.com has made a $180,000 non-interest bearing loan to one of its members.

    Prior to the effectiveness of the registration of the shares of internet.com common stock which were sold in internet.com's initial public offering in June 1999, one of internet.com's underwriters mailed written materials to 278 persons internet.com had designated as potential purchasers of up to 170,000 shares of common stock in the initial public offering through a directed share program. These materials requested that any of the recipients who wished to purchase shares of internet.com's common stock through the directed share program send payment for such shares to this underwriter prior to the effectiveness of the registration of the shares of internet.com's common stock being sold in the IPO. These materials may have constituted a prospectus that did not meet the requirements of the Securities Act of 1933.

    In addition, as of June 21, 1999 this underwriter has received funds from potential investors seeking to subscribe for the entire $1.9 million of common stock reserved for issuance in the directed share program. This receipt of payment may have constituted a sale of internet.com's common stock in violation of the Securities Act of 1933. If the mailing of these materials or the receipt of funds by this underwriter did constitute a violation of the Securities Act of 1933, the recipients of the letter who purchased common stock in the initial public offering would have the right, for a period of one year from the date of their purchase of common stock, to obtain recovery of the consideration paid in connection with their purchase of common stock or, if they had already sold the stock, sue internet.com for damages resulting from their purchase of common stock. These refunds or damages could total up to approximately $1.9 million, based on an assumed initial public offering price of $11.00 per share, if these investors seek recovery or damages after an entire loss of their investment. In addition, this underwriter has agreed to indemnify internet.com for any losses incurred as a result of this issue. While the ultimate outcome of these matters cannot be determined, internet.com does not expect that they will have a material adverse effect on its financial position, results of operations or cash flows.

    A complaint seeking class action status was filed in Delaware Chancery Court on June 16, 1999 by a former shareholder of Mecklermedia Corporation alleging that certain officers and directors of

                                INTERNET.COM LLC

  FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998

7.  COMMITMENTS AND CONTINGENCIES (CONTINUED)

Mecklermedia Corporation breached their fiduciary duties in connection with the sale of Mecklermedia Corporation to Penton Media. This former shareholder of Mecklermedia Corporation has asserted claims for damages against the officers and directors and has also named internet.com Corporation as a defendant seeking that a constructive trust be established. All of the defendants deny such allegations and intend to vigorously defend themselves.

    internet.com is subject to legal proceedings and claims which arise in the ordinary course of its business. In the opinion of management, the amount of ultimate liability with respect to these actions will not materially affect the financial position of internet.com.

8.  EMPLOYEE BENEFIT PLAN

    internet.com has a defined contribution plan which qualifies under
Section 401(k) of the Internal Revenue Code for employees meeting certain service requirements. The plan allows eligible employees to contribute up to 15% of their compensation to the plan. At the discretion of the Board of Directors, internet.com may also make contributions dependent on profits each year for the benefit of all eligible employees under the plan. There were no discretionary contributions for the period from inception (November 24, 1998) through December 31, 1998.

9.  RELATED PARTY TRANSACTIONS

    internet.com, Internet World Media, Inc. and Penton Media, Inc. entered into a Services Agreement dated November 24, 1998, whereby internet.com agreed to provide certain services to Internet World Media, Inc. and Penton Media, Inc. in return for services to be provided to internet.com by Internet World
Media, Inc. and Penton Media, Inc. The Services Agreement expires November 24, 2001 and will automatically renew for three-year terms unless canceled by either party.

    On November 24, 1998, internet.com entered into a Trademark Co-License Agreement with Internet World Media. Internet World Media provides internet.com with a royalty-free license to use several of its trademarks in connection with the inclusion of those trademarks on internet.com's network of Web sites and related Internet media properties. internet.com provides Internet World Media with a royalty-free license to use several of internet.com's trademarks in Internet World Media's INTERNET WORLD, BOARDWATCH and DIRECTORY OF INTERNET SERVICE PROVIDERS print publications, at Internet World Media's Internet World and ISPCON trade shows and conferences and in promotional materials for those print publications, trade shows and conferences.

    On November 24, 1998, internet.com entered into a Copyright Co-License Agreement with Internet World Media. Internet World Media provides internet.com with a royalty-free license to use several of its copyrights in connection with the inclusion of those copyrights and material protected by those copyrights on internet.com's network of Web sites and related Internet media properties. internet.com provides Internet World Media with a royalty-free license to use several of internet.com's copyrights and the material protected by those copyrights in Internet World Media's INTERNET WORLD, BOARDWATCH and DIRECTORY OF INTERNET SERVICE PROVIDERS print publications.

    Since November 24, 1998, internet.com has occupied space in Penton Media, Inc. facilities in Westport, Connecticut to house its corporate headquarters and in Burlingame, California to house a portion of its sales force. Rent expense for this space was $7,000 for the period from inception

                                INTERNET.COM LLC

  FOR THE PERIOD FROM INCEPTION (NOVEMBER 24, 1998) THROUGH DECEMBER 31, 1998

9.  RELATED PARTY TRANSACTIONS (CONTINUED)

(November 24, 1998) through December 31, 1998. internet.com is obligated to pay its proportionate share of all electricity, heating, ventilation and air conditioning costs for these premises.

10.  SUBSEQUENT EVENTS

    ISSUANCE OF ADDITIONAL MEMBERSHIP UNITS. Since December 31, 1998, internet.com has sold additional membership units for an aggregate of approximately $2,241,000 to Internet World Media and to several additional investors, including certain of internet.com's employees, officers and directors. In addition, in March 1999, internet.com granted 4% of its total membership units at the time (assuming full dilution, including the exercise of the Internet World Media warrant) to certain of its employees. As these membership units will vest upon the completion of an IPO, internet.com will record a $8.0 million compensation charge concurrent with the completion of its IPO.

    STOCK INCENTIVE PLAN. In April 1999, internet.com established a stock incentive plan under which internet.com may issue qualified incentive or nonqualified stock options to employees, including officers, and consultants and directors up to an aggregate of 2,000,000 shares of common stock, of which 510,500 options will be granted immediately prior to the consummation of the IPO under the plan. The exercise price of the options granted under the stock incentive plan will not be less than the fair market value of the shares of internet.com's common stock on the date of grant. The plan will terminate on April 15, 2009.

    VENTURE CAPITAL FUND. In April 1999, internet.com established internet.com Venture Fund I LLC, a $5.0 million venture fund that will invest in early-stage content-based Internet properties that are not competitive with internet.com. internet.com earns management fees for the day to day operation and general management of the fund. internet.com will also earn a percentage of the realized gains on investments made by this fund. internet.com has committed to invest $600,000 in this fund at its inception.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of internet.com LLC:

    We have audited the accompanying balance sheets of the iWorld division of Mecklermedia Corporation, as of September 30, 1997 and 1998, and the related statements of operations, changes in division equity and cash flows for each of the three years in the period ended September 30, 1998 and for the period October 1, 1998 through November 23, 1998. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the iWorld division of Mecklermedia Corporation, as of September 30, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1998, and for the period October 1, 1998 through November 23, 1998, in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut
April 5, 1999

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                                 BALANCE SHEETS
                          SEPTEMBER 30, 1997 AND 1998
                                 (IN THOUSANDS)

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
                                     ASSETS

CURRENT ASSETS:
  Accounts receivable, net of allowances of $17 and $149,
    respectively............................................   $  432     $1,002
  Prepaid expenses and other................................       70        257
                                                               ------     ------
    Total current assets....................................      502      1,259

PROPERTY AND EQUIPMENT, net.................................      831      1,336

INTANGIBLE ASSETS, net......................................    1,479      4,630
                                                               ------     ------
    Total assets............................................   $2,812     $7,225
                                                               ======     ======

                         LIABILITIES AND DIVISION EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................   $  162     $  316
  Accrued payroll and related expenses......................      475        625
  Accrued expenses..........................................       31         32
                                                               ------     ------
    Total current liabilities...............................      668        973

DIVISION EQUITY.............................................    2,144      6,252
                                                               ------     ------
    Total liabilities and division equity...................   $2,812     $7,225
                                                               ======     ======

                       See notes to financial statements.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                            STATEMENTS OF OPERATIONS
           FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998 AND THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998
                                 (IN THOUSANDS)

                                                           FOR THE YEARS ENDED         OCTOBER 1, 1998
                                                              SEPTEMBER 30,                THROUGH
                                                      ------------------------------    NOVEMBER 23,
                                                        1996       1997       1998          1998
                                                      --------   --------   --------   ---------------
REVENUES............................................  $   498    $ 1,479    $ 3,544         $ 778

COST OF REVENUES....................................      536      1,171      2,171           456
                                                      -------    -------    -------         -----

GROSS PROFIT........................................      (38)       308      1,373           322
                                                      -------    -------    -------         -----

OPERATING EXPENSES:
  Advertising, promotion and selling................      285        881      1,406           441
  General and administrative........................      727        751      1,349           195
  Depreciation......................................       85        326        429            67
  Amortization......................................      109        505        920            86
                                                      -------    -------    -------         -----

TOTAL OPERATING EXPENSES............................    1,206      2,463      4,104           789
                                                      -------    -------    -------         -----

NET LOSS............................................  $(1,244)   $(2,155)   $(2,731)        $(467)
                                                      =======    =======    =======         =====

                       See notes to financial statements.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                    STATEMENTS OF CHANGES IN DIVISION EQUITY

           FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998 AND THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998
                                 (IN THOUSANDS)

BALANCE AT SEPTEMBER 30, 1995...............................  $   265
Contributions from Mecklermedia Corporation.................    1,787
Net loss....................................................   (1,244)
                                                              -------

BALANCE AT SEPTEMBER 30, 1996...............................      808
Contributions from Mecklermedia Corporation.................    3,491
Net loss....................................................   (2,155)
                                                              -------

BALANCE AT SEPTEMBER 30, 1997...............................    2,144
Contributions from Mecklermedia Corporation.................    6,839
Net loss....................................................   (2,731)
                                                              -------

BALANCE AT SEPTEMBER 30, 1998...............................    6,252
Contributions from Mecklermedia Corporation.................    3,877
Net loss....................................................     (467)
                                                              -------

BALANCE AT NOVEMBER 23, 1998................................  $ 9,662
                                                              =======

                       See notes to financial statements.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                            STATEMENTS OF CASH FLOWS
           FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998 AND THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998
                                 (IN THOUSANDS)

                                                           FOR THE YEARS ENDED         OCTOBER 1, 1998
                                                              SEPTEMBER 30,                THROUGH
                                                      ------------------------------     NOVEMBER 23,
                                                        1996       1997       1998           1998
                                                      --------   --------   --------   ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..........................................  $(1,244)   $(2,155)   $(2,731)        $ (467)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization...................      194        831      1,349            153
    Changes in operating assets and liabilities:
      Accounts receivable, net......................     (142)      (261)      (570)          (326)
      Prepaid expenses and other....................       26        (41)      (187)           (28)
      Accounts payable and accrued expenses.........       21        534        305           (725)
                                                      -------    -------    -------         ------
        Net cash used in operating activities.......   (1,145)    (1,092)    (1,834)        (1,393)
                                                      -------    -------    -------         ------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment...............     (315)      (740)      (934)           (91)
  Acquisitions of Web sites, related Internet media
    properties and other............................     (327)    (1,659)    (4,071)        (2,393)
                                                      -------    -------    -------         ------
        Net cash used in investing activities.......     (642)    (2,399)    (5,005)        (2,484)
                                                      -------    -------    -------         ------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions from Mecklermedia Corporation.......    1,787      3,491      6,839          3,877
                                                      -------    -------    -------         ------
        Net cash provided by financing activities...    1,787      3,491      6,839          3,877
                                                      -------    -------    -------         ------
Net change in cash..................................       --         --         --             --
                                                      -------    -------    -------         ------
Cash at beginning of period.........................       --         --         --             --
                                                      -------    -------    -------         ------
Cash at end of period...............................  $    --    $    --    $    --         $   --
                                                      =======    =======    =======         ======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW:
  Cash paid for interest............................  $    --    $    --    $    --         $   --
                                                      =======    =======    =======         ======
  Cash paid for income taxes........................  $    --    $    --    $    --         $   --
                                                      =======    =======    =======         ======

                       See notes to financial statements.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                         NOTES TO FINANCIAL STATEMENTS

           FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998 AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998

1.  ORGANIZATION AND NATURE OF BUSINESS

    The accompanying financial statements and related notes reflect the carved-out historical results of operations and financial position of the iWorld division of Mecklermedia Corporation ("iWorld"). The Statements of Operations include all revenues and costs directly attributable to iWorld, including costs for facilities, functions and services used by iWorld at shared sites and allocations of costs for certain administrative functions and services performed by centralized departments within Mecklermedia Corporation.

    iWorld consisted of a network of Web sites and related Internet media properties that delivered the latest news and resources for the Internet industry, directories of Internet products and services, back issues of the Mecklermedia Corporation's print publications, and information about Mecklermedia Corporation's trade shows.

    Costs were allocated to iWorld based on management's estimate of costs attributable to the operation of the business. Such costs are not necessarily indicative of the costs that would have been incurred if iWorld had been a separate entity.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    REVENUE RECOGNITION. iWorld bartered portions of the unsold advertising impressions generated by its Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists for advertising and promotion in media properties owned by third parties. iWorld did not record any revenues or expenses for such barter because it does not incur any costs to fulfill such barter and because such unsold advertising and promotion exchanged and received would otherwise have no value. Therefore, the recording of any barter would result in an overstatement of revenues and expenses.

    iWorld generated its revenues from four primary sources: the sale of advertising on its Web sites, e-mail newsletters, online discussion forums and moderated e-mail discussion lists; e-commerce agreements; licensing of editorial content, brands and software; and subscriptions to paid e-mail newsletters.

        ADVERTISING REVENUES. Advertising revenue is recognized ratably in the period the advertising is displayed, provided that no significant company obligations remain and collection of the resulting receivable is probable. Company obligations typically include guarantees of a minimum number of advertising impressions, or times that an advertisement is viewed by users iWorld's Web sites and related Internet media properties.

        E-COMMERCE REVENUES. E-commerce agreements generally include a fixed fee for advertising and/or revenue sharing for sales made by the e-commerce vendors. The advertising component of these agreements is recognized ratably in the period the advertising is displayed, provided that no significant company obligations remain and collection of the remaining receivable is probable. The revenue sharing component of these agreements is recognized as revenue in the period that the underlying sale is made by the e-commerce vendor.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998 AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        LICENSING REVENUES. The licensing agreements vary, with iWorld typically generating fixed fees and royalties for monthly access to editorial content produced by iWorld. Such amounts are recognized as revenue in the month earned.

        PAID SUBSCRIPTION REVENUES. Subscription revenue relates to customer subscriptions to our paid e-mail newsletters. Revenue from subscriptions is recognized ratably over the subscription period. Deferred revenues relate to the portion of collected subscription fees which have not yet been recognized as revenue.

    USE OF ESTIMATES IN THE FINANCIAL STATEMENTS. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    CONCENTRATION OF CREDIT RISK. Financial instruments that potentially subject iWorld to a significant concentration of credit risk consist primarily of cash and accounts receivable. iWorld deposits all its cash primarily with a single financial institution. Most of iWorld's accounts receivable as of September 30, 1996, 1997, and 1998 are from Internet-related businesses.

    At September 30, 1997, and 1998, four and three customers accounted for 33% and 28% of accounts receivable, respectively. For the year ended September 30, 1996, one customer accounted for 15% of revenues. For the year ended
September 30, 1997, two customers accounted for 38% of revenues. For the year ended September 30, 1998, one customer accounted for 17% of revenues. For the period from October 1, 1998 through November 23, 1998, one customer accounted for 21% of revenues.

    FINANCIAL INSTRUMENTS. The recorded amounts of financial instruments such as cash and cash equivalents, accounts receivable and accounts payable approximate their fair values due to their short maturities.

    PROPERTY AND EQUIPMENT. Depreciation of computer equipment and software is provided for by the straight-line method over estimated useful lives ranging from three to five years. Depreciation of furniture, fixtures and equipment is provided for by the straight-line method over estimated useful lives ranging from five to ten years. Amortization of leasehold improvements is provided for over the lesser of the term of the related lease or the estimated useful life of the improvement.

    Maintenance and repair expenditures are charged to appropriate expense accounts in the period incurred; replacements, renewals and betterments are capitalized. Upon the sale or other disposition of property, the cost and accumulated depreciation of such properties are eliminated from the accounts and the gains or losses thereon are reflected in operations.

    INTANGIBLE ASSETS. Intangible assets, primarily consisting of goodwill, resulting from acquisitions of Web sites and related Internet media properties are being amortized using the straight-line method over periods ranging from three to five years.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998 AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

    INCOME TAXES. The taxable losses of iWorld for each of the three years in the period ended September 30, 1998 and for the period October 1, 1998 through November 23, 1998 were included in the Mecklermedia Corporation's consolidated income tax returns. For all periods presented, deferred income taxes and related income tax expenses have been recorded by applying the asset and liability approach to each component of iWorld as if it were a separate taxpayer. Under this approach, deferred tax assets and liabilities represent the expected future tax consequences of carryforwards and temporary differences between the carrying amounts and the tax bases of assets and liabilities.

    ADVERTISING COSTS. iWorld expensed advertising costs as incurred. Advertising expense was $62,000, $163,000, $320,000, and $167,000 for the three years ended September 30, 1996, 1997, 1998 and for the period October 1, 1998 through November 23, 1998, respectively.

3.  PROPERTY AND EQUIPMENT

    Property and equipment consisted of the following (in thousands):

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Computer equipment..........................................   $1,124     $1,694
Furniture, fixtures and equipment...........................      142        420
Leasehold improvements......................................       48        134
                                                               ------     ------
                                                                1,314      2,248
Less: Accumulated depreciation..............................      (83)      (912)
                                                               ------     ------
Property and equipment, net.................................   $  831     $1,336
                                                               ======     ======

4.  INTANGIBLE ASSETS

    Intangible assets consisted of the following (in thousands):

                                                                 SEPTEMBER 30,
                                                              -------------------
                                                                1997       1998
                                                              --------   --------
Goodwill....................................................   $1,787     $5,690
Trademarks..................................................      306        474
                                                               ------     ------
                                                                2,093      6,164
Less: Accumulated amortization..............................     (614)    (1,534)
                                                               ------     ------
Intangible assets, net......................................   $1,479     $4,630
                                                               ======     ======

5.  ACQUISITIONS OF ASSETS

    iWorld acquired six, two, nine and four Web sites and related Internet media properties for $230,000, $1.4 million, $3.9 million, and $2.4 million during the years ended September 30, 1996, 1997,

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998 AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998

5.  ACQUISITIONS OF ASSETS (CONTINUED)

1998 and the period from October 1, 1998 through November 23, 1998, respectively. These acquisitions were accounted for as purchases. Certain of these acquisitions provide for contingent payments to be made one year after the acquisition dates based upon the achievement of certain objectives. The acquired Web sites and related Internet media properties had no tangible assets or liabilities and therefore the entire purchase price has been recorded as goodwill and is being amortized over its estimated useful life of three years. The pro forma results for the years ended September 30, 1996, 1997 and 1998 and the period from October 1, 1998 through November 23, 1998, assuming these acquisitions had been made at the beginning of the period, would not be materially different from reported results.

6.  INCOME TAXES

    The operating results of iWorld were included in the consolidated tax returns of Mecklermedia. The methodology for allocating income tax expense to iWorld is set forth in Note 2. For all periods presented, valuation allowances were recorded against income tax benefits generated from the losses from iWorld.

    The provision (benefit) for income taxes consisted of the following (in thousands):

                                                FOR THE YEARS ENDED
                                                   SEPTEMBER 30,             OCTOBER 1, 1998
                                           ------------------------------        THROUGH
                                             1996       1997       1998     NOVEMBER 23, 1998
                                           --------   --------   --------   -----------------
Current provision (benefit):
Federal..................................    $(18)      $(11)      $(37)           $ 43
State....................................      (5)        (3)        (9)             11
                                             ----       ----       ----            ----
                                              (23)       (14)       (46)             54

Deferred provision (benefit):
Federal..................................      18         11         37             (43)
State....................................       5          3          9             (11)
                                             ----       ----       ----            ----
                                             $ --       $ --       $ --            $ --
                                             ====       ====       ====            ====

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998 AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998

6.  INCOME TAXES (CONTINUED)

    At September 30, 1996, 1997 and 1998 and November 23, 1998, iWorld had future federal and state income tax benefits as follows (in thousands):

                                                                 SEPTEMBER 30,
                                                         ------------------------------   NOVEMBER 23,
                                                           1996       1997       1998         1998
                                                         --------   --------   --------   ------------
Net operating losses...................................   $ 602     $ 1,390    $ 2,388       $ 2,559
Excess of amortization of intangibles for financial
  reporting purposes over income taxes.................      46         114        314           307
Excess of depreciation of property and equipment for
  income tax purposes over financial reporting.........     (13)        (44)       (58)          (58)
Reserves recorded for financial reporting purposes.....       9          41         38            99
                                                          -----     -------    -------       -------
Total future federal and state income tax benefits.....     644       1,501      2,682         2,907
Less valuation allowances..............................    (644)     (1,501)    (2,682)       (2,907)
                                                          -----     -------    -------       -------
Deferred income tax asset..............................   $  --     $    --    $    --       $    --
                                                          =====     =======    =======       =======

    At November 23, 1998, iWorld had available net operating loss carryforwards for its federal income tax purposes of approximately $7.0 million which will expire beginning in 2009.

    A reconciliation setting forth the difference between the effective income tax rate of iWorld and the U.S. Federal statutory tax rate is as follows (in thousands):

                                                            FOR THE YEARS ENDED
                                                               SEPTEMBER 30,             OCTOBER 1, 1998
                                                       ------------------------------        THROUGH
                                                         1996       1997       1998     NOVEMBER 23, 1998
                                                       --------   --------   --------   -----------------
Federal statutory tax rate...........................   $ 423      $ 733     $   928          $ 159
State taxes..........................................      61        105         133             23
Losses without income tax benefits...................    (487)      (841)     (1,064)          (183)
Provision for non-deductible expenses................       3          3           3              1
                                                        -----      -----     -------          -----
                                                        $  --      $  --     $    --          $  --
                                                        =====      =====     =======          =====

7.  EMPLOYEE BENEFIT PLAN

    iWorld participated in Mecklermedia's defined contribution plan which qualified under Section 401(k) of the Internal Revenue Code for employees meeting certain service requirements. The plan allowed eligible employees to contribute up to 15% of their compensation to the plan. At the discretion of Mecklermedia's board of directors, Mecklermedia was also able to make contributions dependent on profits each year for the benefit of all eligible employees under the plan. There were no discretionary contributions for any of the periods presented.

                  IWORLD DIVISION OF MECKLERMEDIA CORPORATION
                             (PREDECESSOR BUSINESS)

                   NOTES TO FINANCIAL STATEMENTS (CONTINUED)

           FOR THE YEARS ENDED SEPTEMBER 30, 1996, 1997 AND 1998 AND FOR THE PERIOD FROM OCTOBER 1, 1998 THROUGH NOVEMBER 23, 1998

8.  RELATED PARTY TRANSACTIONS

    The accompanying financial statements include costs for cash management, accounting, legal and network operations that were provided to iWorld by Mecklermedia, in addition to allocated costs for facility charges at shared sites, including rent and equipment usage. Costs for cash management accounting, legal and network operations have been allocated to iWorld based on internet.com management's estimated percentage of the time spent by Mecklermedia employees on iWorld to total department time. The costs for facility charges are based on the percentage of usage by the iWorld Division of Mecklermedia to the overall costs. Such allocations are not necessarily indicative of the costs that would have been incurred if iWorld had been a stand-alone entity.

    Costs allocated to iWorld by Mecklermedia were approximately $440,000, $777,000, $1,185,000 and $150,000 for the years ended September 30, 1996, 1997,
1998, and for the period from October 1, 1998 through November 23, 1998, respectively. For the year ended September 30, 1996, allocated costs of $23,000 and $417,000 were included in cost of revenues and general and administrative expenses, respectively. For the year ended September 30, 1997, allocated costs of $67,000 and $710,000 were included in cost of revenues and general and administrative expenses, respectively. For the year ended September 30, 1998, allocated costs of $100,000 and $1,085,000 were included in cost of revenues and general and administrative expenses, respectively. All of the allocated costs for the period from October 1, 1998 through November 23, 1998, were included in general and administrative expenses. Management believes the allocation methods used are reasonable.

    Mecklermedia funded the working capital requirements of iWorld based upon a centralized cash management system. Division Equity, included in the accompanying financial statements, consists of funding for net losses, working capital requirements and acquisitions. There is no liability to Mecklermedia for these amounts. In addition, no interest has been charged on these transactions.

    Division equity consisted of the following (in thousands):

                                                            SEPTEMBER 30,
                                                    ------------------------------
                                                      1996       1997       1998     NOVEMBER 23, 1998
                                                    --------   --------   --------   ------------------
Division equity at beginning of period............  $   265    $   808    $ 2,144          $6,252
Net losses........................................   (1,244)    (2,155)    (2,731)           (467)
Working capital...................................    1,145      1,092      1,834           1,393
Acquisitions......................................      642      2,399      5,005           2,484
                                                    -------    -------    -------          ------

Division equity at end of period..................  $   808    $ 2,144    $ 6,252          $9,662
                                                    =======    =======    =======          ======

Average division equity during the period.........  $   537    $ 1,476    $ 4,198          $7,957
                                                    =======    =======    =======          ======

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Beverly Hills Software:

    We have audited the accompanying balance sheet of Beverly Hills Software as of December 31, 1998, and the related statements of operations, proprietors' capital and cash flows for the year then ended. These financial statements are the responsibility of Beverly Hills Software management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Beverly Hills Software as of December 31, 1998, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut
November 23, 1999

                             BEVERLY HILLS SOFTWARE

                                 BALANCE SHEETS

                      DECEMBER 31, 1998 AND JULY 31, 1999
                                  (UNAUDITED)

                                                              DECEMBER 31,   JULY 31,
                                                                  1998         1999
                                                              ------------   ---------
                                                                             (UNAUDITED)
                                  ASSETS

CURRENT ASSETS:
  Cash......................................................    $ 123,748    $  98,290
  Accounts receivable.......................................       31,681       90,200
                                                                ---------    ---------
    Total current assets....................................      155,429      188,490

PROPERTY AND EQUIPMENT, net.................................      105,315       89,930
                                                                ---------    ---------
    Total assets............................................    $ 260,744    $ 278,420
                                                                =========    =========

                   LIABILITIES AND PROPRIETORS' CAPITAL

CURRENT LIABILITIES:
  Accounts payable..........................................    $  17,416           --
  Accrued expenses..........................................        4,858           --
  Deferred revenues.........................................       10,500           --
                                                                ---------    ---------
    Total current liabilities...............................       32,774           --

PROPRIETORS' CAPITAL:                                             227,970      278,420
                                                                ---------    ---------
    Total liabilities and proprietors' capital..............    $ 260,744    $ 278,420
                                                                =========    =========

                       See notes to financial statements.

                             BEVERLY HILLS SOFTWARE

                            STATEMENTS OF OPERATIONS

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
           THE SEVEN MONTHS ENDED JULY 31, 1998 AND 1999 (UNAUDITED)

                                                             FOR THE YEAR    FOR THE SEVEN MONTHS
                                                                 ENDED          ENDED JULY 31,
                                                             DECEMBER 31,    --------------------
                                                                 1998          1998       1999
                                                             -------------   --------   ---------
                                                                                 (UNAUDITED)
REVENUES...................................................   $  989,851     $677,452   $498,081
COST OF REVENUES...........................................      175,770       27,795     38,182
                                                              ----------     --------   --------

GROSS PROFIT...............................................      814,081      649,657    459,899
                                                              ----------     --------   --------

OPERATING EXPENSES:
  Advertising, promotion and selling.......................      186,121        1,089         --
  General and administrative...............................      273,108      330,649    288,999
  Depreciation.............................................       34,299       17,870     18,834
                                                              ----------     --------   --------

TOTAL OPERATING EXPENSES...................................      493,528      349,608    307,833
                                                              ----------     --------   --------

OPERATING INCOME...........................................      320,553      300,049    152,066

INTEREST INCOME............................................          194          140         38
                                                              ----------     --------   --------

NET INCOME.................................................   $  320,747     $300,189   $152,104
                                                              ==========     ========   ========

                       See notes to financial statements.

                             BEVERLY HILLS SOFTWARE

                       STATEMENTS OF PROPRIETORS' CAPITAL

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
                THE SEVEN MONTHS ENDED JULY 31, 1999 (UNAUDITED)

                                                                 TOTAL
                                                              PROPRIETORS'
                                                                CAPITAL
                                                              ------------
BALANCE AT DECEMBER 31, 1997................................   $  53,816
Less: Distributions to proprietors..........................    (146,593)
Net income..................................................     320,747
                                                               ---------

BALANCE AT DECEMBER 31, 1998................................     227,970
Less: Distributions to proprietors..........................    (101,654)
Net income (unaudited)......................................     152,104
                                                               ---------

BALANCE AT JULY 31, 1999 (unaudited)........................   $ 278,420
                                                               =========

                       See notes to financial statements.

                             BEVERLY HILLS SOFTWARE

                            STATEMENTS OF CASH FLOWS

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
           THE SEVEN MONTHS ENDED JULY 31, 1998 AND 1999 (UNAUDITED)

                                                                               FOR THE SEVEN MONTHS
                                                          FOR THE YEAR ENDED      ENDED JULY 31,
                                                             DECEMBER 31,      ---------------------
                                                                 1998            1998        1999
                                                          ------------------   ---------   ---------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income............................................       $ 320,747       $300,189    $152,104
  Adjustments to reconcile net income to net cash
    provided by operating activities:
    Depreciation........................................          34,299         17,870      18,834
    Changes in current assets and liabilities:
      Accounts receivable...............................         (31,681)       (87,556)    (58,519)
      Accounts payable..................................          17,416             --     (17,416)
      Accrued expenses..................................           4,858             --      (4,858)
      Deferred revenue..................................          10,500             --     (10,500)
                                                               ---------       --------    --------
        Net cash provided by operating activities.......         356,139        230,503      79,645
                                                               ---------       --------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment...................        (119,212)       (90,353)     (3,449)
                                                               ---------       --------    --------
        Net cash used in investing activities...........        (119,212)       (90,353)     (3,449)
                                                               ---------       --------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Distributions to proprietors..........................        (146,593)       (61,380)   (101,654)
                                                               ---------       --------    --------
        Net cash used in financing activities...........        (146,593)       (61,380)   (101,654)
                                                               ---------       --------    --------
Net change in cash......................................          90,334         78,770     (25,458)

Cash, beginning of period...............................          33,414         33,414     123,748
                                                               ---------       --------    --------
Cash, end of period.....................................       $ 123,748       $112,184    $ 98,290
                                                               =========       ========    ========

                       See notes to financial statements.

                             BEVERLY HILLS SOFTWARE

                         NOTES TO FINANCIAL STATEMENTS

                  FOR THE YEAR ENDED DECEMBER 31, 1998 AND THE
             SEVEN MONTHS ENDED JULY 31, 1998 AND 1999 (UNAUDITED)

1.  ORGANIZATION AND OPERATIONS OF THE PROPRIETORSHIP:

    Beverly Hills Software (the "Proprietorship") is a family proprietorship whose principal place of business is Beverly Hills, California. The Proprietorship is an Internet Web site and e-mail newsletter collectively known as BHS.com, which is primarily intended for consultants and users of Windows NT/2000 as a technical resource.

    On August 5, 1999, an agreement was executed to sell BHS.com, including all related Internet Web site pages content and domain names, as well as subscriber lists and e-mail newsletters to internet.com Corporation.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally five years.

    REVENUE RECOGNITION. Revenue is recognized ratably in the period the advertising is displayed, provided that no significant proprietorship obligations remain and collection of the resulting receivable is probable.

    INCOME TAXES. No provision for federal and state income taxes is reported in the financial statements as the election has been made to be taxed as a proprietorship and therefore, the federal and state income tax effects of the Proprietorship's results of operations are recorded by the owners in their respective income tax returns.

                                AUDITOR'S REPORT

To the General Meeting Shareholders of Sitch AB:

Registered Number 556520-6157

    We have audited the financial statements, the accounts and the administration of the board of directors and the managing director of Sitch AB for the year ended December 31, 1998. These accounts and the administration of the Company are the responsibility of the board of directors and the managing director. Our responsibility is to express an opinion on the financial statements and the administration based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance that the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and their application by the board of directors and the managing director, as well as evaluating the overall presentation of information in the financial statements. We examined significant decisions, actions taken and circumstances of the Company in order to be able to determine the possible liability to the Company of any board member or the managing director or whether they have in some other way acted in contravention of the Companies Act, the Annual Accounts Act or the Articles of Association. We believe that our audit provides a reasonable basis for our opinion set out below.

    In our opinion, the financial statements have been prepared in accordance with the Annual Accounts, consequently we recommend that the income statement and the balance sheet be adopted, and that the profit/loss be dealt with in accordance with the proposal in the Administration Report.

    In our opinion, the board members and the managing directors have not committed any act or been guilty of any omission, which could give rise to any liability to the Company. We therefore recommend that the members of the board of directors and the managing director be discharged from liability for the financial year.

Stockholm, June 16, 1999

                                              Revideco AB

                                    SITCH AB

                                 BALANCE SHEET

                    DECEMBER 31, 1998 AND SEPTEMBER 24, 1999
                                (SWEDISH KRONA)

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                              DECEMBER 31, 1998   SEPTEMBER 24, 1999
                                                              -----------------   ------------------
                                                                                     (UNAUDITED)
                                               ASSETS

CURRENT ASSETS:
  Cash......................................................       SEK 311              SEK  614
  Accounts receivable.......................................           144                    30
  Other current assets......................................            --                   192
                                                                   -------             ---------
    Total current assets....................................           455                   836

PROPERTY AND EQUIPMENT, net.................................            22                   122
OTHER ASSETS................................................            --                    51
                                                                   -------             ---------
    Total assets............................................       SEK 477             SEK 1,009
                                                                   =======             =========

                                LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
  Taxes payable.............................................        SEK 45              SEK   38
  Accrued liabilities.......................................           177                    51
                                                                   -------             ---------
    Total current liabilities...............................           222                    89

DEFERRED TAX LIABILITY......................................            45                    45

SHAREHOLDERS' EQUITY:
  Common stock, SEK 100 par, 1,000 shares issued............           100                   100
  Retained earnings.........................................           110                   775
                                                                   -------             ---------
    Total shareholders' equity..............................           210                   875
                                                                   -------             ---------
    Total liabilities and shareholders' equity..............       SEK 477             SEK 1,009
                                                                   =======             =========

                       See notes to financial statements.

                                    SITCH AB

                            STATEMENTS OF OPERATIONS

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
   THE PERIOD FROM INCEPTION (MARCH 17, 1998) THROUGH SEPTEMBER 30, 1998 AND
          FROM JANUARY 1, 1999 THROUGH SEPTEMBER 24, 1999 (UNAUDITED)
                                (SWEDISH KRONA)
                                 (IN THOUSANDS)

                                                         FOR THE      MARCH 17, 1998   JANUARY 1, 1999
                                                        YEAR ENDED       THROUGH           THROUGH
                                                       DECEMBER 31,   SEPTEMBER 30,     SEPTEMBER 24,
                                                           1998            1998             1999
                                                       ------------   --------------   ---------------
                                                                                (UNAUDITED)
REVENUES.............................................     SEK 572         SEK 62          SEK 2,277
COST OF REVENUES.....................................         372             59              1,555
                                                          -------         ------          ---------
GROSS PROFIT.........................................         200              3                722

UNTAXED RESERVES.....................................          45             --                 --

INTEREST EXPENSE, NET................................          --             --                  7
                                                          -------         ------          ---------
INCOME BEFORE TAXES..................................         155              3                715

INCOME TAXES.........................................          45             --                 --
                                                          -------         ------          ---------
NET INCOME...........................................     SEK 110          SEK 3           SEK  715
                                                          =======         ======          =========

                       See notes to financial statements.

                                    SITCH AB

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
     THE PERIOD FROM JANUARY 1, 1999 THROUGH SEPTEMBER 24, 1999 (UNAUDITED)
                                (SWEDISH KRONA)
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                         COMMON STOCK                      TOTAL
                                                      -------------------   RETAINED   SHAREHOLDERS'
                                                       SHARES     AMOUNT    EARNINGS      EQUITY
                                                      --------   --------   --------   -------------
BALANCE AT DECEMBER 31, 1997........................     500      SEK 50     SEK --        SEK 50

Capital contributions...............................     500          50         --            50
Net income..........................................      --          --        110           110
                                                       -----     -------    -------       -------

BALANCE AT DECEMBER 31, 1998........................   1,000         100        110           210

Less: Distributions to shareholders.................      --          --        (50)          (50)
Net income..........................................      --          --        715           715
                                                       -----     -------    -------       -------

BALANCE AT SEPTEMBER 24, 1999.......................   1,000     SEK 100    SEK 775       SEK 875
                                                       =====     =======    =======       =======

                       See notes to financial statements.

                                    SITCH AB

                            STATEMENTS OF CASH FLOWS

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
   THE PERIOD FROM INCEPTION (MARCH 17, 1998) THROUGH SEPTEMBER 30, 1998 AND
          FROM JANUARY 1, 1999 THROUGH SEPTEMBER 24, 1999 (UNAUDITED)
                                (SWEDISH KRONA)
                                 (IN THOUSANDS)

                                                   FOR THE          MARCH 17, 1998      JANUARY 1, 1999
                                                 YEAR ENDED            THROUGH              THROUGH
                                              DECEMBER 31, 1988   SEPTEMBER 30, 1998   SEPTEMBER 24, 1999
                                              -----------------   ------------------   ------------------
                                                                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................       SEK 110               SEK  3             SEK 715
  Adjustments to reconcile net income to net
    cash provided by operating activities:
    Depreciation............................             1                   --                  --
    Deferred tax liability..................            45                   --                  --
    Changes in current assets and
      liabilities:
      Accounts receivable...................          (144)                  --                 114
      Other assets..........................            --                   --                (243)
      Taxes payable.........................            45                   --                  (7)
      Accrued liabilities...................           177                   (3)               (126)
                                                   -------              -------             -------
        Net cash provided by operating
          activities........................           234                   --                 453
                                                   -------              -------             -------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment.......           (22)                  --                (100)
                                                   -------              -------             -------
        Net cash used in investing
          activities........................           (22)                  --                (100)
                                                   -------              -------             -------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions (distributions).....            50                   14                 (50)
  Borrowings from shareholders..............            --                   22                  --
  Payments to shareholders..................            --                  (33)                 --
                                                   -------              -------             -------
        Net cash provided by (used in)
          financing activities..............            50                    3                 (50)
                                                   -------              -------             -------
Net change in cash..........................           262                    3                 303

Cash, beginning of period...................            49                   --                 311
                                                   -------              -------             -------
Cash, end of period.........................       SEK 311               SEK  3             SEK 614
                                                   =======              =======             =======

                       See notes to financial statements.

                                    SITCH AB

                         NOTES TO FINANCIAL STATEMENTS

                    FOR THE YEAR ENDED DECEMBER 31, 1998 AND
   THE PERIOD FROM INCEPTION (MARCH 17, 1998) THROUGH SEPTEMBER 30, 1998 AND
          FROM JANUARY 1, 1999 THROUGH SEPTEMBER 24, 1999 (UNAUDITED)

1.  ORGANIZATION AND OPERATIONS OF THE COMPANY:

    Sitch AB (the "Company") is a Swedish Company engaged in the business of developing, publishing, marketing, distributing and creating Internet Web sites, including but not limited to THECOUNTER.COM, THEGUESTBOOK.COM and THECGI-BIN.COM, and is the owner of a list of opt-in e-mail names.

    The Company is owned by two individuals who each own 50% of the shares of the Company. On September 24, 1999, an agreement was executed in which internet.com Corporation agreed to purchase all the shares of the Company.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    BASIS OF PRESENTATION. The accompanying financial statements are prepared in accordance with generally accepted accounting principles in Sweden. The only significant difference between these financial statements and those which would be presented in accordance with United States generally accepted accounting principles relates to Untaxed Reserves. According to Swedish law, 20% of taxes payable can be deferred to future periods. Without this 20% allocation, the 1998 results of operations would have been as follows (in thousands):


Income before taxes...............  SEK 200
Income taxes......................       57
                                    -------
Net income........................  SEK 143
                                    =======


    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PROPERTY AND EQUIPMENT. Property and equipment are composed of furniture and fixtures and are recorded at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally five years.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Linux Today:

    We have audited the accompanying balance sheet of Linux Today as of December 31, 1998, and the related statements of operations, partners' capital and cash flows for the period from inception (November 1, 1998) to December 31, 1998. These financial statements are the responsibility of Linux Today's management. Our responsibility is to express an opinion on these financial statements based on our audit.

    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Linux Today as of December 31, 1998, and the results of its operations and its cash flows for the period from inception (November 1, 1998) to December 31, 1998 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut
November 29, 1999

                                  LINUX TODAY

                                 BALANCE SHEETS

              DECEMBER 31, 1998 AND SEPTEMBER 30, 1999 (UNAUDITED)

                                                              DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                              -----------------   ------------------
                                                                                     (UNAUDITED)
                                               ASSETS

CURRENT ASSETS:
  Cash......................................................       $1,365               $ 6,327
  Accounts receivable.......................................        1,300                68,373
                                                                   ------               -------
    Total current assets....................................        2,665                74,700

PROPERTY AND EQUIPMENT, net.................................           --                 6,337
                                                                   ------               -------
    Total assets............................................       $2,665               $81,037
                                                                   ======               =======

                                 LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Accrued liabilities.......................................       $   --               $ 8,000
                                                                   ------               -------
    Total current liabilities...............................           --                 8,000
                                                                   ------               -------

PARTNERS' CAPITAL:
  Partners' capital.........................................        1,689                 1,689
  Retained earnings.........................................          976                71,348
                                                                   ------               -------
    Total partners' capital.................................        2,665                73,037
                                                                   ------               -------
    Total liabilities and partners' capital.................       $2,665               $81,037
                                                                   ======               =======

                       See notes to financial statements.

                                  LINUX TODAY

                            STATEMENTS OF OPERATIONS

   FOR THE PERIOD FROM INCEPTION (NOVEMBER 1, 1998) TO DECEMBER 31, 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                              NOVEMBER 1, 1998       NINE MONTHS
                                                                     TO                 ENDED
                                                             DECEMBER 31, 1998    SEPTEMBER 30, 1999
                                                             ------------------   ------------------
                                                                                     (UNAUDITED)
REVENUES...................................................        $2,802              $168,390
COST OF REVENUES...........................................         1,055                81,837
                                                                   ------              --------
GROSS PROFIT...............................................         1,747                86,553
                                                                   ------              --------
OPERATING EXPENSES:
  Advertising, promotion and selling.......................           606                 6,571
  General and administrative...............................           165                 9,204
  Depreciation.............................................            --                   406
                                                                   ------              --------
TOTAL OPERATING EXPENSES...................................           771                16,181
                                                                   ------              --------
NET INCOME.................................................        $  976              $ 70,372
                                                                   ======              ========

                       See notes to financial statements.

                                  LINUX TODAY

                        STATEMENTS OF PARTNERS' CAPITAL

   FOR THE PERIOD FROM INCEPTION (NOVEMBER 1, 1998) TO DECEMBER 31, 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                              PARTNERS'
                                                               CAPITAL                 TOTAL
                                                              ---------   RETAINED   PARTNERS'
                                                               AMOUNT     EARNINGS    CAPITAL
                                                              ---------   --------   ---------
BALANCE AT NOVEMBER 1, 1998.................................  $     --    $     --   $     --
Capital contributions.......................................     1,689          --      1,689
Net income..................................................        --         976        976
                                                              --------    --------   --------
BALANCE AT DECEMBER 31, 1998................................     1,689         976      2,665
Net income (unaudited)......................................        --      70,372     70,372
                                                              --------    --------   --------
BALANCE AT SEPTEMBER 30, 1999 (unaudited)...................  $  1,689    $ 71,348   $ 73,037
                                                              ========    ========   ========

                       See notes to financial statements.

                                  LINUX TODAY

                            STATEMENTS OF CASH FLOWS

   FOR THE PERIOD FROM INCEPTION (NOVEMBER 1, 1998) TO DECEMBER 31, 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

                                                             NOVEMBER 1, 1998
                                                                    TO           NINE MONTHS ENDED
                                                             DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                             -----------------   ------------------
                                                                                    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................................        $   976             $ 70,372
  Adjustments to reconcile net income to net cash (used in)
    provided by operating activities:
    Depreciation...........................................             --                  406
    Changes in current assets and liabilities:
      Accounts receivable..................................         (1,300)             (67,073)
      Accrued liabilities..................................             --                8,000
                                                                   -------             --------
        Net cash (used in) provided by operating
          activities.......................................           (324)              11,705
                                                                   -------             --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property and equipment......................             --               (6,743)
                                                                   -------             --------
        Net cash used in investing activities..............             --               (6,743)
                                                                   -------             --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Capital contributions....................................          1,689                   --
                                                                   -------             --------
        Net cash provided by financing activities..........          1,689                   --
                                                                   -------             --------
Net change in cash.........................................          1,365                4,962

Cash, beginning of period..................................             --                1,365
                                                                   -------             --------
Cash, end of period........................................        $ 1,365             $  6,327
                                                                   =======             ========

                       See notes to financial statements.

                                  LINUX TODAY

                         NOTES TO FINANCIAL STATEMENTS

   FOR THE PERIOD FROM INCEPTION (NOVEMBER 1, 1998) TO DECEMBER 31, 1998 AND
              THE NINE MONTHS ENDED SEPTEMBER 30, 1999 (UNAUDITED)

1.  ORGANIZATION AND OPERATIONS OF THE PARTNERSHIP:


    Linux Today (the "Partnership") commenced operations in November 1998 and is engaged in the ownership and operation of various assets including the Internet Web sites and e-mail newsletter collectively known as linuxtoday.com and eltoday.com.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

    USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

    PROPERTY AND EQUIPMENT. Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, generally five years.

    REVENUE RECOGNITION. Revenue is recognized ratably in the period the advertising is displayed provided that no significant partnership obligations remain and collection of the resulting receivable is probable.


    INCOME TAXES. No provision for federal and state income taxes is reported in the financial statements as the election has been made to be taxed as a partnership, and therefore, the federal and state income tax effects of the results of operations of the Partnership are recorded by the partners in their respective income tax returns.


3.  SUBSEQUENT EVENT:

    On October 14, 1999, an agreement was executed to sell the business of Linux Today, including all related Internet Web site pages, content and domain names, as well as subscriber lists and e-mail newsletters to internet.com Corporation.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors of
Akula Internet Publishing, Inc.
San Jose, California:



    We have audited the accompanying balance sheet of Akula Internet Publishing, Inc. (a development stage company) as of September 30, 1999, and the related statements of operations, retained earnings, changes in stockholders' equity and cash flows for the period from October 6, 1998 (inception) through September 30, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



    We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Akula Internet Publishing, Inc. as of September 30, 1999 and the results of its operations and its cash flows for the period then ended in conformity with generally accepted accounting principles.



                                          TOBKIN, CHIANG AND HAMMON



San Jose, California
November 27, 1999

                        AKULA INTERNET PUBLISHING, INC.



                                 BALANCE SHEET



                               SEPTEMBER 30, 1999



                                 ASSETS

CURRENT ASSETS:
  Cash......................................................   $ 61,526
  Accounts receivable.......................................     75,242
  Prepaid expenses..........................................      6,152
                                                               --------
    Total current assets....................................    142,920

FIXED ASSETS:
  Office equipment & computers..............................     52,263
  Accumulated depreciation..................................     (9,038)
                                                               --------
    Net fixed assets........................................     43,225
                                                               --------
    Total assets............................................   $186,145
                                                               ========

                  LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..........................................   $  8,038
  Accrued expenses..........................................      4,256
  Income taxes payable......................................     33,700
                                                               --------
    Total current liabilities...............................     45,994

STOCKHOLDERS' EQUITY:
  Common stock..............................................     68,120
  Retained earnings.........................................     72,031
                                                               --------
    Total stockholders' equity..............................    140,151
                                                               --------
    Total liabilities and stockholders' equity..............   $186,145
                                                               ========



                  See accompanying notes and auditors' report.

                        AKULA INTERNET PUBLISHING, INC.



                 STATEMENTS OF OPERATIONS AND RETAINED EARNINGS



     FOR THE PERIOD FROM INCEPTION (OCTOBER 6, 1998) TO SEPTEMBER 30, 1999



REVENUES....................................................  $426,591

OPERATING EXPENSES
  Salaries and wages........................................   127,158
  Bad debts.................................................    24,756
  Bank charges..............................................       461
  Consulting................................................    73,732
  Commissions...............................................     8,290
  Depreciation..............................................     9,038
  Insurance.................................................     4,447
  Interest..................................................       750
  Internet charges..........................................     1,203
  Office expenses...........................................     3,015
  Professional fees.........................................    16,053
  Rent......................................................    12,131
  Payroll service charge....................................       592
  Telephone.................................................    12,153
  Travel....................................................    16,553
  Utilities.................................................       865
  Web server hosting........................................     8,863
                                                              --------
    TOTAL OPERATING EXPENSES................................   320,060
    OPERATING PROFIT........................................   106,531
    INCOME TAXES............................................    34,500
                                                              --------
    NET PROFIT..............................................    72,031
RETAINED EARNINGS--October 6, 1998..........................        --
                                                              --------
RETAINED EARNINGS--September 30, 1999.......................  $ 72,031
                                                              ========



                  See accompanying notes and auditors' report.

                        AKULA INTERNET PUBLISHING, INC.



                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY



     FOR THE PERIOD FROM INCEPTION (OCTOBER 6, 1998) TO SEPTEMBER 30, 1999



                                                               COMMON    RETAINED
                                                               STOCK     EARNINGS    TOTAL
                                                              --------   --------   --------
BALANCE AT OCTOBER 6, 1998..................................  $    --    $    --    $     --
Stock issued
  Sale of 8,910,000 shares of common stock at $0.003975 per
    share,
    no par value............................................   35,420         --      35,420
  Sale of 1,090,000 shares of common stock at $0.03 per
    share,
    no par value............................................   32,700         --      32,700
Net profit..................................................       --     72,031      72,031
                                                              -------    -------    --------
BALANCE AT SEPTEMBER 30, 1999...............................  $68,120    $72,031    $140,151
                                                              =======    =======    ========



                  See accompanying notes and auditors' report.

                        AKULA INTERNET PUBLISHING, INC.



                            STATEMENTS OF CASH FLOWS



     FOR THE PERIOD FROM INCEPTION (OCTOBER 6, 1998) TO SEPTEMBER 30, 1999




CASH FLOWS FROM OPERATING ACTIVITIES:
  Net profit................................................  $ 72,031
  Adjustments to reconcile net profit to net cash provided
    by operating activities:
    Depreciation............................................     9,038
    Increase in accounts receivable.........................   (75,242)
    Increase in prepaid expenses............................    (6,152)
    Increase in accounts payable............................     8,038
    Increase in accrued expenses............................     4,256
    Increase in income taxes payable........................    33,700
                                                              --------
        NET CASH PROVIDED BY OPERATING ACTIVITIES...........    45,669
                                                              --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of fixed assets...............................   (52,263)
  Common stock..............................................    68,120
                                                              --------
        NET CASH PROVIDED BY INVESTING ACTIVITIES...........    15,857
                                                              --------

NET INCREASE IN CASH........................................    61,526
CASH--October 6, 1998.......................................        --
                                                              --------
CASH--September 30, 1999....................................  $ 61,526
                                                              ========
Total interest paid from October 6, 1998 through
  September 30, 1999........................................  $    750
                                                              ========
Total taxes paid from October 6, 1998 through September 30,
  1999......................................................  $    800
                                                              ========



                  See accompanying notes and auditors' report.

                        AKULA INTERNET PUBLISHING, INC.



                         NOTES TO FINANCIAL STATEMENTS



                               SEPTEMBER 30, 1999



NOTE A--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



    This summary of significant accounting policies of Akula Internet Publishing, Inc. is presented to assist in understanding the Company's financial statements. The financial statements and notes are representations of the Company's management who is responsible for their integrity and objectivity. These accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.



    NATURE OF BUSINESS. The Company operates a Web site on the internet under the name SharkyExtreme.com. The Web site was created in October 1998 to provide technical information on the latest computer hardware and software. The source of revenue is mainly from selling advertising space on the Web site to other vendors on the Internet. The Company grants credit to customers in the technology industry throughout the world. Consequently, the Company's ability to collect the amounts due from customers is affected by economic fluctuations in the industry.



    CASH AND CASH EQUIVALENTS. For purposes of the statement of cash flows, the Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. The Company currently uses a national bank and its deposits during the year are insured up to $100,000 by federal depository insurance.



    DEPRECIATION OF FIXED ASSETS. Fixed assets are carried at cost. Depreciation of fixed assets are provided using the straight-line method for financial reporting purposes of rates based on the following estimated useful lives:



                                                               YEARS
                                                              --------
Computer equipment..........................................      5
Furniture and fixtures......................................      7
Leasehold Improvements......................................     15



    For federal income tax purposes, depreciation is computed using the modified accelerated cost recovery system. Expenditures for major renewals and improvements that extend the useful lives of fixed assets are capitalized. Expenditures for maintenance and repairs are charged to expense as incurred.



NOTE B--ACCOUNTS RECEIVABLE:



    The Company commenced sales in October 1998. The accounts receivable balance as of September 30, 1999 is as follows:




Accounts receivable.........................................  $ 99,998
Less bad debt reserve.......................................   (24,756)
                                                              --------
Net accounts receivable.....................................  $ 75,242
                                                              ========



NOTE C--RENT ARRANGEMENTS:



    The Company conducts its operations from facilities in southern California that are rented under a month-to-month rental agreement. Monthly rents approximate $1,000 per month.

                        AKULA INTERNET PUBLISHING, INC.

                               SEPTEMBER 30, 1999



NOTE D--COMMON STOCK:



    The common stock as of September 30, 1999 consists of the following:



                                                                SHARES
                                                              ----------
Common stock authorized.....................................  10,000,000
Common stock issued.........................................  10,000,000



    10,000,000 shares of common stock issued consist of 8,910,000 shares sold at $0.003975 per share and 1,090,000 shares sold at $0.03 per share. The shares of common stock issued have no par value.



NOTE E--INCOME TAXES:



    The income tax expense for the period ending September 30, 1999 consists of the following:




Federal income tax..........................................  $25,000
State income tax............................................    9,500
                                                              -------
Total income tax expense....................................  $34,500
                                                              =======



    The Company keeps its books under the accrual basis of accounting and files its income tax returns under the cash basis of accounting.

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION


    The following unaudited pro forma condensed combined financial statements give effect to the acquisition by internet.com Corporation of Beverly Hills Software, Sitch AB, Linux Today and Akula Internet Publishing, Inc. in business combinations accounted for by the purchase method of accounting. The unaudited pro forma condensed combined financial statements are derived from the historical financial statements of internet.com Corporation, Beverly Hills Software, Sitch AB, Linux Today and Akula Internet Publishing, Inc.



    Since the acquisition of Beverly Hills Software and Sitch AB were consummated prior to September 30, 1999, their effect has already been reflected in internet.com Corporation's September 30, 1999 consolidated balance sheet. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 1998 and for the nine months ended September 30, 1999 give effect to the acquisitions of Beverly Hills Software, Sitch AB, Linux Today and Akula Internet Publishing, Inc. as if they had occurred at the beginning of the period. The pro forma adjustments are based on certain assumptions that management believes are reasonable under the circumstances. The pro forma information is not necessarily indicative of the results that would have been reported had such events actually occurred on the dates specified, nor is it intended to project internet.com Corporation's results of operations or financial position for any future period or date. The information set forth should be read in conjunction with internet.com Corporation's audited financial statements for the year ended December 31, 1998 and the unaudited financial statements of internet.com Corporation for the nine months ended September 30, 1999 included elsewhere in this prospectus, and the audited financial statements of Beverly Hills Software, Sitch AB, Linux Today and Akula Internet Publishing, Inc. included elsewhere in this prospectus.

                            INTERNET.COM CORPORATION

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               SEPTEMBER 30, 1999
                                 (IN THOUSANDS)


                                                       LINUX
                                      INTERNET.COM     TODAY        AKULA       PRO FORMA          PRO FORMA
                                       HISTORICAL    HISTORICAL   HISTORICAL   ADJUSTMENTS         BALANCES
                                      ------------   ----------   ----------   -----------         ---------
                                          ASSETS
CURRENT ASSETS:
  Cash..............................    $ 30,211       $    6        $ 62        $(6,862)(a)       $ 23,417
  Accounts receivable, net..........       3,671           69          75             --              3,815
  Prepaids and other................         202           --           6             --                208
                                        --------       ------        ----        -------           --------
    Total current assets............      34,084           75         143         (6,862)            27,440
                                        --------       ------        ----        -------           --------

PROPERTY AND EQUIPMENT, net.........       2,241           --          43             --              2,284

INTANGIBLE ASSETS, net..............      28,140            6          --          6,649 (a)(b)      34,795

INVESTMENT IN INTERNET.COM VENTURE
  FUND I LLC........................         600           --          --             --                600

OTHER ASSETS........................         377           --          --             --                377
                                        --------       ------        ----        -------           --------
    Total assets....................    $ 65,442       $   81        $186        $  (213)          $ 65,496
                                        ========       ======        ====        =======           ========

                           LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
  Accounts payable..................    $    755       $    8        $  8        $    --           $    771
  Accrued payroll and related
    expenses........................       1,259           --          --             --              1,259
  Accrued expenses and other........       1,701           --          38             --              1,739
  Accrued Web site acquisition
    payments........................         816           --          --             --                816
  Deferred revenues.................         650           --          --             --                650
                                        --------       ------        ----        -------           --------
    Total current liabilities.......       5,181            8          46             --              5,235
                                        --------       ------        ----        -------           --------

ACCRUED WEB SITE ACQUISITION
  PAYMENTS..........................         394           --          --             --                394
                                        --------       ------        ----        -------           --------
    Total liabilities...............       5,575            8          --             --              5,629
                                        --------       ------        ----        -------           --------

STOCKHOLDERS' EQUITY:
  Common stock......................         233            2          68            (70)(a)            233
  Additional paid-in capital........      70,863           --          --             --             70,863
  Accumulated deficit...............     (11,229)          71          72           (143)(a)(b)(c)  (11,229)
                                        --------       ------        ----        -------           --------
    Total stockholders' equity......      59,867           73         140           (213)(a)         59,867
                                        --------       ------        ----        -------           --------
    Total liabilities and
      stockholders' equity..........    $ 65,442       $   81        $186        $  (213)          $ 65,496
                                        ========       ======        ====        =======           ========



(a) To record the acquisition of Linux Today and Akula Internet Publishing.



(b) To record the preliminary purchase price allocation for the acquisition of Linux Today and Akula Internet Publishing.

                            INTERNET.COM CORPORATION

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                                            LINUX
                          INTERNET.COM     SITCH AB           BHS           TODAY         AKULA       PRO FORMA    PRO FORMA
                           HISTORICAL    HISTORICAL(A)   HISTORICAL(B)    HISTORICAL    HISTORICAL   ADJUSTMENTS   BALANCES
                          ------------   -------------   -------------    ----------    ----------   -----------   ---------
REVENUES................    $  8,598         $  277          $  498         $  168         $400        $    --     $  9,941
COST OF REVENUES........       4,938            189              38             82          210             --        5,457
                            --------         ------          ------         ------         ----        -------     --------

GROSS PROFIT............       3,660             88             460             86          190             --        4,484
                            --------         ------          ------         ------         ----        -------     --------

OPERATING EXPENSES:
  Advertising, promotion
    and selling.........       4,649             --              --              7           --             --        4,656
  General and
    administrative......       2,742             --             289              9           68             --        3,108
  Depreciation..........         413             --              19             --            7             --          439
  Amortization..........       6,372             --              --             --           --          3,260 (c)    9,632
  Non-cash compensation
    charge..............       7,975             --              --             --           --             --        7,975
                            --------         ------          ------         ------         ----        -------     --------

TOTAL OPERATING
  EXPENSES..............      22,151             --             308             16           75          3,260       25,810
                            --------         ------          ------         ------         ----        -------     --------

OPERATING LOSS..........     (18,491)            88             152             70          115         (3,260)     (21,326)

INTEREST EXPENSE, NET...         381             (1)             --             --           --             --          380

INCOME TAXES............          --             --              --             --          (35)            35           --
                            --------         ------          ------         ------         ----        -------     --------

NET LOSS................    $(18,110)        $   87          $  152         $   70         $ 80        $(3,225)    $(20,946)
                            ========         ======          ======         ======         ====        =======     ========
Basic and diluted net
  loss
  per share.............    $  (0.94)                                                                              $  (1.03)
                            ========                                                                               ========
Common shares used to
  compute basic and
  diluted net loss per
  share.................      19,326                                                                                 20,258
                            ========                                                                               ========


------------------------

(a) Reflects results of Sitch AB from January 1, 1999 to September 24, 1999.

(b) Reflects results of BHS from January 1, 1999 to August 4, 1999.


(c) To record amortization of goodwill over a three year period.

                                INTERNET.COM LLC

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS


                      FOR THE YEAR ENDED DECEMBER 31, 1998
                    (IN THOUSANDS EXCEPT PER SHARE AMOUNTS)



                                            IWORLD
                                          DIVISION OF                                LINUX
                         INTERNET.COM    MECKLERMEDIA     SITCH AB       BHS         TODAY        AKULA       PRO FORMA    PRO FORMA
                         HISTORICAL(A)   HISTORICAL(B)   HISTORICAL   HISTORICAL   HISTORICAL   HISTORICAL   ADJUSTMENTS   BALANCES
                         -------------   -------------   ----------   ----------   ----------   ----------   -----------   ---------
REVENUES...............     $  772          $ 4,322         $ 72         $990         $  3          $21        $    --     $  6,180

COST OF REVENUES.......        403            2,627           52          176            1           22             --        3,281
                            ------          -------         ----         ----         ----          ---        -------     --------
GROSS PROFIT...........        369            1,695           20          814            2           (1)            --        2,899
                            ------          -------         ----         ----         ----          ---        -------     --------

OPERATING EXPENSES:
  Advertising,
    promotion and
    selling............        239            1,847           --          186            1           --             --        2,273
  General and
    administrative.....        449            1,544           --          273           --            1             --        2,697
  Depreciation.........         15              496           --           34           --            2             --          547
  Amortization.........        632            1,006           --           --           --           --          4,347 (c)    5,985
                            ------          -------         ----         ----         ----          ---        -------     --------

TOTAL OPERATING
  EXPENSES.............      1,335            4,893           --          493            1            3          4,347       11,072
                            ------          -------         ----         ----         ----          ---        -------     --------

OPERATING LOSS.........       (966)          (3,198)          20          321            1           (4)        (4,347)      (8,173)

INTEREST EXPENSE,
  NET..................         (8)              --           --           --           --           --             --       (8)(c)

INCOME TAXES...........         --               --           (6)          --           --           --             --           (6)
                            ------          -------         ----         ----         ----          ---        -------     --------

NET LOSS...............     $ (974)         $(3,198)        $ 14         $321         $  1          $(4)       $(4,347)    $ (8,187)
                            ======          =======         ====         ====         ====          ===        =======     ========
Basic and diluted net
  loss per share.......     $(0.06)                                                                                        $   (.48)
                            ======                                                                                         ========
Common shares used to
  compute basic and
  diluted net loss per
  share................     16,216                                                                                           17,148
                            ======                                                                                         ========


------------------------

(a) Represents the financial data of the internet.com LLC for the period from inception (November 24, 1998) to December 31, 1998.

(b) Represents the financial data of the iWorld Division of Mecklermedia Corporation from January 1, 1998 to November 23, 1998.


(c) To record amortization of goodwill over a three year period.

Inside Back Cover


[Artwork for prospectus inside back cover page shows the internet.com logo surrounded by the names of internet.com's 89 Web sites.]


Outside Back Cover

[Artwork for prospectus outside back cover page consists of the internet.com logo, tag line and universal resource locator]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                3,750,000 SHARES

                                     [LOGO]

                                  COMMON STOCK

                                 --------------

                                   PROSPECTUS

                                 --------------


                                   CHASE H&Q
                               ROBERTSON STEPHENS
                           U.S. BANCORP PIPER JAFFRAY
                            WILLIAM BLAIR & COMPANY


                                  ------------


                                        , 2000


                                ---------------

    YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN THIS PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS. WE ARE OFFERING TO SELL, AND SEEKING OFFERS TO BUY, SHARES OF COMMON STOCK ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF OUR COMMON STOCK.

    NO ACTION IS BEING TAKEN IN ANY JURISDICTION OUTSIDE THE UNITED STATES TO PERMIT A PUBLIC OFFERING OF OUR COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN THAT JURISDICTION. PERSONS WHO COME INTO POSSESSION OF THIS PROSPECTUS IN JURISDICTIONS OUTSIDE THE UNITED STATES ARE REQUIRED TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THIS OFFERING AND THE DISTRIBUTION OF THIS PROSPECTUS APPLICABLE TO THAT JURISDICTION.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The expenses to be paid by the Registrant in connection with this offering are as follows. All amounts other than the Securities and Exchange Commission registration fee, National Association of Securities Dealers filing fee and Nasdaq National Market application fee are estimates.


Securities and Exchange Commission registration fee.........  $  60,340.50
National Association of Securities Dealers filing fee.......     19,960.16
Nasdaq National Market listing fee..........................     17,500.00
Printing....................................................    300,000.00
Legal fees and expenses.....................................    150,000.00
Accounting fees and expenses................................     85,000.00
Blue Sky fees and expenses..................................      5,000.00
Transfer agent and registrar fees...........................     10,000.00
Miscellaneous...............................................     52,199.34
                                                              ------------
    Total...................................................  $ 700,000.00
                                                              ============



ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.


    Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities including reimbursement for expenses incurred arising under the Securities Act of 1933, as amended.

    As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders,
(ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) under section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases or (iv) for any transaction from which the director derived an improper personal benefit.

    As permitted by the Delaware General Corporation Law, the Bylaws of the Registrant provide that (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions, (ii) the Registrant may indemnify its other employees and agents as set forth in the Delaware General Corporation Law, (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions and (iv) the rights conferred in the Bylaws are not exclusive.

    The Registrant has entered into Indemnification Agreements with each of its directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Amended and Restated Certificate of Incorporation and to provide additional procedural protections. Except as described in the prospectus contained in this Registration Statement, at present there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

    Reference is also made to the underwriting agreement, which provides for the indemnification of officers, directors and controlling persons of the Registrant against certain liabilities. The indemnification provision in the Registrant's Amended and Restated Certificate of Incorporation, Bylaws and the Indemnification Agreements entered into between the Registrant and each of its directors and executive officers may be sufficiently broad to permit indemnification of the Registrant's directors and executive officers for liabilities arising under the Securities Act of 1933, as amended.

    The Registrant, with approval by the Registrant's Board of Directors, has obtained directors' and officers' liability insurance.

    Reference is made to the following documents filed as exhibits to this registration statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                                      EXHIBIT NUMBER
--------                                                      --------------
Underwriting Agreement......................................        1.01
Amended and Restated Certificate of Incorporation of
  Registrant................................................        3.01
Bylaws of Registrant........................................        3.02
Form of Indemnification Agreement...........................       10.01

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

    Upon the closing of our initial public offering in June 1999, internet.com LLC was converted into a corporation and all membership interests were converted into common stock of the Registrant at the rate of 16,215.891 shares per membership unit. The share numbers in this table give effect to the conversion of internet.com LLC into a corporation immediately prior to the closing of our initial public offering.

    All sales were made in reliance on Rule 506 of Regulation D promulgated under the Securities Act of 1933, as amended. These sales were made without general solicitation or advertising. Each purchaser was an "accredited investor" or a sophisticated investor with access to all relevant information necessary to evaluate the investment who represented to the Registrant that the shares were being acquired for investment.


                                                                            NUMBER OF
                                                                              SHARES
                                                    TITLE OF    NUMBER OF     AFTER        AGGREGATE         FORM OF
NAME                             DATE(S) OF SALE   SECURITIES     UNITS     CONVERSION   PURCHASE PRICE   CONSIDERATION
----                             ---------------   ----------   ---------   ----------   --------------   -------------
William A. Shutzer.............  March 1999        Units          25         405,397       $1,000,000     Cash

Internet World Media, Inc......  March 1999        Units          11.149     180,772       $  445,949     Cash

James S. Mulholland III........  March 1999        Units           3.125      50,675       $  125,000     Cash

Marie Mulholland Flatness......  March 1999        Units           3.125      50,675       $  125,000     Cash

New River Capital Partners.....  March 1999        Units           3.125      50,675       $  125,000     Cash

Certain Employees, Officers and
  Directors of the
  Registrant...................  March 1999        Units          10.5       170,267       $  420,000     Cash

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

    (a) Exhibits:


       EXHIBIT NUMBER                              EXHIBIT TITLE
    ---------------------                          -------------
            1.01            Form of Underwriting Agreement to be entered into by and
                              among the Registrant and Hambrecht & Quist LLC, BancBoston
                              Robertson Stephens Inc., U.S. Bancorp Piper Jaffray Inc.
                              and William Blair & Company, L.L.C.

            2.01*           Merger Agreement, dated June 24, 1999, between internet.com
                              LLC and the Registrant

            3.01*           Registrant's Amended and Restated Certificate of
                              Incorporation

            3.02*           Registrant's Bylaws

            4.01*           Specimen Stock Certificate for the Registrant's Common Stock

            4.02*           Registration Rights Agreement, dated as of November 24,
                              1998, by and among internet.com LLC and Internet World
                              Media, Inc.

            5.01            Opinion of Willkie Farr & Gallagher regarding the legality of the securities being registered

           10.01*           Form of Indemnification Agreement entered into between the
                              Registrant and each of its directors and executive
                              officers

           10.02*           Services Agreement by and among Penton Media, Inc., Internet
                              World Media, Inc. and internet.com LLC, dated as of
                              November 24, 1998

           10.03*           Trademark Co-License Agreement by and between Internet World
                              Media, Inc. and internet.com LLC, dated as of November 24,
                              1998

           10.04*           Copyright Co-License Agreement by and between Internet World
                              Media, Inc. and internet.com LLC, dated as of November 24,
                              1998

           10.05*           Registrant's 1999 Stock Incentive Plan

           10.06*           Employment Agreement between the Registrant and Christopher
                              S. Cardell, dated as of November 24, 1998

           10.07*           Employment Agreement between the Registrant and Christopher
                              J. Baudouin, dated as of November 24, 1998

           10.08*           Specimen Advertising Insertion Order

           21.01            Subsidiaries of the Registrant

           23.01            Consent of Willkie Farr & Gallagher (included in Exhibit
                              5.01)

           23.02            Consent of Arthur Andersen LLP

           23.03            Consent of Revideco AB

           23.04            Consent of Tobkin, Chiang and Hammon

           24.01**          Power of Attorney (included on signature page to this
                              Registration Statement)

           27.01**          Financial Data Schedule (EDGAR Version Only)


------------------------


* Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-76331).



+   To be filed by amendment.



**  Previously filed.


    (b) Financial Statement Schedule

ITEM 17.  UNDERTAKINGS.

    The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the purchase agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Darien, State of Connecticut, on the 11th day of January 2000.



                                                       iNTERNET.COM CORPORATION

                                                       By:             /s/ ALAN M. MECKLER
                                                            -----------------------------------------
                                                                         Alan M. Meckler
                                                               CHAIRMAN AND CHIEF EXECUTIVE OFFICER



                        NAME                                     TITLE(S)                   DATE
                        ----                                     --------                   ----
                 /s/ ALAN M. MECKLER
     -------------------------------------------       Director, Chairman and Chief   January 11, 2000
                   Alan M. Meckler                       Executive Officer

                          *
     -------------------------------------------       Director, President and Chief  January 11, 2000
               Christopher S. Cardell                    Operating Officer

                          *
     -------------------------------------------       Chief Financial Officer        January 11, 2000
               Christopher J. Baudouin

                          *
     -------------------------------------------       Director                       January 11, 2000
                   Gilbert F. Bach

                          *
     -------------------------------------------       Director                       January 11, 2000
                  Michael J. Davies

               /s/ WILLIAM A. SHUTZER
     -------------------------------------------       Director                       January 11, 2000
                 William A. Shutzer



*By:                   /s/ ALAN M. MECKLER
             --------------------------------------          Attorney-in-Fact               January 11, 2000
                         Alan M. Meckler

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

To the Board of Directors of internet.com LLC:

    We have audited in accordance with generally accepted auditing standards the financial statements of internet.com LLC included in this registration statement and have issued our report thereon dated June 21, 1999. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The financial statement schedule on the following page is the responsibility of the company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          ARTHUR ANDERSEN LLP

Stamford, Connecticut
June 21, 1999

                 SCHEDULE II--VALUATION AND QUALIFYING ACCOUNTS
                        ALLOWANCE FOR DOUBTFUL ACCOUNTS
                                INTERNET.COM LLC
                                 (IN THOUSANDS)

                                                             NOVEMBER 24, 1998      NINE MONTHS
                                                                  THROUGH              ENDED
                                                             DECEMBER 31, 1998   SEPTEMBER 30, 1999
                                                             -----------------   ------------------
                                                                                    (UNAUDITED)
Balance, beginning of period...............................      $      --              $ 42
Additions charged to statement of operations...............             42               351
                                                                 ---------              ----
Balance, end of period.....................................      $      42              $393
                                                                 =========              ====

NOTE:

    Immediately prior to the closing of its initial public offering, internet.com LLC converted its business form to a corporation. This reorganization was effected by merging internet.com LLC into a newly-formed Delaware corporation called internet.com Corporation. Each member of internet.com LLC received shares of internet.com Corporation common stock in exchange for their membership units at a rate of 16,215.891 shares per membership unit. All share and per share data have been retroactively adjusted to reflect the reorganization.

                                 EXHIBIT INDEX


   EXHIBIT NUMBER                              EXHIBIT TITLE
---------------------                          -------------
        1.01            Form of Underwriting Agreement to be entered into by and
                        among the Registrant and Hambrecht & Quist LLC, BancBoston
                        Robertson Stephens Inc., U.S. Bancorp Piper Jaffray Inc. and
                        William Blair & Company, L.L.C.

        2.01*           Merger Agreement, dated June 24, 1999, between internet.com
                        LLC and the Registrant

        3.01*           Registrant's Amended and Restated Certificate of
                        Incorporation

        3.02*           Registrant's Bylaws

        4.01*           Specimen Stock Certificate for the Registrant's Common Stock

        4.02*           Registration Rights Agreement, dated as of November 24,
                        1998, by and among internet.com LLC and Internet World
                        Media, Inc.

        5.01 Opinion of Willkie Farr & Gallagher regarding the legality of the securities being registered

       10.01*           Form of Indemnification Agreement entered into between the
                        Registrant and each of its directors and executive officers

       10.02*           Services Agreement by and among Penton Media, Inc., Internet
                        World Media, Inc. and internet.com LLC, dated as of November
                        24, 1998

       10.03*           Trademark Co-License Agreement by and between Internet World
                        Media, Inc. and internet.com LLC, dated as of November 24,
                        1998

       10.04*           Copyright Co-License Agreement by and between Internet World
                        Media, Inc. and internet.com LLC, dated as of November 24,
                        1998

       10.05*           Registrant's 1999 Stock Incentive Plan

       10.06*           Employment Agreement between the Registrant and Christopher
                        S. Cardell, dated as of November 24, 1998

       10.07*           Employment Agreement between the Registrant and Christopher
                        J. Baudouin, dated as of November 24, 1998

       10.08*           Specimen Advertising Insertion Order

       21.01            Subsidiaries of the Registrant

       23.01            Consent of Willkie Farr & Gallagher (included in Exhibit
                        5.01)

       23.02            Consent of Arthur Andersen LLP

       23.03            Consent of Revideco AB

       23.04            Consent of Tobkin, Chiang and Hammon

       24.01** Power of Attorney (included on signature page to this Registration Statement)

       27.01**          Financial Data Schedule (EDGAR Version Only)


------------------------

* Incorporated herein by reference to the Registrar's Registration Statement on Form S-1 (File No. 333-76331).

+   To be filed by amendment.


**  Previously filed.